 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996

                                                      REGISTRATION NO. 333-4455
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 1

                               ON FORM S-1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                        HOMESTEAD VILLAGE INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     7011                    74-2770966
         MARYLAND             (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF         CLASSIFICATION CODE
                                   NUMBER)

     INCORPORATION OR         125 LINCOLN AVENUE
      ORGANIZATION)       SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          JEFFREY A. KLOPF, SECRETARY
                        HOMESTEAD VILLAGE INCORPORATED
                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPY TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 782-0600

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


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

                        HOMESTEAD VILLAGE INCORPORATED

                                  PROSPECTUS

                            17,749,735 SHARES

                               COMMON STOCK

                        (PAR VALUE $.01 PER SHARE)

                     10,000,000 WARRANTS TO PURCHASE

                               COMMON STOCK

                               ----------------

  This Prospectus of Homestead Village Incorporated ("Homestead") is being used in connection with the distribution (the "Distribution") by Security Capital Pacific Trust ("PTR") and Security Capital Atlantic Incorporated ("ATLANTIC") of all of the shares of Common Stock, $0.01 par value per share, of Homestead (the "Homestead Common Stock"), and warrants to purchase shares of Homestead Common Stock (the "Homestead Warrants" and, together with the Homestead Common Stock, the "Homestead Securities") owned by them. The Distribution will result in all of the Homestead Securities issuable to PTR and ATLANTIC in connection with the Transaction (as hereafter defined) being distributed to holders of PTR common shares of beneficial interest, $1.00 par value per share (the "PTR Common Shares"), and holders of shares of ATLANTIC common stock, $0.01 par value per share (the "ATLANTIC Common Stock"), as of the record date to be established for the Distribution (the "Distribution Record Date").

  There has been no public trading market for the shares of Homestead Common Stock or the Homestead Warrants. The Homestead Common Stock and the Homestead Warrants have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

  SEE "RISK FACTORS" AT PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF HOMESTEAD SECURITIES.

                               ----------------

 THE SECURITIES  TO  BE ISSUED  PURSUANT  TO  THIS PROSPECTUS  HAVE  NOT BEEN
  APPROVED OR DISAPPROVED  BY THE SECURITIES AND EXCHANGE  COMMISSION OR ANY
   STATE  SECURITIES  COMMISSION,  NOR  HAS  THE  SECURITIES  AND  EXCHANGE
    COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO  THE
       CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE  STATE OF NEW YORK  HAS NOT PASSED ON  OR
          ENDORSED THE MERITS  OF THIS  OFFERING. ANY  REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                               ----------------

             The date of this Prospectus is October   , 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................    2
RISK FACTORS..............................................................    8
  Significant Influence of Principal Shareholder..........................    8
  Limited Operating History...............................................    8
  Risks of Borrowing......................................................    8
  General Real Estate Investment Risks....................................    9
  Development Risks.......................................................    9
  Risks Associated with Rapid Growth......................................    9
  Risks Associated with the Lodging Industry..............................    9
  Competition in the Lodging Industry.....................................   10
  Need for Additional Capital.............................................   10
  Impact of Environmental Regulations.....................................   10
  Government Regulation and Compliance with Americans with Disabilities
   Act....................................................................   11
  Losses in Excess of Insurance Coverage..................................   11
  Reliance on Key Personnel...............................................   11
  Limitations on Changes in Control.......................................   12
  Absence of Prior Public Market..........................................   13
  Shares Eligible for Future Sale.........................................   13
  Absence of Dividends....................................................   13
DIVIDEND POLICY...........................................................   13
CAPITALIZATION............................................................   14
HOMESTEAD PRO FORMA SELECTED FINANCIAL INFORMATION........................   15
PTR-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION................   17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF PTR-HOMESTEAD VILLAGE GROUP................................   18
  Overview................................................................   18
  Environmental Matters...................................................   18
  Liquidity and Capital Resources.........................................   18
  Results of Operations...................................................   18
ATLANTIC-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION...........   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF ATLANTIC-HOMESTEAD VILLAGE GROUP...........................   21
  Overview................................................................   21
  Environmental Matters...................................................   21
  Liquidity and Capital Resources.........................................   21
  Results of Operations...................................................   21
SCG-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF SCG-HOMESTEAD VILLAGE GROUP................................   23
  Overview................................................................   23
  Liquidity and Capital Resources.........................................   23
  Results of Operations...................................................   23

                                                                            PAGE
                                                                            ----
BUSINESS...................................................................  24
  Objectives...............................................................  24
  History..................................................................  25
  The Facilities...........................................................  26
  Growth and Development Strategy..........................................  27
  Operating Strategy.......................................................  27
  Homestead Village Properties.............................................  28
  Administrative Services Agreement........................................  28
  Industry Overview........................................................  29
  Competition..............................................................  30
  Environmental Matters....................................................  31
  Governmental Regulation..................................................  31
  Trademarks...............................................................  32
  Insurance................................................................  32
  Employees................................................................  32
  Legal Proceedings........................................................  32
MANAGEMENT.................................................................  32
  Directors and Executive Officers.........................................  32
  Other Officers of Homestead..............................................  33
  Management Philosophy....................................................  35
  Committee of the Board...................................................  36
  Management Compensation..................................................  36
  Stock Option Plan........................................................  37
  Outside Directors Plan...................................................  38
RELATIONSHIP WITH SECURITY CAPITAL GROUP INCORPORATED......................  38
CERTAIN RELATIONSHIPS AND TRANSACTIONS.....................................  39
  Protection of Business Agreement.........................................  39
  SCG Investor Agreement...................................................  40
  Funding Commitment Agreements............................................  40
  ATLANTIC and PTR Investor Agreements.....................................  41
  Escrow Agreement.........................................................  41
  Finder's Agreements......................................................  42
PRINCIPAL SHAREHOLDERS.....................................................  43
DESCRIPTION OF HOMESTEAD SECURITIES........................................  44
  General..................................................................  44
  Homestead Common Stock...................................................  44
  Preferred Stock..........................................................  45
  Purchase Rights..........................................................  45
  Homestead Warrants.......................................................  47
  Convertible Mortgage Notes...............................................  49
CERTAIN PROVISIONS OF MARYLAND LAW AND OF HOMESTEAD'S CHARTER AND BYLAWS...  50
  Classification of the Homestead Board....................................  50
  Director Liability Limitation and Indemnification........................  51
  Business Combinations....................................................  51
  Control Share Acquisitions...............................................  52
  Advance Notice Provisions................................................  53
SHARES AVAILABLE FOR FUTURE SALE...........................................  53
INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS.................................  54
ADDITIONAL INFORMATION.....................................................  54
LEGAL MATTERS..............................................................  54
INDEX TO HOMESTEAD FINANCIAL STATEMENTS.................................... F-1

                                    SUMMARY

  Shareholders are urged to review the entire Prospectus. All references to Homestead Village Incorporated's operations include PTR, ATLANTIC and Security Capital Group Incorporated ("SCG") operations with respect to Homestead Village(R) properties. Homestead Village(R) is a registered trademark of SCG, which will be assigned to Homestead as a part of the Transaction. The term "Homestead Village" as used herein shall include a reference to such registered trademark. All references to the ATLANTIC initial public offering of shares of ATLANTIC Common Stock (the "ATLANTIC IPO") assumes (i) an estimated initial public offering price of $24.00 per share (the midpoint of the range of estimated initial public offering prices for the ATLANTIC IPO) and (ii) no exercise of the Underwriters' over-allotment option. Unless otherwise indicated, all ATLANTIC share and per share amounts have been adjusted to give effect to ATLANTIC's one-for-two reverse stock split, which was effective on September 10, 1996.

                         HOMESTEAD VILLAGE INCORPORATED

  The first Homestead Village property was opened in 1992 by PTR. Since then PTR has developed and placed into operation 27 additional Homestead Village properties and ATLANTIC has developed and placed into operation one Homestead Village property. Homestead was organized in January 1996 to continue the operations of PTR, ATLANTIC and SCG with respect to their respective moderate priced, extended-stay lodging facilities. Homestead will develop, own and manage moderate priced, extended-stay lodging facilities designed to appeal to value-conscious customers on temporary assignment, undergoing relocation or in training.

  The objective of Homestead is to be the preeminent developer, owner and national operator focused on the moderate priced, extended-stay lodging business. Homestead expects to achieve this objective by:

  . participating in high growth markets;

  . exercising investment discipline based on research; and

  . employing a consistent high quality service standard to property operations.

  At August 31, 1996, Homestead operated 29 facilities, had begun construction of 18 additional facilities and had an additional 33 properties in pre-development planning, for a total of 80 properties. Homestead is currently processing entitlements on 39 additional sites it has under contract, which, if acquired, would bring Homestead's total number of properties completed or under development to 119. In addition, its development staff of 55 professionals is currently reviewing additional development opportunities in 29 cities. The term "in pre-development planning" means developments owned or under control (land which is under control through contingent contract) with construction anticipated to commence within 12 months. Homestead's facilities are designed and built to uniform plans developed by Homestead. Homestead expects to have a total of 31 facilities operational and 41 facilities under construction by the end of 1996 and plans to continue an active development program thereafter. Homestead's plans call for the average facility to have approximately 136 extended-stay rooms and take approximately eight to ten months to construct.

  The average length of stay for a customer is in excess of four weeks. For the eight months ended August 31, 1996, average physical occupancy and average weekly rate for 20 stabilized properties was 83% and $213 per week, respectively, and, for the same period, average physical occupancy and average weekly rate for nine pre-stabilized properties was 69% and $227 per week, respectively. Homestead categorizes its operating properties (which include all properties not under construction or in pre-development planning) as either "stabilized" or "pre-stabilized." The term "stabilized" means that construction has been completed and management and marketing programs have been in place for a sufficient period of time (but in no event longer than 12 months) to achieve an 80% occupancy level for five consecutive weeks at market rates. Prior to being "stabilized," an operating property is considered to be "pre-stabilized." All operating properties have been newly developed by Homestead.

  Homestead believes that it is distinguished from its competitors in the moderate priced, extended-stay lodging business in several respects.

  . Homestead has been developing and operating moderate priced, extended-stay facilities since 1992. It has in place a staff of 66 professionals who have substantial experience in the real estate and lodging industries and has 318 site-level employees. Most of these individuals were previously employed by affiliates of SCG which operated and managed the Homestead Village properties on behalf of PTR and ATLANTIC in similar capacities to those they will have with Homestead.

  . Homestead currently operates 29 facilities in eight cities and will operate nationally. It expects to have 31 facilities in eight cities operating by the end of 1996.

  . Homestead has access to substantial financing through (i) the Funding
    Commitment Agreements with PTR and ATLANTIC (described herein), under which PTR and ATLANTIC have agreed to provide funding of $129 million and $111 million, respectively, and to receive convertible mortgage notes of $144 million and $98 million, respectively, in respect thereof and (ii) the Investor Agreement with SCG (described herein) under which SCG has agreed to exercise upon notice from Homestead all of the Homestead Warrants it will receive directly and indirectly as part of the Transaction (as defined below) with an aggregate exercise price of approximately $48 million. This access to capital should provide Homestead with sufficient capital to fund its national development program through mid-1997 without having to seek additional external financing.

  . Homestead is affiliated with SCG, which will be the principal shareholder of Homestead and will be entitled to representation on the board of directors of Homestead (the "Homestead Board"). Homestead will be self-managed but will have access to various services which SCG offers to its real estate affiliates. These and other services will be available to Homestead under an Administrative Services Agreement (described herein). See "Business--Administrative Services Agreement." Homestead believes that it can purchase these services from SCG at a price which would be less expensive than hiring the necessary personnel to perform these services, and that the level of services SCG can provide would be higher than Homestead could provide internally due to SCG's large, experienced staff and economies of scale.

  Homestead was formed in 1996 as a Maryland corporation and will operate as a Subchapter C corporation. Its executive offices are located at 125 Lincoln Avenue, Santa Fe, New Mexico 87501 and its telephone number is (505) 982-9292.

                                THE TRANSACTION

  Assuming that the conditions to the Merger and Distribution Agreement, dated as of May 21, 1996 (the "Merger Agreement" and, collectively with all of the transactions contemplated thereby and the Distribution, the "Transaction"), among PTR, ATLANTIC, SCG and Homestead, have been satisfied or waived, each of PTR, ATLANTIC and SCG will contribute, through a series of merger transactions (the "Mergers"), all of their respective assets related to Homestead Village properties in return for shares of Homestead Common Stock and Homestead Warrants as follows:

  . PTR will contribute 54 properties (or the rights to acquire such properties) to Homestead in exchange for 9,485,727 shares of Homestead Common Stock.

  . ATLANTIC will contribute 26 properties (or the rights to acquire such properties) to Homestead in exchange for 4,201,220 shares of Homestead Common Stock. Pursuant to the Merger Agreement, ATLANTIC will provide an estimated cash payment of $18.6 million to Homestead at the date of the closing of the Mergers (the "Closing Date"). This payment is required because ATLANTIC's Homestead Village properties are in earlier stages of development than PTR's Homestead Village properties, therefore ATLANTIC has not funded the same percentage of total costs as PTR. This payment also assures that ATLANTIC receives all of its shares of Homestead Common Stock at the Closing Date rather than being received in smaller increments over time as funds are expended for Homestead Village properties contributed by ATLANTIC.

  . SCG will contribute to Homestead its anticipated future cash flows from the PTR and ATLANTIC real estate investment trust ("REIT") management agreements and property management agreements relating to the Homestead Village properties in exchange for 1,819,750 shares of Homestead Common Stock, not including 2,243,038 shares which will be placed in escrow and released as funds are advanced under the Funding Commitment Agreements. In addition, SCG will contribute the Homestead Village trademark and the operating system. No separate consideration was attributed to the Homestead Village trademark or the operating system, as the trademark and the operating system would be necessary to achieve the anticipated fees. There are additional Homestead Village facilities which are in early stages of planning, but which are not owned or under control and are not included in the 80 facilities which will be contributed in the Transaction, and are being planned and developed outside the target markets of PTR and ATLANTIC by SCG with its own funds. SCG will contribute the rights to certain properties to Homestead for no additional consideration.

  . Simultaneous with the transactions described above, PTR and ATLANTIC will receive 6,363,789 and 2,818,517 Homestead Warrants, respectively, in exchange for their entering into the Funding Commitment Agreements. Each Homestead Warrant is exercisable at $10.00 per share and expires one year after the Distribution Record Date.

  . Pursuant to the applicable Funding Commitment Agreement, PTR and ATLANTIC will agree to provide secured financing to Homestead of up to $129 million and $111 million, respectively, and to receive convertible mortgage notes in respect thereof. These notes will have a term of approximately ten years, will bear interest at 9% per year, will not be callable for five years and will be convertible into shares of Homestead Common Stock after March 31, 1997 on the basis of one share of Homestead Common Stock for every $11.50 of principal amount outstanding, subject to antidilution adjustment. The PTR mortgage loans and ATLANTIC mortgage loans will be used to finance the acquisition and development of properties contributed by PTR and ATLANTIC, respectively. In addition, PTR subsidiaries currently have $77,289,000 in convertible mortgage loans with PTR which will be assumed by Homestead at the Closing Date. These loans have substantially the same terms as the mortgage loans described above. If all such mortgage loans were made and converted, an additional 19,246,402 and 8,524,215 shares of Homestead Common Stock would be issued to PTR and ATLANTIC, respectively.

  . SCG will receive 817,694 Homestead Warrants in exchange for providing funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for one year.

  . The relative percentage ownership interests of PTR, ATLANTIC and SCG in Homestead, giving effect to the issuance of the Homestead Common Stock at the Closing Date, the exercise of all Homestead Warrants and the conversion of all mortgage loans outstanding and which could be made under the Funding Commitment Agreements, would be 63.21%, 28.00% and 8.79%, respectively (before giving effect to the Distribution of the Homestead Securities by PTR and ATLANTIC). These percentages are different than the relative percentage ownership interests described elsewhere because the convertible mortgage loans issuable to PTR and ATLANTIC have a conversion price of $11.50 per share rather than the $10.00 per share used in calculating the original issuance of the Homestead Common Stock.

  . After giving effect to the Atlantic IPO, the Distribution of the Homestead Securities by PTR and ATLANTIC, the exercise of all Homestead Warrants, the release of all shares of Homestead Common Stock to SCG from escrow and the conversion of all mortgage loans and the subsequent distribution of the Homestead Common Stock issuable upon such conversion to the shareholders of PTR and ATLANTIC, SCG would own approximately 48.8% of the outstanding Homestead Common Stock.

  PTR's and ATLANTIC's respective shareholders approved the Transaction on September 12, 1996 and September 13, 1996, respectively.

                                THE DISTRIBUTION

  The shares of Homestead Common Stock and Homestead Warrants being distributed hereby are being issued in connection with the Distribution by PTR and ATLANTIC of all of the Homestead Securities owned by them to their respective shareholders. Set forth below is a summary of the number of shares of Homestead Common Stock and Homestead Warrants being issued in connection with the Transaction.

Homestead Common Stock..................................... 17,749,735 shares(1)
Homestead Warrants......................................... 10,000,000 warrants
Fully Exercised and Converted(2)........................... 55,520,352 shares

--------
(1) Including the 2,243,038 shares held in escrow.
(2) Assumes the exercise of all 10,000,000 Homestead Warrants and conversion of the outstanding $77,289,000 principal amount of convertible mortgage loans and $242,073,091 principal amount of convertible mortgage loans issuable pursuant to the Funding Commitment Agreements.

               HOMESTEAD PRO FORMA SUMMARY FINANCIAL INFORMATION

  The following table sets forth certain unaudited selected pro forma condensed consolidated financial information for Homestead after giving effect to the Transaction, as if it had been consummated, with respect to statements of operations data, as of January 1, 1995, or, with respect to balance sheet data, as of the date presented. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the historical balance sheet data and the notes thereto and the unaudited pro forma condensed consolidated financial data and the notes thereto appearing elsewhere in this Prospectus. The unaudited selected pro forma condensed consolidated financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Transaction had been effected at the dates indicated or of the financial position or results of operations which may be obtained in the future. See "Homestead Pro Forma Selected Financial Information" and "Homestead Pro Forma Financial Statements."

                                                             PRO FORMA
                                                      -------------------------
                                                      SIX MONTHS
                                                         ENDED      YEAR ENDED
                                                       JUNE 30,    DECEMBER 31,
                                                         1996          1995
                                                      -----------  ------------
                                                       (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  Room Revenue....................................... $    15,133  $    18,337
  Total Revenue......................................      15,353       18,721
  Property Operating Expenses(1).....................       6,420        7,600
  Corporate Operating Expenses.......................       4,145        6,188
  Depreciation and Amortization......................       2,388        5,294
  Net (Loss).........................................        (201)      (3,808)
                                                       PRO FORMA
                                                       JUNE 30,
                                                         1996
                                                      -----------
                                                      (DOLLARS IN
                                                      THOUSANDS)
FINANCIAL POSITION:
  Property and Equipment, net........................ $   179,990
  Total Assets.......................................     256,209
  Convertible Mortgage Notes Payable.................      67,347
  Total Liabilities..................................      76,505
  Shareholders' Equity...............................     179,704
  Common Stock Outstanding(2)........................  17,749,735
                                                             PRO FORMA
                                                      -------------------------
                                                      SIX MONTHS
                                                         ENDED      YEAR ENDED
                                                       JUNE 30,    DECEMBER 31,
                                                         1996          1995
                                                      -----------  ------------
                                                       (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net Income (Loss).................................. $      (.01) $      (.11)
  Net Book Value.....................................        5.35          N/A
  Weighted Average Number of Shares of Homestead
   Common Stock Outstanding(3).......................  33,605,996   33,605,996
OTHER DATA:
  EBITDA(4).......................................... $     4,788  $     4,933
  Cash Provided by (used in):
    Operating Activities.............................       5,439        3,035
    Investing Activities.............................     (54,519)     (54,679)
    Financing Activities.............................      47,563       53,001

--------

(1) Property operating expenses consist of all expenses directly related to the operation of the properties and do not include an allocation of corporate operating expenses. Property operating expenses include primarily salaries and wages, telephone, utilities, insurance, maintenance and supply costs and property taxes.

(2) On a pro forma basis, this includes 2,289,602 shares held in escrow pending the resolution of the funding contingency:

   Total shares to be issued to SCG................................  4,062,788
   Pro forma shares to be issued at the Closing Date (see Note (h)
    to the Homestead pro forma financial statements)............... (1,773,186)
                                                                    ----------
     Pro forma shares to be held in escrow.........................  2,289,602
                                                                    ==========

(3) The weighted average shares of Homestead Common Stock outstanding equals the sum of 17,749,735 shares outstanding, 10,000,000 shares of Homestead Common Stock equivalents related to the Homestead Warrants and 5,856,261 shares of Homestead Common Stock equivalents related to the convertible mortgage notes payable.

(4) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund cash needs. Homestead has included EBITDA herein because Homestead believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

                                 RISK FACTORS

  Holders of Homestead Securities should consider carefully the specific factors set forth below as well as the other information contained in either the PTR Proxy Statement and Prospectus or the ATLANTIC Information Statement and Prospectus, as appropriate, including this Prospectus.

SIGNIFICANT INFLUENCE OF PRINCIPAL SHAREHOLDER

  As of October 8, 1996, SCG beneficially owned approximately 37.6% of the issued and outstanding PTR Common Shares and 64.1% of the issued and outstanding shares of ATLANTIC Common Stock (57.8% after giving effect to the ATLANTIC IPO). Immediately after completion of the Mergers, SCG is expected to beneficially own 1,819,750 shares of Homestead Common Stock, not including 2,243,038 shares of Homestead Common Stock which will be held in escrow and released to SCG as funding is made by ATLANTIC and PTR under their Funding Commitment Agreements. See "Certain Relationships and Transactions--Escrow Agreement." As a result of the ATLANTIC IPO and the distribution by PTR and ATLANTIC to their respective shareholders, SCG expects to beneficially own an additional 3,570,082 and 2,426,656 shares of Homestead Common Stock, respectively, for a total of 7,816,488 shares of Homestead Common Stock or approximately 44.0% of the outstanding shares of Homestead Common Stock. Through its beneficial ownership of Homestead Common Stock, it is expected that SCG will control 44.0% of the vote on all matters submitted for Homestead shareholder action. The foregoing share ownership information does not give effect to the issuance of shares upon exercise of options or other awards granted under Homestead's Long-Term Incentive Plan. See "Management--Long-Term Incentive Plan." SCG will also own Homestead Warrants to acquire an additional 4,840,789 shares of Homestead Common Stock, which, if fully exercised, would increase SCG's beneficial ownership of Homestead Common Stock to 56.0%. SCG may, over time, dispose of some of the shares of Homestead Common Stock it acquires in the Transaction to reduce its beneficial ownership in Homestead to below 50%. In addition, pursuant to an Investor Agreement between SCG and Homestead, SCG will agree to exercise at the request of Homestead all Homestead Warrants it receives in the Transaction. In exchange for its agreement to exercise Homestead Warrants, Homestead will grant SCG the right, among other things, to nominate up to two directors to the Homestead Board, depending upon SCG's level of ownership of shares of Homestead Common Stock, and to be consulted on certain business decisions made by Homestead. In addition, pursuant to Investor Agreements with PTR and ATLANTIC, each of PTR and ATLANTIC will have the right to nominate one director to the Homestead Board. See "Certain Relationships and Transactions--PTR and ATLANTIC Investor Agreements" and "--SCG Investor Agreement."

LIMITED OPERATING HISTORY

  Although the first Homestead Village property was opened in 1992, Homestead has a limited operating history as a separate entity upon which investors may evaluate Homestead's performance. In addition, Homestead has no operating history except during the recent economic expansion. There can be no assurance that Homestead will be profitable in the future.

RISKS OF BORROWING

  As of the Closing Date, Homestead will assume approximately $77 million of indebtedness secured by convertible mortgages on Homestead's properties and various accounts and other assets. Homestead will incur additional debt (including up to approximately $242 million of additional convertible mortgages from PTR and ATLANTIC) from time to time, including construction loans to finance the construction of extended-stay lodging facilities and future acquisitions of land for development. The obligations under the mortgage loans with PTR and ATLANTIC and the terms thereof, including the maturity date and interest rate, have been fixed as of the date of the Merger Agreement. There can be no assurance that Homestead could not obtain better terms for such mortgage loans, if the terms were to be determined on the date a mortgage loan is made to Homestead. In addition, leverage increases the risks to Homestead of any variations in its results of operations, construction cost overruns or any other factors affecting its cash flow or liquidity. In addition, Homestead's interest costs could increase as the result of general market increases in interest rates because Homestead expects to enter into a revolving credit facility which will bear interest at floating rates.

GENERAL REAL ESTATE INVESTMENT RISKS

  Real property investments are subject to varying degrees of risk. Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local conditions (such as an oversupply of extended-stay properties or a reduction in rental demand in an area), the quality and philosophy of management, competition from other available extended-stay properties and the ability of the owner to provide adequate maintenance and insurance and to control operating costs. Although Homestead seeks to minimize these risks through its market research and asset management capabilities, these risks cannot be eliminated entirely. Real estate cash flows and values are also affected by such factors as government regulations, including zoning and tax laws, interest rate levels, the availability of financing and potential liability under, and changes in, environmental and other laws.

  Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of Homestead to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity investments (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investments. There can be no assurance that Homestead will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of Homestead's investment.

DEVELOPMENT RISKS

  Homestead intends to grow by developing additional company-owned moderate priced, extended-stay lodging facilities. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue or profitability levels once opened, the risk of competition for suitable development sites from competitors which have greater financial resources than Homestead, the risks of incurring substantial costs in the event a development project must be abandoned prior to completion, changes in governmental rules, regulations and interpretations (including interpretations of the requirements of the Americans with Disabilities Act of 1990 (the "ADA")) and general economic and business conditions. Although Homestead intends to manage development to reduce such risks, there can be no assurance that present or future developments will perform in accordance with Homestead's expectations. At August 31, 1996, Homestead had 18 facilities under construction, expects to have 41 facilities under construction at the end of 1996 and plans to continue an active development program thereafter. All construction will be performed by third party general contractors overseen by Homestead's development group. Under the Funding Commitment Agreements with PTR and ATLANTIC, if there are cost overruns Homestead must complete the development of each property funded by PTR or ATLANTIC consistent with the development plans for such project with its own funds. There can be no assurance, however, that Homestead will complete the development and construction of the facilities, or that any such developments will be completed in a timely manner or within budget.

RISKS ASSOCIATED WITH RAPID GROWTH

  Homestead's rapid development plans will require the implementation of enhanced operational and financial systems and will require additional management, operational and financial resources. For example, Homestead will be required to recruit and train property managers and other personnel for each new lodging facility as well as additional accounting personnel. There can be no assurance that Homestead will be able to manage its expanding operations effectively. The failure to implement such systems and add such resources on a cost-effective basis could have a material adverse effect on Homestead's results of operations and financial condition.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

  The moderate priced, extended-stay segment of the lodging industry, in which Homestead operates, may be adversely affected by changes in national or local economic conditions and other local market conditions, such as an oversupply of hotel space or a reduction in demand for hotel space in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs and changes in real estate tax rates and other operating expenses. Homestead's principal assets will consist of real property, and real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenue and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. In addition, Homestead has no operating history except during the recent economic expansion. The ability of Homestead to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets or in national or local economies, and the inability of Homestead to dispose of an investment when it finds disposition to be advantageous or necessary, will not have a material adverse impact on Homestead.

COMPETITION IN THE LODGING INDUSTRY

  There is no single competitor or small number of competitors of Homestead that is or are dominant in the moderate priced, extended-stay lodging market. Competition in the U.S. lodging industry is based generally on convenience of location, price, range of services and guest amenities offered and quality of customer service. Homestead considers the reasonableness of its room rates, the location of its lodging facilities and the services and the guest amenities provided by it to be among the most important factors in its business. Demographic or other changes in one or more of Homestead's markets could impact the convenience or desirability of the sites of certain lodging facilities, which would adversely affect their operations. Further, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services or amenities or significantly expand or improve facilities in a market in which Homestead's facilities compete, thereby adversely affecting Homestead's operations. There have been a number of recent announcements indicating that a substantial number of competitors intend to enter the moderate priced or economy extended-stay lodging market, which could adversely affect Homestead's business. See "Business--Competition."

NEED FOR ADDITIONAL CAPITAL

  PTR and ATLANTIC have agreed to make convertible mortgage loans to Homestead to develop the properties being contributed by them (see "Certain Relationships and Transactions--Funding Commitment Agreements") and SCG has agreed to exercise at the request of Homestead all of its Homestead Warrants which it will receive in the Transaction. Homestead anticipates that the proceeds from the loans and exercise of warrants will provide sufficient capital for its operations through mid-1997. Thereafter, Homestead may need to procure additional financing over time, the amount of which will depend on a number of factors including the number of properties Homestead constructs and the cash flow generated by its properties. If additional financing is needed, there can be no assurance regarding the availability or terms of such financing Homestead may be able to procure over time. Any future debt financings or issuances of preferred stock by Homestead will be senior to the rights of the holders of Homestead Common Stock, and any future issuances of Homestead Common Stock will result in the dilution of the then existing shareholders' proportionate equity interests in Homestead. Although Homestead is unable to quantify its needs for additional financing, such needs will depend upon a number of factors, including the pace of Homestead's development activities and its ability to generate cash from operations.

IMPACT OF ENVIRONMENTAL REGULATIONS

  Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation of such substances could be substantial. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous or toxic substances. The presence of such substances may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for the release of asbestos-containing materials into the air, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injuries associated with such materials, and prescribe specific methods for the removal and disposal of such materials. Homestead has not been notified by any governmental authority of any non-compliance, liability or other claim in connection with any of the properties currently owned or being acquired, and Homestead is not aware of any environmental condition with respect to any of the properties, which is likely to be material. Homestead has subjected each of its properties to a Phase I environmental site assessment ("Phase I Survey") (which does not involve invasive procedures such as soil sampling or ground water analysis) by independent consultants. While some of these assessments have led to further investigation and sampling, none of the environmental assessments has revealed, nor is Homestead aware of, any environmental liability (including asbestos-related liability) that management believes would have a material adverse effect on Homestead's business, financial position or results of operations. No assurance can be given, however, that these assessments and investigations reveal all potential environmental liabilities, that no prior owner or operator created any material environmental condition not known to Homestead or the independent consultants or that future uses and conditions (including, without limitation, resident actions or changes in applicable environmental laws and regulations) will not result in the imposition of environmental liabilities.

GOVERNMENT REGULATION AND COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

  The lodging industry is subject to numerous federal, state and local government regulations including those relating to building and zoning requirements. Also, Homestead is subject to laws governing its relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely impact Homestead's results of operations or financial condition. In addition, in accordance with the provisions of the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While Homestead believes that its facilities are in compliance with these requirements, a determination that Homestead is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If Homestead were required to make substantial modifications at its facilities to comply with interpretations of the ADA or other changes in governmental rules and regulations, Homestead's financial condition and ability to develop new facilities could be materially adversely affected.

LOSSES IN EXCESS OF INSURANCE COVERAGE

  Homestead intends to maintain comprehensive insurance on each of its properties, including liability, fire and extended coverage, in the types and amounts customarily obtained by an owner and operator in Homestead's industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes and floods, that may be uninsurable or not economically insurable. Homestead uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on Homestead's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement value of Homestead's lost investment and the insurance proceeds received by Homestead might not be adequate to restore its economic position with respect to such property.

RELIANCE ON KEY PERSONNEL

  Homestead's success will depend to a significant extent upon the efforts and abilities of its senior management and key employees, particularly David C. Dressler, Jr., Chairman and President, John Patterson and Donald Schultz, each a Senior Vice President, and, Gary DeLapp, a Vice President. The loss of the services of any of these individuals could have a material adverse effect upon Homestead. See "Management--Directors and Executive Officers." Homestead does not have employment or consulting agreements with any of its officers nor does it carry key man life insurance on any of its officers.

LIMITATIONS ON CHANGES IN CONTROL

  Shareholder Purchase Rights. On May 16, 1996, the Homestead Board authorized a dividend of one preferred share purchase right (a "Purchase Right") for each share of Homestead Common Stock outstanding. Each Purchase Right entitles the holder under certain circumstances to purchase from Homestead one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Participating Preferred Shares"), at a price of $50.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than SCG, PTR or ATLANTIC) acquires beneficial ownership of 20% or more of the outstanding shares of Homestead Common Stock or announces a tender offer for beneficial ownership of 25% or more of the outstanding shares of Homestead Common Stock. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of shares of Homestead Common Stock having a market value of twice the Purchase Right's exercise price. The acquisition of Homestead pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than SCG, PTR or ATLANTIC) would not be exercisable. The Purchase Rights will expire in May 2006 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of Homestead Common Stock or any other form of consideration determined by the Homestead Board.

  The Purchase Rights may have certain anti-takeover effects, may have the effect of delaying, deferring or preventing a change in control of Homestead and may adversely affect the voting and other rights of shareholders. See "Description of Homestead Securities--Purchase Rights."

  Preferred Shares. The Homestead charter (the "Homestead Charter") authorizes the Homestead Board to issue shares of preferred stock and to establish the preferences and rights of any shares of preferred stock so issued. See "Description of Homestead Securities--Preferred Stock." The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Homestead even if a change in control were in the shareholders' interests.

  Advance Notice Provisions. For nominations or other business to be properly brought before an annual meeting of shareholders by a shareholder, the Homestead Bylaws require such shareholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A of the Securities Exchange Act of 1934 (the "Exchange Act"); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as it appears on Homestead's books and of such beneficial owner and (y) the number of shares of each class of Homestead Common Stock which are owned beneficially and of record by such shareholder and such beneficial owner, if any.

  Classified Board. The Homestead Board has been divided into three classes. At the 1997 annual meeting of shareholders, one class will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 1998, another class will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 1999 and another class will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. Since at least two annual meetings will generally be required to effect a change in a majority of the Homestead Board, this provision could have the effect of delaying, deferring or preventing a change in control of Homestead even if a change in control were in the shareholders' interests.

  Certain Statutory Provisions. Homestead is subject to the Maryland General Corporation Law (the "MGCL"), which imposes certain restrictions and requires certain procedures with respect to the acquisition of certain levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL could have the effect of delaying, deferring or preventing a change in control of Homestead even if a change in control were in the shareholders' interest. Additionally, the Homestead Charter exempts SCG, its affiliates and successors from these provisions, allowing SCG, its affiliates and successors to take actions that other persons are prohibited from taking, which actions may not be in the best interests of the shareholders other than SCG. See "Certain Provisions of Maryland Law and of Homestead's Charter and Bylaws."

ABSENCE OF PRIOR PUBLIC MARKET

  Prior to the consummation of the Transaction, there will be no public market for the Homestead Securities. The Homestead Common Stock and the Homestead Warrants have been approved for listing on the American Stock Exchange, subject to official notice of issuance. There can be no assurance that an active trading market will develop. In addition, there can be no assurance of the price at which holders of the Homestead Common Stock or Homestead Warrants will be able to sell such Homestead Securities. From time to time, the stock market experiences significant price and volume volatility, which may affect the market price of the Homestead Common Stock or Homestead Warrants for reasons unrelated to Homestead's performance.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Homestead Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price for Homestead Common Stock. Upon completion of the Distribution, Homestead will have 17,749,735 shares of Homestead Common Stock outstanding. Except for shares issued to SCG, all such shares, as well as 10,000,000 shares issuable upon exercise of Homestead Warrants (other than those issued to SCG), may be sold in the public markets without limitation. Additionally, up to 6,720,783 shares of Homestead Common Stock may be issuable upon exercise of outstanding convertible mortgage notes and up to 21,049,834 shares of Homestead Common Stock may be issuable upon exercise of convertible mortgage notes to be issued pursuant to the Funding Commitment Agreements (described herein). All such shares of Homestead Common Stock may be sold in the public markets pursuant to registration rights or available exemptions from registration. See "Shares Available for Future Sale." No prediction can be made regarding the effect of future sales of Homestead Common Stock on the market price thereof.

ABSENCE OF DIVIDENDS

  Homestead intends to retain its earnings to finance its growth and for general corporate purposes and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                DIVIDEND POLICY

  Homestead is a newly organized company. For Federal income tax purposes, Homestead is organized as a Subchapter C corporation rather than a real estate investment trust. As a result, it is under no obligation to distribute substantially all or any of its earnings to shareholders. The declaration and payment of dividends by Homestead are subject to the discretion of the Homestead Board. Any determination as to the payment of dividends will depend upon the results of operations, capital requirements and financial condition of Homestead and such other factors as the Homestead Board deems relevant. The Homestead Board intends to follow a policy of retaining earnings to finance Homestead's growth and for general corporate purposes and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of Homestead as of June 30, 1996 and as adjusted to give effect to the Transaction. This table should be read in conjunction with the pro forma selected financial information, the historical Balance Sheet and Pro Forma Condensed Consolidated Balance Sheet of Homestead, and the related notes thereto contained elsewhere herein. See "Homestead Pro Forma Selected Financial Information" and "Index to Homestead Financial Statements."

                                                         ACTUAL   PRO FORMA
                                                         ------   ---------
                                                           (DOLLARS IN
                                                            THOUSANDS)
      Short-term notes payable.........................   $--     $    --
      Convertible mortgage notes payable...............    --       67,347
      Shareholders' equity:
        Common Stock, par value $.01 per share, 1,000
         shares authorized (250,000,000 shares
         authorized pro forma); 1,000 shares issued and
         outstanding (17,749,735 shares issued and
         outstanding pro forma)........................    -- (1)      178(2)(3)
        Additional paid-in capital/contributed capital.      1     200,973(3)
        Shares in escrow...............................    --      (28,167)(3)
        Retained earnings..............................    --        6,720
                                                          ----    --------
          Total shareholders' equity...................   $  1     179,704(2)
                                                          ----    --------
          Total capitalization.........................   $  1    $247,051(4)
                                                          ====    ========

--------
(1) Homestead was initially capitalized on April 18, 1996 in the amount of $1,000 in respect of the issuance of 1,000 shares.
(2) Does not include 10,000,000 shares of Homestead Common Stock issuable upon exercise of outstanding Homestead Warrants or any shares of Homestead Common Stock which may be issuable upon the conversion of any convertible mortgage notes payable.

(3) Includes the shares of Homestead Common Stock to be issued to and held in escrow for SCG. As each property is funded under the Funding Commitment Agreements, an appropriate number of shares of Homestead Common Stock will be transferred to SCG.
(4) The total capitalization does not reflect the additional funding to be provided by PTR and ATLANTIC in the form of convertible mortgage notes pursuant to the Funding Commitment Agreements subsequent to the date of the Transaction. Therefore, the total capitalization as reflected in the pro forma above does not reflect the entire Transaction.

              HOMESTEAD PRO FORMA SELECTED FINANCIAL INFORMATION

  The following table sets forth certain unaudited pro forma selected condensed consolidated financial information for Homestead after giving effect to the Transaction, as if it had been consummated, with respect to statements of operations data, as of January 1, 1995, or, with respect to balance sheet data, as of the date presented. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the historical balance sheet data and the notes thereto and the unaudited pro forma condensed consolidated financial information and the notes thereto appearing elsewhere in this Prospectus. The unaudited selected pro forma condensed consolidated financial data have been included for comparative purposes only and do not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Transaction had been effected at the dates indicated or of the financial position or results of operations which may be obtained in the future. See "Homestead Pro Forma Summary Financial Information" and "Homestead Pro Forma Financial Statements."

                                                         PRO FORMA
                                            -----------------------------------
                                                  SIX MONTHS        YEAR ENDED
                                                ENDED JUNE 30,     DECEMBER 31,
                                                     1996              1995
                                            ---------------------- ------------
                                                  (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY
  Room Revenue.............................      $    15,133       $    18,337
  Total Revenue............................           15,353            18,721
  Property Operating Expenses(1)...........            6,420             7,600
  Corporate Operating Expenses.............            4,145             6,188
  Depreciation and Amortization............            2,388             5,294
  Net Income (Loss)........................      $      (201)      $    (3,808)
                                                  PRO FORMA
                                                JUNE 30, 1996
                                            ----------------------
FINANCIAL POSITION:                         (DOLLARS IN THOUSANDS)
  Property and Equipment, net..............      $   179,990
  Total Assets.............................          256,209
  Convertible Mortgage Notes Payable.......           67,347
  Total Liabilities........................           76,505
  Shareholders' Equity.....................          179,704
  Common Stock Outstanding(2)..............       17,749,735
                                                         PRO FORMA
                                            -----------------------------------
                                                  SIX MONTHS        YEAR ENDED
                                                ENDED JUNE 30,     DECEMBER 31,
                                                     1996              1995
                                            ---------------------- ------------
                                                  (DOLLARS IN THOUSANDS,
                                                  EXCEPT PER SHARE DATA)
PER SHARE DATA:
  Net Income (Loss)........................      $      (.01)      $      (.11)
  Net Book Value...........................             5.35               N/A
  Weighted Average Number of Shares of
   Homestead Common Stock Outstanding(3)...       33,605,996        33,605,996
OTHER DATA:
  EBITDA(4)................................      $     4,788       $     4,933
  Cash Provided by (used in)
    Operating Activities...................            5,439             3,035
    Investing Activities...................          (54,519)          (54,679)
    Financing Activities...................           47,563            53,001

--------

(1) Property operating expenses consist of all expenses directly related to the operation of the properties and do not include an allocation of corporate operating expenses. Property operating expenses include primarily salaries and wages, telephone, utilities, property taxes, insurance, maintenance and supply costs.

(2) On a pro forma basis, this includes 2,289,602 shares held in escrow pending the resolution of the funding contingency:

   Total shares to be issued to SCG................................  4,062,788
   Pro forma shares to be issued at the Closing Date (see Note (h)
    to the Homestead pro forma financial statements)............... (1,773,186)
                                                                    ----------
     Pro forma shares to be held in escrow.........................  2,289,602
                                                                    ==========

(3) The weighted average shares of Homestead Common Stock outstanding equals the sum of 17,749,735 shares outstanding, 10,000,000 shares of Homestead common stock equivalents related to the Homestead Warrants and 5,856,261 shares of Homestead common stock equivalents related to the convertible mortgage notes payable.

(4) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund cash needs. Homestead has included EBITDA herein because Homestead believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

  THE TRANSACTION DESCRIBED HEREIN INVOLVES THE SUBSIDIARIES OF PTR (THE "PTR-HOMESTEAD VILLAGE GROUP"), ATLANTIC (THE "ATLANTIC-HOMESTEAD VILLAGE GROUP") AND SCG (THE "SCG-HOMESTEAD VILLAGE GROUP") ENGAGED IN THE DEVELOPMENT, OWNERSHIP AND MANAGEMENT OF HOMESTEAD VILLAGE FACILITIES. SET FORTH BELOW ARE SELECTED FINANCIAL INFORMATION ON A COMBINED BASIS FOR SUCH HOMESTEAD RELATED SUBSIDIARIES PRESENTED SEPARATELY FOR EACH OF THE ABOVE ENTITIES. HOMESTEAD MANAGEMENT BELIEVES THAT PRESENTING SUCH INFORMATION ON A COMBINED BASIS RESULTS IN A MORE MEANINGFUL PRESENTATION THAN PRESENTING THE SEPARATE INFORMATION OF EACH SUBSIDIARY.

          PTR-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION

  The selected financial information set forth below has been derived from the historical combined financial statements of the PTR-Homestead Village Group. The financial information for the six-month periods is not necessarily indicative of results for subsequent periods or the full year. This selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of PTR-Homestead Village Group" and the historical combined financial statements and related notes thereto of the PTR-Homestead Village Group contained elsewhere herein.

                              SIX MONTHS
                            ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                           ----------------- ----------------------------------
                             1996     1995     1995     1994     1993    1992
                           -------- -------- -------- -------- -------- -------
                                          (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  Room Revenue............ $ 15,133 $  7,699 $ 18,337 $  7,827 $  2,554 $   377
  Property Operating
   Expenses(1)............    6,420    2,529    7,600    3,146    1,157     232
  Property management fees
   paid to affiliates.....    1,048      426    1,018      460      145      22
  Corporate Operating
   Expenses...............      397      333      944      826      304       7
  REIT management fees
   paid to affiliate......      822      527      989      332      109       9
  Depreciation............    1,841      845    2,343      845      234      36
  Total Expenses..........   12,868    5,951   15,852    7,018    2,204     367
  Net Income..............    2,475    1,920    2,851      974      409      10

                                                          DECEMBER 31,
                                        JUNE 30, -------------------------------
                                          1996     1995    1994    1993    1992
                                        -------- -------- ------- ------- ------
                                                 (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
  Property and Equipment, net.......... $135,936 $105,002 $59,099 $23,898 $6,972
  Total Assets.........................  141,090  108,965  60,866  24,921  7,076
  Current Liabilities..................    7,246    5,850   3,667   2,529    367
  Intercompany Debt....................   30,110   80,144  45,131  19,290  5,123
  Convertible Mortgage Notes Payable...   77,289      --      --      --     --
  Total Liabilities....................  114,645   85,994  48,798  21,818  5,490
  Owners' Equity.......................   26,445   22,971  12,068   3,103  1,586

                            SIX MONTHS
                          ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                         ------------------  -------------------------------------
                           1996      1995      1995      1994      1993     1992
                         --------  --------  --------  --------  --------  -------
                                        (DOLLARS IN THOUSANDS)
OTHER DATA:
  EBITDA(2)              $  6,656  $  4,056  $  8,152  $  3,228  $    898  $   107
  Net cash provided by
   (used in):
    Operating
     activities.........    7,111     2,166     6,019     2,381       599      374
    Investing
     activities.........  (35,752)  (19,329)  (48,116)  (35,474)  (15,751)  (7,007)
    Financing
     activities.........   28,254    17,034    43,065    33,832    15,275    6,699

-------

(1) Property operating expenses consist of all expenses directly related to the operation of the properties and do not include an allocation of corporate operating expenses. Property operating expenses include primarily salaries and wages, telephone, utilities, insurance, maintenance and supply costs and property taxes.
(2) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. The PTR-Homestead Village Group has included EBITDA herein because the PTR-Homestead Village Group believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        OF PTR-HOMESTEAD VILLAGE GROUP

OVERVIEW

  The PTR-Homestead Village Group historical operating results reflect the growth and evolution of both the Homestead Village concept and the extended-stay lodging business as a whole. Since the first Homestead Village facility opened in 1992, the PTR-Homestead Village Group has developed an additional 27 properties in four years.

ENVIRONMENTAL MATTERS

  The PTR-Homestead Village Group is not aware of, nor does it expect, any environmental condition on its properties to have a material adverse effect upon its business, financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through June 30, 1996, PTR-Homestead Village Group had invested $141.2 million for the acquisition and development of 40 Homestead Village properties, 26 of which were operating, eight of which were under construction and six of which were in pre-development planning as of June 30, 1996. These investments have been financed through a combination of intercompany debt borrowed from PTR and contributed capital.

  At June 30, 1996, the PTR-Homestead Village Group expected to invest an additional $142.8 million for those properties under construction, in planning and for the acquisition, development and construction of 14 additional properties over the next two years. The foregoing transactions are subject to a number of conditions, and Homestead cannot predict with certainty that any of them will be consummated.

  The PTR-Homestead Village Group expects to finance construction, development and land acquisitions primarily with cash on hand, convertible mortgage loans to be made under the Funding Commitment Agreements, exercise of Homestead Warrants by SCG pursuant to the SCG Investor Agreement, possible exercise of Homestead Warrants by other warrantholders and cash from future securities offerings.

  At August 31, 1996, the PTR-Homestead Village Group had unfunded development commitments for developments under construction of approximately $32.3 million.

RESULTS OF OPERATIONS

  1995 Compared to 1994

  Total revenue for the year ended December 31, 1995 was $18.7 million, representing an increase of $10.7 million over the previous year. This increase was due primarily to (i) a 67% increase in the number of operating properties from twelve to twenty and (ii) a 14% increase in the average weekly rate for stabilized properties, from $186 to $212 per week.

  Total costs and expenses for the year ended December 31, 1995 were $15.9 million, representing an increase of $8.8 million over the previous twelve months. Property operating expense and property management fee increases of approximately $5.0 million can be attributed to (i) the increase in the number of operating properties noted above, (ii) an increase in property taxes as a result of the additional operating properties and (iii) refinements in the number and quality of property-level programs and services. REIT management fees increased approximately $0.7 million as a result of increased property cash flow.

  Depreciation of the cost of properties and improvements is provided using the straight-line method over the estimated useful lives. Depreciation expense increased $1.5 million in 1995 due primarily to the eight new properties opened in 1995 and the full year of depreciation being charged for the nine properties opened in 1994.

  Interest expense increased $1.5 million over 1994 due primarily to eight additional properties opening in 1995. Additionally, a full year of interest was incurred on the nine properties which opened in 1994.

  1994 Compared to 1993

  PTR-Homestead Village Group ended 1994 with twelve operating properties versus three operating properties at the end of 1993. These nine new properties generated a $4.5 million revenue increase over the prior twelve months. The remaining $0.9 million increase in revenue can be attributed to an increase in average weekly rates for stabilized properties from $169 to $186 per week or approximately 10%.

  Total costs and expenses increased by $4.8 million over the same period, from $2.2 million to $7.0 million. Most of the $2.3 million increase in property expenses is attributable to the nine new property openings. The major component of the increase is due to property taxes that are expensed on operating properties. Corporate operating expenses and REIT management fees increased approximately $0.7 million during this period as a result of additional new property openings and higher property cash flow.

  Depreciation expense for December 31, 1994 increased $0.6 million over 1993 due primarily to the addition of nine new properties in 1994. Interest expense for the period increased $1.2 million due primarily to the completion of the nine new properties referred to above incurring interest plus a full year of interest on the properties which opened in 1993.

  Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

  Total revenue for the six months ended June 30, 1996 was $15.3 million, an increase of $7.5 million over the six months ended June 30, 1995. This increase was due to both the addition of 16 properties between January 1995 and June 1996, as well as a 3.8% increase in the average weekly rates for stabilized properties from $211 to $219 per week.

  Total costs and expenses increased from $6.0 million to $12.9 million over the same period, an increase of $6.9 million. Property operating expenses and property management fees contributed $4.5 million to this increase, due to a greater number of operating properties and the addition of certain customer amenities and property level programs and services. REIT management fees increased approximately $0.3 million as a result of increased property cash flow.

  The increase in depreciation expense of $1.0 million is due primarily to the additional 16 properties which were opened between January 1995 and June 1996. An increase of $1.1 million in interest expense resulted from additional operating properties and from the issuance of 9.00% convertible mortgage notes payable to PTR on January 24, 1996, replacing intercompany debt bearing interest at 7.37%.

        ATLANTIC-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION

  The selected financial information set forth below has been derived from the historical combined financial statements of the Atlantic-Homestead Village Group. The financial information for the six-month period ended June 30, 1996 is not necessarily indicative of results for subsequent periods or the full year. This selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Atlantic-Homestead Village Group" and the combined historical financial statements and related notes thereto of the Atlantic-Homestead Village Group contained elsewhere herein.

                                                    SIX MONTHS     INCEPTION
                                                      ENDED     (APRIL 3, 1995)
                                                     JUNE 30,         TO
                                                       1996    DECEMBER 31, 1995
                                                    ---------- -----------------
                                                       (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  Corporate operating expenses.....................    $ 38          $ 63
  Net Loss.........................................     (29)          (59)

                                                           JUNE 30, DECEMBER 31,
                                                             1996       1995
                                                           -------- ------------
                                                                (DOLLARS IN
                                                                THOUSANDS)
FINANCIAL POSITION:
  Properties under development............................ $18,584     $2,627
  Total Assets............................................  20,896      4,317
  Development Costs Payable...............................   1,165         15
  Total Current Liabilities...............................   1,867        155
  Intercompany Debt.......................................  17,420      2,627
  Total Liabilities.......................................  19,287      2,782
  Owners' Equity..........................................   1,609      1,535

                                                    SIX MONTHS     INCEPTION
                                                      ENDED     (APRIL 3, 1995)
                                                     JUNE 30,         TO
                                                       1996    DECEMBER 31, 1995
                                                    ---------- -----------------
                                                       (DOLLARS IN THOUSANDS)
OTHER DATA:
  Net Cash Provided by (used in):
    Operating activities...........................  $    533       $    81
    Investing activities...........................   (15,457)       (4,118)
    Financing activities...........................    14,896         4,221

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                      OF ATLANTIC-HOMESTEAD VILLAGE GROUP

OVERVIEW

  The Atlantic-Homestead Village Group's historical combined financial statements reflect the acquisition and development of Homestead Village properties. As of June 30, 1996, there were no operating properties. As of June 30, 1996, the Atlantic-Homestead Village Group had one property under construction and 25 in pre-development planning.

ENVIRONMENTAL MATTERS

  The Atlantic-Homestead Village Group is not aware of, nor does it expect, any environmental condition on its properties to have a material adverse affect upon its business, financial position or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

  From inception through June 30, 1996, the Atlantic-Homestead Village Group invested $18.6 million for the acquisition and development of Homestead Village properties. These investments have been financed through intercompany debt.

  At June 30, 1996, the Atlantic-Homestead Village Group planned to invest an additional $140.1 million for the acquisition, development and construction of 26 Homestead Village properties over approximately the next eighteen months.

  The Atlantic-Homestead Village Group expects to finance construction, development and acquisitions primarily from convertible mortgage loans to be made under the Funding Commitment Agreements, exercise of Homestead Warrants by SCG pursuant to the SCG Investor Agreement, possible exercise of Homestead Warrants by other warrantholders and cash from future securities offerings.

  At August 31, 1996, the Atlantic-Homestead Village Group had unfunded development commitments for developments under construction of approximately $21.1 million.

RESULTS OF OPERATIONS

 Period from April 3, 1995 (date of formation) through December 31, 1995 and the Six Months Ended June 30, 1996

  The Atlantic-Homestead Village Group consists of several entities that are subsidiaries of ATLANTIC. During 1995 and the six months ended June 30, 1996, the Atlantic-Homestead Village Group has been developing Atlantic's Homestead Village properties. As described in the combined financial statements of the Atlantic-Homestead Village Group, property acquisitions and development costs are assumed to have been funded via intercompany debt borrowed from ATLANTIC. All interest related to the intercompany debt during 1995 and the six months ended June 30, 1996 has been capitalized and included in "Properties under development." Operating expenses during 1995 and the six months ended June 30, 1996 pertain to pursuit costs relating to abandoned projects and various administrative expenses.

          SCG-HOMESTEAD VILLAGE GROUP SELECTED FINANCIAL INFORMATION

  The selected financial information set forth below has been derived from the historical combined financial statements of the SCG-Homestead Village Group. The financial information for the six-month period ended June 30, 1996 is not necessarily indicative of results for subsequent periods or the full year. This selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of SCG-Homestead Village Group" and the historical combined financial statements and related notes thereto of the SCG-Homestead Village Group contained elsewhere herein.

                                SIX MONTHS
                              ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                              ----------------  ------------------------------
                               1996     1995     1995     1994    1993   1992
                              -------  -------  -------  -------  -----  -----
                                        (DOLLARS IN THOUSANDS)
OPERATIONS SUMMARY:
  REIT and Property
   Management Fees Earned
   from Affiliates........... $ 1,871  $   952  $ 2,007  $   792  $ 254  $  43
  Payroll and Related
   Expenses..................   4,064    1,568    4,276    1,713    707    152
  Total Expenses.............   6,371    2,364    7,176    2,454    922    233
  Net Loss...................  (4,500)  (1,407)  (5,155)  (1,662)  (668)  (190)

                                             JUNE         DECEMBER 31,
                                              30,    --------------------------
                                             1996     1995    1994   1993  1992
                                            -------  -------  -----  ----  ----
                                                (DOLLARS IN THOUSANDS)
FINANCIAL POSITION:
  REIT and Property Management Fees
   Receivable.............................. $   526  $   470  $  55  $ 10  $16
  Furniture and Equipment, net.............     531      228     47   --   --
  Total Assets.............................   1,405      779    102    10   16
  Intercompany Debt........................   2,756    1,147    --    --   --
  Current Liabilities......................   3,663    2,046    251    96  --
  Total Liabilities........................   3,663    2,046    251    96  --
  Owners' Equity (Deficit).................  (2,258)  (1,267)  (149)  (86)  16

                                SIX MONTHS
                              ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                              ----------------  ------------------------------
                               1996     1995     1995     1994    1993   1992
                              -------  -------  -------  -------  -----  -----
                                        (DOLLARS IN THOUSANDS)
OTHER DATA:
  EBITDA(1).................. $(4,377) $(1,379) $(5,046) $(1,640) $(668) $(190)
  Net Cash Provided by (used
   in):
    Operating activities.....  (4,478)  (1,256)  (4,951)  (1,545)  (565)  (206)
    Investing activities.....    (628)     (58)    (234)     (55)   --     --
    Financing activities.....   5,118    1,314    5,185    1,600    565    206

--------
(1) EBITDA means operating income before mortgage and other interest, income taxes, depreciation and amortization. EBITDA does not represent cash generated from operating activities in accordance with GAAP, is not to be considered as an alternative to net income or any other GAAP measurement as a measure of operating performance and is not necessarily indicative of cash available to fund all cash needs. The SCG-Homestead Village Group has included EBITDA herein because the SCG-Homestead Village Group believes that it is one measure used by certain investors to determine operating cash flow. EBITDA, as calculated above, may not be comparable to other similarly titled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        OF SCG-HOMESTEAD VILLAGE GROUP


OVERVIEW

  The SCG-Homestead Village Group's business consists of providing development and property and REIT management services for the Homestead Village properties developed, owned and operated by the PTR-Homestead Village Group and the Atlantic-Homestead Village Group. SCG-Homestead Village Group earns REIT management fees which in general are 16% of cash flow (as defined) and property management fees which are computed as a percentage (5%-7%) of gross revenues (as defined).

LIQUIDITY AND CAPITAL RESOURCES

  The SCG-Homestead Village Group has incurred operating deficits since inception as a result of performing development services for the PTR-Homestead Village Group and the Atlantic-Homestead Village Group without compensation. Under the respective REIT management agreements, fees are paid from the cash flow of operating Homestead Village properties. Deficits are a result of having a significant number of properties under development thus incurring higher development overhead. The deficits have been and are expected to continue to be funded through intercompany borrowings and contributed capital from SCG.

  From inception through June 30, 1996, SCG-Homestead Village Group invested $0.5 million in furniture and equipment for the support of the operations and development of the Homestead Village properties.

RESULTS OF OPERATIONS

 1995 Compared to 1994

  REIT and property management fees for the year ended December 31, 1995 were $2.0 million, an increase of $1.2 million, or approximately 153%, over the year ended December 31, 1994. These additional fees are primarily attributable to the revenues and cash flow generated by the new Homestead Village properties opened in 1995 (eight) as well as Homestead Village properties experiencing their first full year of operations during 1995 (nine).

  Costs and expenses increased by $4.7 million, or approximately 192%, to $7.2 million for the year ended December 31, 1995 from $2.5 million for the year ended December 31, 1994. The additional expenses resulted primarily from increased payroll, recruiting and relocation and other expenses associated with increased staffing given (i) the additional Homestead Village properties receiving property management services and (ii) the additional property acquisition and development activities applicable to the current and future growth of the Homestead Village properties.

 1994 Compared to 1993

  REIT and property management fees for the year ended December 31, 1994 were $0.8 million, which is an increase of $0.5 million, or approximately 212%, over the year ended December 31, 1993. These additional fees are primarily attributable to the revenue and cash flow generated by Homestead Village properties which opened in 1994 (nine) as well as the effect of one Homestead Village property experiencing its first full year of operations during 1994.

  Costs and expenses increased $1.5 million (166%), to $2.4 million for the year ended December 31, 1994 from $0.9 million for the year ended December 31, 1993. The additional expenses resulted primarily from increased payroll and other expenses associated with increased staffing resulting from the growth in operating properties and property acquisitions and development activity.

 Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995

  REIT and property management fees for the six months ended June 30, 1996 were $1.9 million, an increase of $0.9 million, or approximately 97%, over the six months ended June 30, 1995. These additional fees are primarily attributable to (i) the increased revenue and cash flow generated by eight Homestead Village properties which opened during the six months ended June 30, 1996 as well as five Homestead Village properties which opened during the period July 1, 1995 to December 31, 1995 and (ii) the property management fee percentage which increased to 7% of gross revenues commencing January 1, 1996.

  Costs and expenses increased $4.0 million, or approximately 170%, to $6.4 million for the six months ended June 30, 1996 from $2.4 million for the six months ended June 30, 1995. The additional expenses resulted primarily from increased payroll, recruiting and relocation, overhead allocated by SCG and other expenses associated with increased staffing as a result of the continued growth in operating Homestead Village properties and property acquisition and development activities.

                                   BUSINESS

OBJECTIVES

  The objective of Homestead is to be the preeminent developer, owner, and national operator focused on the moderate priced, extended-stay lodging business. Homestead intends to achieve this objective by:

  . participating in high growth markets;

  . exercising investment discipline based on research; and

  . employing a consistent high quality service standard to property operations.

  At August 31, 1996, Homestead owned and operated 29 facilities in eight cities, had begun construction on 18 additional facilities and had an additional 33 properties in pre-development planning, for a total of 80 properties. Homestead is currently processing entitlements on 39 additional sites it has under contract, which, if acquired, would bring Homestead's total number of properties completed or under development to 119. In addition, its development staff of 55 professionals is currently reviewing additional development opportunities in 29 cities. (See "--Homestead Village Properties.")

  Homestead seeks to offer a purpose-built standardized product for the value-conscious business customer on temporary assignment, undergoing relocation or in training. Homestead will offer as its primary amenities price and value. Secondary amenities include location and site livability--convenience to the targeted business base and services--in an environment that is attractive, well landscaped and secure.

  Customer research indicates that the primary Homestead Village customer stay is work-related. The largest proportion of these relate to temporary business assignments. Average income of Homestead customers exceeds $50,000. Homestead believes the customer's foremost reason for selecting Homestead is the high level of value delivered to the customer in relation to the price. Forty-four percent (44%) of Homestead customers pay for their stay either out-of-pocket (are not reimbursed) or on a per diem. Twenty-five percent (25%) of Homestead Village customers are direct employer referrals, in many cases due to training. The average length of stay for a customer is in excess of four weeks. Management believes that Homestead will benefit from well-defined trends in business including an increased focus on cost-efficiency, reduction in travel expenses, out-sourcing and geographic dispersion of customers and operations.

  Homestead is founded on research. The Homestead product was conceived and has evolved to meet consumer needs through research, testing and the operating experience gained through the development and operation of 29 properties over the past four years. Homestead believes its operating experience and its affiliation with Security Capital Investment Research Incorporated ("Security Capital Investment Research") allow it to better target markets where supply and demand factors permit high occupancies at increasing rental rates. Homestead targets submarkets that exhibit strong employment and demographic trends in selecting locations with barriers to extensive competitive development. Homestead believes it brings a strategic discipline to determining an investment focus which provides favorable initial returns and long-term growth prospects. Through its Investment Committee, described below, and due diligence process, Homestead employs uniform systems and procedures to achieve its investment goals.

  Homestead believes that the Homestead Village brand identity and the market opportunity in extended-stay lodging is best served by a property specifically designed and built to Homestead's standards and specifications. Accordingly, while Homestead intends to be an active national developer, it has no plans or intention to acquire existing extended-stay properties or to convert other existing lodging properties to extended-stay use. To ensure maximum control over the brand identity and quality of operations, Homestead has no plans or intention to franchise the Homestead Village concept.

  Homestead minimizes development risks by having zoning, site planning, construction budgets and similar risks resolved or assumed by third parties prior to Homestead's commitment to a transaction. Homestead incorporates into its development process certain proprietary technologies, design and purchasing aimed at enhancing occupancy and rental growth while reducing ongoing maintenance costs. Homestead has had the opportunity to evaluate and refine its product through its history of development. Homestead focuses on the quality of construction, materials and design with a view towards minimizing long-term operation and maintenance costs. Homestead uses independent general contractors for the construction of its properties and intends to use a number of such contractors depending upon the geographic area, costs of construction and physical capacities of the contractors. Homestead personnel will oversee the progress of construction on a regular basis during the development cycle.

HISTORY

  Homestead was initially created as a byproduct of the multifamily development activities of PTR. The PTR REIT Manager (defined herein) identified a customer need not ideally addressed through its traditional multifamily garden apartment product or through corporate apartments operated within a garden apartment context. The PTR REIT Manager believed that a product which offered greater flexibility of rental term, a fully furnished studio apartment with cooking facilities and a focused array of services (such as limited maid service, voice mail, cable or satellite television) at an affordable price would meet the needs of a significant and growing segment of demand for those business customers on temporary assignment, training or relocating.

  In conjunction with its research affiliate, Security Capital Investment Research, the PTR REIT Manager engaged in extensive study to determine an optimum approach to what it originally termed "Corporate Affordable Housing." Beginning in 1992, the PTR REIT Manager initiated development projects in Dallas and Houston, Texas. It was the PTR REIT Manager's express intention to gain operating experience and to fully understand market characteristics prior to committing to full-scale Homestead Village development on a broad geographical basis. SCG funded the early stages of development of the Homestead Village concept.

  Homestead properties which opened in 1992 and 1993 enjoyed substantial occupancy and customer acceptance. During this period, management reviewed Homestead Village properties and operations to refine and improve its approach to serving the Homestead customer. Management believes its initial operating experience allowed it to not only better understand the depth and scope of the available market opportunity for Homestead Village but also to create a better development process and operating system in response to that opportunity.

  During 1995, a distinct and separate management team was created to support and expand the opportunity for Homestead Village in PTR and ATLANTIC. PTR and ATLANTIC are affiliates of SCG and are REITs which own, operate and develop multifamily properties. PTR's target market is the western United States and ATLANTIC's target market is the southeastern United States. Homestead projects were developed by each entity in its own region. From January 1995 to August 1996 the number of professional employees focused exclusively on Homestead Village increased from eight to 66 and the number of on-site personnel is currently 318. Operations and development were organized within PTR and ATLANTIC to meet the distinct needs of the moderate priced, extended-stay lodging business. Homestead believes it has not only brought a focused approach to the development and operations of moderate priced, extended-stay properties, but that Homestead currently has superior management depth and experience in the industry.

  As a result of the Mergers, Homestead will become a separate entity. It has been organized as a Subchapter C corporation and is internally managed. However, Homestead has a relationship with SCG which it intends to continue through the Administrative Services Agreement and will enjoy the benefits of SCG's organization and service. See "--Administrative Services Agreement."

THE FACILITIES

  At August 31, 1996, Homestead had developed, owned and operated 29 Homestead Village properties representing in the aggregate 4,025 units in eight cities and had 18 Homestead Village properties under construction totaling 2,268 units within four of these cities as well as nine additional cities. In addition, Homestead owns or controls through contracts 33 development sites for which it plans to initiate construction within the next 12 months, for a total of 80 properties. Units operating, under construction, or in pre-development planning aggregate 10,908 units in 23 cities. Homestead is currently processing entitlements on 39 additional sites it has under contract, which, if acquired, would bring Homestead's total number of properties completed or under development to 119. In addition, its development staff of 55 professionals is currently reviewing additional developments opportunities in 29 cities.

  The average size and development cost of the initial 80 Homestead Village properties is 136 units and $40,593 per unit, respectively. It is expected, however, that the size and cost to develop a property will vary significantly by geographic location. The 12 Homestead Village properties currently under construction average 132 units at an average project cost of $5.8 million with an average cost per unit of $43,486.

  Homestead Village properties are designed and built to uniform plans developed and periodically refined since 1991. Units generally contain 260 to 325 square feet of fully furnished living space, with kitchen facilities including full-size refrigerator, microwave, sink and cook-top. Generally, units include combination work station/eating area, chair and features such as individual voice mail, cable/satellite television, weekly housekeeping, dataport and free local telephone calls.

  For the eight months ended August 31, 1996, the 20 stabilized Homestead Village properties had an average physical occupancy of 83% with an average weekly rate of $213 per unit. Average physical occupancy and average weekly rate for nine pre-stabilized properties were 69% and $227 per week, respectively.

  Each Homestead Village property employs a General Manager who is responsible for the operations of the particular property. The General Manager shares duties with and oversees a staff typically consisting of a Guest Services Manager, Operations Manager, a Maintenance Supervisor, front desk clerk and housekeeping/laundry staff of five to seven individuals (some of whom are part-time employees). The office at each property is generally open daily from 7:00 am to 7:00 pm.

  Homestead expects that the majority of daily operational decisions will be made by the General Manager under the supervision of a Regional Manager who will be responsible for six to twelve properties, depending on geographic location. The Regional Manager oversees the performance of the General Managers in such areas as guest service, property maintenance, staffing and cost control. Each Homestead Village property is measured against a detailed revenue and expense budget, as well as against the performance of Homestead's other properties. Homestead employs a series of incentive programs, encompassing all employees, based on guest service, cleanliness, recruiting and retaining people and property level performance.

  Homestead has invested substantially in training for its regional and on-site personnel. Twelve separate training modules with subjects ranging from personal selling and guest service to guest safety are conducted on a regular basis. Training design and organizational development are administered on a corporate basis with field implementation personnel located within a geographic region. Homestead views its investment in training and developing its site-level personnel as essential to its goal of providing a high customer-service standard consistent with the objective of becoming the preeminent operator in the moderate priced, extended-stay lodging business.

GROWTH AND DEVELOPMENT STRATEGY

  Homestead's goal is to become a national provider of moderate priced, extended-stay lodging in its target markets. Homestead intends to achieve this goal by developing properties in a disciplined manner in its target markets, providing high value accommodations for its customers, actively managing its existing properties to increase revenues and reduce operating costs, and increasing awareness of the moderate priced, extended-stay concept and the Homestead Village name. At August 31, 1996, Homestead owned and operated 29 properties, had begun construction of 18 additional properties and had an additional 33 properties in pre-development planning, for a total of 80 properties. Homestead expects to have a total of 31 properties operational by the end of 1996. Homestead plans to continue an active development program thereafter. Homestead's plans call for the average facility to have approximately 136 extended-stay rooms and to take approximately eight to ten months to construct.

  Homestead targets major metropolitan areas which, based on its own research, it has determined have suitable submarkets with favorable employment and demographic trends. To achieve and maintain certain management efficiencies, Homestead has elected not to enter markets where its submarket research indicates that Homestead is not likely to be successful in achieving multiple desirable site locations. Homestead employs dedicated site acquisition professionals who evaluate each site against a set of eighteen separate criteria where optimum standards have been established.

  As part of its development strategy, Homestead employs contingent contracts which allow it to conduct thorough due diligence and obtain entitlements prior to taking title to a site. Homestead employs a dedicated due diligence staff of six experienced professionals which reviews each investment according to uniform standards concerning environmental, legal, entitlement and geotechnical risk.

  Each investment transaction undergoes a detailed and comprehensive review by operational and development senior management and a subsequent review by Homestead's Investment Committee. Members of the Investment Committee include David Dressler, Jr., Chairman and President, John Patterson and Donald Schultz, each a Senior Vice President, and Gary DeLapp, a Vice President. The Investment Committee process is designed to review both the specific investment as well as to ensure its conformance to Homestead's investment policies and goals.

  Sites for development will be selected by Homestead's real estate professionals, subject to review and approval of the Investment Committee. Homestead currently maintains offices in Atlanta, Dallas and Santa Fe. Homestead expects to open regional offices in other geographic areas in the future as Homestead increases the number of regions in which it is focusing its development. Homestead will utilize independent general contractors for the construction of its lodging facilities and intends to use a number of such contractors depending upon geographic area, costs of construction and financial and physical capacities of the contractors. Homestead's personnel will oversee the progress of construction on a regular basis during the development cycle.

OPERATING STRATEGY

  Homestead's business strategy is to develop moderate priced, extended-stay facilities providing an affordable and attractive lodging alternative for value conscious business customers looking for extended-stay accommodations. Homestead's goal is to provide its customers with a level of amenities needed to optimize room and occupancy rates while maintaining high operating margins at its facilities. Homestead attempts to achieve this goal through the following:

    Appeal to Value Conscious Guests. Homestead's facilities are designed to offer quality accommodations for guests at substantially lower rates than most other extended-stay lodging providers and hotels. Homestead's properties currently offer extended-stay accommodations at a standard weekly rate of between $189 and $239 per week. Room rates at Homestead's facilities may vary significantly, however, depending upon specific market factors and the size of the room. These rates contrast with average weekly rates of approximately $500 for traditional extended-stay hotels.

    Lodging Facility Features. Homestead's facilities are designed and built to uniform plans. Units generally contain 260 to 325 square feet of fully furnished living space, with kitchen facilities including full-size refrigerator, microwave, sink and cook-top. Generally, units include combination work station/eating area, chair and features such as individual voice mail, cable/satellite television, weekly housekeeping, dataport and free local telephone calls.

    Standardized Concept. Homestead has developed standardized plans and specifications for its properties which lower construction and purchasing costs and establish uniform quality and operational standards.

    Operating Efficiencies. Homestead believes that the design and price level of its properties attract guest stays of several weeks or more, which result in a more stable revenue stream and, coupled with low-labor amenities, will in turn lead to reduced administrative and operational costs and higher operating margins.

HOMESTEAD VILLAGE PROPERTIES

  Operating and development properties are located in 23 metropolitan areas in 14 states. The table below demonstrates the geographic distribution of Homestead's initial 80 property investments at August 31, 1996:

                                        NUMBER OF PROPERTIES
                               --------------------------------------
                                        UNDER         IN              PERCENTAGE OF
                               OPERA- CONSTRUC- PRE-DEVELOPMENT       ASSETS BASED
      CITY                      TING    TION       PLANNING     TOTAL  ON COST(1)
      ----                     ------ --------- --------------- ----- -------------
      Albuquerque, NM.........    1                     1          2        2%
      Atlanta, GA.............    1        2            3          6        8%
      Austin, TX..............    2        1            1          4        4%
      Dallas, TX..............    9                                9        7%
      Denver, CO..............    2        1            1          4        5%
      Houston, TX.............    8                                8        7%
      Jacksonville, FL........             1                       1        1%
      Kansas City, MO.........             1                       1        1%
      Los Angeles, CA.........                          1          1        2%
      Miami/Ft. Lauderdale,
       FL.....................             2            1          3        5%
      Nashville, TN...........             1            1          2        3%
      Orange County, CA.......                          1          1        2%
      Phoenix, AZ.............    3        1            1          5        6%
      Portland, OR............                          2          2        3%
      Raleigh, NC.............             2            1          3        4%
      Richmond, VA............                          1          1        2%
      Salt Lake City, UT......             1            1          2        3%
      San Antonio, TX.........    3                                3        3%
      San Diego, CA...........                          2          2        3%
      San Francisco, CA.......             3            3          6        9%
      Seattle, WA.............             1            3          4        6%
      Tampa, FL...............             1            2          3        4%
      Washington, DC..........                          7          7       10%
                                ---      ---          ---        ---      ----
          Total...............   29       18           33         80      100%
                                ===      ===          ===        ===      ====

--------
(1) Represents budgeted development costs, which includes the cost of land, fees, permits, payments to contractors, architectural and engineering fees and interest and property taxes to be capitalized during the construction period, for properties under development.

ADMINISTRATIVE SERVICES AGREEMENT

  SCG currently provides certain administrative services to Homestead through Security Capital Pacific Incorporated (the "PTR REIT Manager") and Security Capital (Atlantic) Incorporated (the "ATLANTIC REIT Manager") and the property managers for the Homestead Village properties currently owned and developed by

PTR and ATLANTIC. Certain employees of the PTR and ATLANTIC REIT Managers who performed various services for the Homestead predecessor entities controlled by PTR and ATLANTIC and who participated in various benefit plans maintained by SCG will become employees of Homestead and perform similar services.

  At or prior to the consummation of the Mergers, Homestead and SCG will enter into an administrative services agreement (the "Administrative Services Agreement"), pursuant to which SCG will provide Homestead with administrative services with respect to certain aspects of Homestead's business. These services will include, but are not limited to, insurance administration, accounts payable administration, internal audit, cash management, human resources, management information systems, tax and legal administration, research, shareholder communications and investor relations. The fees payable to SCG will be based on market rates as mutually agreed. The Administrative Services Agreement will be for an initial term expiring on December 31, 1996 and will automatically be renewed for one-year terms, subject to approval by a majority of the disinterested members of the Homestead Board and the approval by the disinterested members of the Homestead Board of the annual compensation payable to SCG for services rendered to Homestead.

  Homestead believes its relationship with SCG under this agreement provides certain advantages to Homestead. Homestead believes that a properly structured Administrative Services Agreement provides Homestead with access to greater quality and depth of management personnel and resources, highly focused research, information systems, insurance, cash management and legal support provided at substantial economies of scale, than it could provide internally.

INDUSTRY OVERVIEW

 Traditional Lodging Industry

  The United States lodging industry is estimated to have generated approximately $52.7 billion in annual room revenues in 1995 and had approximately 3.3 million rooms at the end of 1995. Over 62.7% of the industry's rooms are owned, managed or franchised by the 10 largest lodging chains.

  Industry statistics, which Homestead believes to be reliable, indicate that the United States lodging industry's performance is strongly correlated to economic activity. Room supply and demand historically have been sensitive to shifts in economic growth, which has resulted in cyclical changes in average daily room and occupancy rates. Overbuilding in the lodging industry in the mid and late 1980s resulted in an oversupply of rooms. Homestead believes this oversupply and the general downturn in the economy led to depressed industry performance and a lack of capital available to the industry in the late 1980s and early 1990s.

  Homestead believes that the lodging industry has benefited from a gradually improving supply and demand balance, evidenced by increased average daily room and occupancy rates. Room supply growth in the lodging industry has slowed in recent years as the industry absorbs the oversupply of rooms that resulted from an annual room supply growth range of approximately 3% to 4% from 1987 to 1990. According to industry reports, which Homestead believes are reliable, this growth slowed to 1.0% in 1993, 1.4% in 1994 and 1.6% in 1995. The 4.0% and 2.7% increases in demand (measured by occupied rooms) from 1993 to 1994 and 1994 to 1995, respectively, as compared to increases in supply during the same periods reflect an improved supply and demand balance in the industry. Homestead believes these factors were primarily responsible for the increase in industry occupancy rates from 63.8% in 1993 to 65.4% in 1994 and to 66.1% in 1995 and the increase in average daily room rates from $60.35 in 1993 to $62.62 in 1994 and to $65.62 in 1995.

  The lodging industry generally can be segmented by the level of service provided and the pricing of the rooms. Segmentation by level of service is divided into the following categories: full service hotels, which offer food and beverage services, meeting rooms, room service and similar guest services; limited service hotels, which generally offer only rooms with amenities such as swimming pools, continental breakfast or similar limited services; and all-suites, which generally have limited public spaces but provide guests with two rooms or distinct partitioned areas and which may or may not offer food and beverage service to guests. Segmentation by price level may generally be divided into the following categories with the respective average daily room rates for 1995: budget ($36), economy-priced ($47), mid-price ($61), upscale ($80) and luxury ($118).

  The all-suites segment of the lodging industry is a relatively new segment, having developed largely over the past 10 years, and is principally oriented toward business travelers in the mid-price to upscale price levels. All-suite hotels were developed partially in response to the increasing number of corporate relocations, transfers and temporary assignments and the need of business travelers for more than just a room. To address those needs, all-suite hotels began to offer suites with additional space and, in some cases, an efficiency kitchen, and guests staying for extended periods of time were offered discounts to daily rates when they paid on a weekly or monthly basis. Because of the perceived positive price/value relationship, all-suite hotels have generally outperformed the lodging industry as a whole over the last five years.

 Extended-Stay Market

  Homestead believes that the extended-stay market, in which Homestead participates, is a continuation of the all-suites phenomenon, and that the same price/value relationship which has enabled the all-suites segment to achieve higher than industry average occupancy rates and operating margins will also carry through to the extended-stay market. Demand for extended-stay lodging has been stimulated by the economic and social changes resulting from the increased volume of corporate reorganizations and trends toward down-sizing and out-sourcing of various functions, the break-up and geographic dispersion of the traditional family and technological improvements which have allowed businesses to relocate outside of large metropolitan areas. These changes have created new accommodation needs for, among others, corporate executives and trainees, consultants, sales representatives, construction workers and relocating individuals.

 Moderate Priced, Extended-Stay Concept

  Moderate priced, extended-stay lodging competes on the basis of price and value compared to the extended-stay market generally, thereby providing an economic inducement to guests who are already attracted to the extended-stay concept. In addition, moderate priced, extended-stay lodging provides a new and affordable lodging alternative for guests who are value conscious, have lower incomes or are on limited expense accounts. Based on published occupancy rates for other participants in the extended-stay market, Homestead believes that there is a strong demand for moderate priced, extended-stay accommodations and that in certain areas of the country there is no organized competition for that business. Of the approximately 3.3 million total available rooms in the United States lodging industry at the end of 1995, there were approximately 45,000, or 1.4%, dedicated extended-stay rooms at approximately 390 separate properties. More than 260 of these extended-stay properties were controlled by only three other competitors, all of which are priced toward the upscale segment of the extended-stay market.

COMPETITION

  The lodging industry is highly competitive. Competitive factors within the lodging industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and supply and availability of alternative lodging in local markets, including short-term lease lodging facilities. Homestead's facilities will compete with a number of competitors, including budget and economy segment hotels and other companies focusing on the extended-stay market. Each of Homestead's existing properties is located in a developed area that includes competing lodging facilities. In addition, each of Homestead's proposed properties is likely to be located in an area that includes competing facilities. The number of competitive lodging facilities in a particular area could have a material adverse effect on the levels of occupancy and average weekly room rates of Homestead's existing and future properties.

  Homestead anticipates that competition within the moderate priced, extended-stay lodging market will substantially increase as participants in other segments of the lodging industry and others focus on this relatively new market. A number of other extended-stay lodging facilities exist, many of which are oriented toward the upscale segment; however, recent announcements indicate a substantial number of competitors intend to enter the mid-priced or economy extended-stay segment. Homestead may compete for development sites with established entities which have greater financial resources than Homestead and better relationships with lenders and sellers. These entities may generally be able to accept more risk than Homestead can prudently manage. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand, improve or develop facilities in a market in which Homestead competes, thereby adversely affecting Homestead's operations.

ENVIRONMENTAL MATTERS

  Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of its properties, Homestead may be potentially liable for any such costs.

  Homestead has obtained recent Phase I Surveys on its existing properties and intends to obtain Phase I Surveys prior to the purchase of any future properties. The Phase I Surveys are intended to identify potential environmental contamination and regulatory compliance concerns. Phase I Surveys generally include historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and the preparation and issuance of written reports. Phase I Surveys generally do not include invasive procedures, such as soil sampling or ground water analysis.

  The Phase I Surveys have not revealed any environmental liability or compliance concern that Homestead believes would have a material adverse effect on Homestead's business, financial position or results of operations nor is Homestead aware of any such liability or concern. Nevertheless, it is possible that Phase I Surveys will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which Homestead will not be aware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of Homestead's existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to Homestead.

GOVERNMENTAL REGULATION

  A number of states regulate the licensing of hotels by requiring registration, disclosure statements and compliance with specific standards of conduct. Homestead believes that each of its facilities has the necessary permits and approvals to operate its respective business and Homestead intends to continue to obtain such permits and approvals for its new facilities. In addition, Homestead is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect Homestead. Both at the federal and state level from time to time, there are proposals under consideration to increase the minimum wage.

  Under the ADA, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Although Homestead has attempted to satisfy ADA requirements in the designs for its facilities, no assurance can be given that a material ADA claim will not be asserted against

Homestead, which could result in a judicial order requiring compliance, and the expenditure of substantial sums to achieve compliance, an imposition of fines or an award of damages to private litigants. These and other initiatives could adversely affect Homestead as well as the lodging industry in general.

TRADEMARKS

  The Homestead Village name has been registered with the United States Patent and Trademark office.

INSURANCE

  Homestead currently has the types and amounts of insurance coverage that it considers appropriate for a company in its business. While management believes that its insurance coverage is adequate, if Homestead were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, Homestead's business, results of operations or financial position could be materially and adversely affected.

EMPLOYEES

  Upon consummation of the Mergers, Homestead will employ approximately 66 professionals and 318 on-site personnel. Homestead expects that it will significantly increase the number of its employees as it expands its business. Homestead's employees are not subject to any collective bargaining agreements and management believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

  Homestead is not a party to any litigation or claims, other than routine matters incidental to the operation of the business of Homestead. To date, no claims have had a material adverse effect on Homestead nor does Homestead expect that the outcome of any pending claims will have such an effect.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following are Homestead's directors and executive officers:

           NAME       AGE                       POSITION
           ----       ---                       --------
      David C.
       Dressler, Jr.  43  Chairman, President and Director
      Michael D.
       Cryan          45  Co-Chairman, Chief Operating Officer and Director(1)
      C. Ronald
       Blankenship    46  Director(2)
      John P. Fra-
       zee, Jr.       52  Director
      Jeffrey A.
       Klopf          48  Senior Vice President and Secretary
      John R.
       Patterson      45  Senior Vice President
      Donald J.
       Schultz        42  Senior Vice President

--------

(1) Mr. Cryan has agreed to become Co-Chairman, Chief Operating Officer and a director of Homestead on October 15, 1996.

(2) Mr. Blankenship will become an advisory director after the Closing Date. He will attend meetings of the Homestead Board but will not have voting rights.

  DAVID C. DRESSLER, JR.--43--Director; Chairman of Homestead since May 1996 and President since January 1996; Director and Chairman of Homestead Village Managers Incorporated since June 1995; Managing Director of PTR since May 1993 and Director and Managing Director of the PTR and ATLANTIC REIT

Managers since April 1992; from 1984 to May 1991, Regional Partner, Trammell Crow Residential, Boston, Massachusetts (multifamily real estate development and property management). While with Trammell Crow Residential, Mr. Dressler was on the Management Board for Trammell Crow Residential Services (managing 90,000 multifamily units nationwide) and was co-founder and a board member of Trammell Crow Residential Services-North, which managed 10,000 multifamily units in the Midwest and Northeast. In his various positions prior to his affiliation with PTR, Mr. Dressler supervised the development of approximately 6,500 multifamily units.

  MICHAEL D. CRYAN--45--Will become Director, Co-Chairman and Chief Operating Officer of Homestead on October 15, 1996, where he will have overall responsibility for operations; formerly with ITT Sheraton Corporation from 1985 to August 1996 where his most recent position was Executive Vice President and Chief Financial Officer.

  C. RONALD BLANKENSHIP--46--Director; Chairman of PTR and the PTR REIT Manager and Managing Director of SCG since March 1991; Director of ATLANTIC and the ATLANTIC REIT Manager since April 1996; from June 1988 to March 1991, Regional Partner, Trammell Crow Residential, Chicago, Illinois (multifamily real estate development and property management); prior thereto, Executive Vice President and Chief Financial Officer, The Mischer Corporation, Houston, Texas (multibusiness holding company with investments primarily in real estate). While with Trammell Crow Residential, Mr. Blankenship was on the Management Board for Trammell Crow Residential Services, a property management company that managed approximately 90,000 multifamily units nationwide, and was chief executive officer of Trammell Crow Residential Services-North, which managed 10,000 multifamily units in the Midwest and Northeast. In his various positions prior to his affiliation with the PTR REIT Manager, Mr. Blankenship supervised the development of approximately 9,300 multifamily units. Mr. Blankenship supervises the overall operations of PTR and the PTR REIT Manager.

  JOHN P. FRAZEE, JR.--52--Director; private investor; formerly President and Chief Operating Officer of Sprint Corporation; prior to the March 1993 merger with Sprint, Mr. Frazee was the Chairman and Chief Executive Officer of Centel Corporation (a major telecommunications company he joined in 1972). He is a member of the Board of Directors of Nalco Chemical Company, Dean Foods Company, Paging Network Inc., C-Span and SCG. He is a life trustee of Rush-Presbyterian-St. Luke's Medical Center, a national trustee of The Newberry Library and a trustee of the Florida State University Foundation.

  JEFFREY A. KLOPF--48--Senior Vice President of Homestead since May 1996 and Secretary since January 1996 and Senior Vice President and Secretary of Homestead Village Managers Incorporated, PTR, ATLANTIC and SCG since January 1996, where he provides securities offerings and corporate acquisition services and oversees the provision of legal services for affiliates of the firm; from January 1988 to December 1995, partner of Mayer, Brown & Platt where he practiced corporate and securities law.

  JOHN R. PATTERSON--45--Senior Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the operations group; Vice President of PTR since January 1995; from July 1993 to January 1995, a Senior Vice President in business development at NationsBank in Atlanta; prior thereto, Division President and Partner of Trammell Crow Residential Services.

  DONALD J. SCHULTZ--42--Senior Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the development group; from November 1993 to June 1995, Senior Vice President of Construction with Avalon Properties, Inc.; and from March 1986 to November 1993, President of Construction for Trammell Crow Residential (Northwest Region).

OTHER OFFICERS OF HOMESTEAD

  LAURIE B. BURNS--34--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since November 1995 where she is a member of the development group; from March 1994 to November 1995, Director of the Real Estate division of Apple South, Inc.; and from June 1986 to March 1994, with the Real Estate Division of Taco Bell Corporation where her most recent position was a Director of the Real Estate Division.

  ROBERT E. CLARK--36--Vice President, Treasurer and Controller of Homestead since May 1996 and Vice President of Homestead Village Managers Incorporated since September 1995 where he is responsible for accounting and financial reporting; from September 1990 to August 1995, Director of accounting for the Residence Inn, Courtyard and Fairfield Inn divisions of Marriott International; and from February 1989 to September 1990, controller of business travel programs for Marriott where he was responsible for all accounting and finance for Marriott's marketing programs.

  GARY A. DELAPP--37--Vice President of Homestead since May 1996 and of Homestead Village Managers Incorporated since February 1996 where he is a member of the operations group; from July 1983 to February 1996 with Vista Host Inc. where his most recent position was Senior Vice President of Operations.

  ROBERT W. FROST JR.--49--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since November 1995 where he is a member of the development group; from February 1982 to November 1995, Vice President of Payless Shoesource, Inc. where he was responsible for the real estate and construction in a 23-state region. Prior thereto, Mr. Frost was a Group Development Manager of The Southland Corporation where he was responsible for expanding Chief Auto Parts stores in California, Nevada and Texas.

  FREDRIC A. GOERS--54--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since November 1995 where he is a member of the development group; from September 1993 to October 1995 Vice President of Discovery Zone, Inc. where he was responsible for design and construction; and from May 1990 to August 1993, a partner of Garrison Goers Associates, Inc., a construction and development firm providing service to institutional lenders, developers and investors.

  BRADLEY P. GRIGGS--38--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since September 1995 where he is a member of the development group; from November 1990 to September 1995; Project Manager with The Fieldstone Company where he directed all aspects of project management; and from November 1987 to November 1990, Operations Manager with M.J. Brock and Sons, Inc. for Riverside and San Diego Counties.

  A. DAVID HALE--38--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the development group; from May 1992 to June 1995, Director of Human Resources of Ryland Homes mid-Atlantic region; and from April 1989 to May 1992, Vice President of Acquisition and Development at Questar Properties.

  LAURA L. HAMILTON--33--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since January 1996 where she supervises Homestead's due diligence group, and a member of the PTR due diligence group since April 1992; prior thereto Ms. Hamilton was a real estate paralegal with the law firm of Poole, Kelly & Ramo in Albuquerque, New Mexico.

  W. GEOFFREY JEWETT--48--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since January 1996 where he is a member of the operations group; Vice President of PTR since March 1995; from November 1994 to March 1995, Vice President of Security Capital Pacific Incorporated which merged into PTR in March 1995 ("PACIFIC"), where he was involved with and had overall responsibility for acquisitions; from May 1994 to November 1994, Vice President of ATLANTIC, where he had overall responsibility for the acquisitions group; from September 1993 to April 1994, member of the acquisition group of PACIFIC; prior thereto, Vice President of LaSalle Partners Limited in its acquisitions and property finance group, where he provided investment property sale, financing and acquisition services on behalf of corporate and institutional clients throughout the western United States.

  JEFFREY A. JONES--37--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the development group and with PTR since February 1995; from June 1993 to January 1995, Vice President of SENTRE Partners where he was responsible for investment acquisitions and development activities in Mexico; and from November 1989 to April l993, a

Development Manager with Stark Companies International where he was responsible for site acquisitions and entitlement processing for residential and hotel projects.

  ARTHUR G. MAY--36--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the development group and with PTR since September 1994; from August 1989 to September 1994, Vice President and Chief Financial Officer at Western Development Group, Inc. where he was responsible for residential development projects. Prior thereto, Mr. May was a Project Manager at J.R. Abbott Construction Co., Inc.

  GREGG A. PLOUFF--39--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the development group; Vice President of PTR since March 1995; from July 1994 to March 1995, Vice President of PACIFIC; from November 1993 to July 1994, a member of the acquisitions group of PTR; prior to November 1993, Mr. Plouff served in an acquisitions consulting capacity for PTR; prior thereto, Mr. Plouff was with Trammell Crow Residential, most recently as a partner, where he was involved with residential development in the Dallas, Chicago and Southern California markets.

  MARK E. RILEY--38--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the development group; from September 1993 to September 1994, co-founder of Southeast Lodges Development Company where he developed and operated economy extended-stay facilities across the Southeast; and from May 1990 to September 1993, Vice President of Suburban Lodges of America Inc., where he was responsible for franchising and financing activities of economy extended-stay facilities.

  WILLIAM C. STEAD--53--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since September 1995 where he is a member of the development group; from March 1991 to September 1995, Vice President of Heritage Construction Company where he has managed all development and construction activities; and from May 1988 to February 1991, Partner of Morgan-Stead & Associates which complete projects abandoned by financial institutions in Tennessee, Florida and Georgia.

  S. SCOTT STEWART--33--Vice President of Homestead since May 1996 and Homestead Village Managers Incorporated since June 1995 where he is a member of the development group; from May 1993 to January 1995, President of Potomac Land & Development Company; and from November 1991 to May 1993 with Providence Savings Bank as a Real Estate Owned Manager.

MANAGEMENT PHILOSOPHY

  Homestead believes that the quality of management should be assessed in the light of the following factors:

    Management Depth/Succession. Management should have several senior executives with the leadership, operational, investment and financial skills and experience to oversee the entire operations of Homestead. Homestead believes that several of its senior officers could serve as the principal executive officer and continue Homestead's performance.

    Strategic Vision. Management should have the strategic vision to determine an investment focus that provides both favorable initial yields and strong long-term growth prospects. Homestead will demonstrate its strategic vision by focusing Homestead on the extended-stay lodging business in target markets where demographic and supply factors will permit high occupancies at increasing rates.

    Research Capability. Management should have the means for researching both markets and product to determine appropriate investment opportunities. Homestead divides its target markets into multiple submarkets for analysis purposes. Through its relationship with Security Capital Investment Research, Homestead will have several professionals devoting substantial time to research, on a submarket-by-submarket basis, who are closely supervised by the directors and executive officers of Homestead.

    Investment Committee Process. Investment committees should provide discipline and guidance for the investment activities of Homestead in order to achieve its long-term strategic objectives. The four members of Homestead's Investment Committee have a combined 56 years of experience in the real estate industry. The Investment Committee receives detailed written analyses and research, in a standardized format, from Homestead's development and acquisition personnel and evaluates all prospective investments pursuant to uniform underwriting criteria prior to submission of investment recommendations to the Homestead Board. The quality of the Investment Committee's process will be evident from the ability of Homestead to achieve its investment goals, generally exceeding its projected initial returns and growth from the extended-stay lodging business.

    Development Capability. Homestead has no plans or intentions of acquiring existing hotel properties and converting them to the Homestead Village concept. Homestead's personnel have substantial development experience. Homestead has 39 full-time professionals committed to development activities. Homestead has engaged in substantial development at attractive yields that have generally exceeded projections.

    Due Diligence Process. Management should have experienced personnel dedicated to performing intelligent and thorough due diligence. Homestead has six full-time due diligence professionals and has developed uniform systems and procedures for due diligence.

    Operating Capability. Management can substantially improve cash flow by actively and effectively managing assets. Homestead has devoted substantial personnel and financial resources to developing value-added operating systems, which control and effectively administer the operation of Homestead's extended-stay lodging business.

COMMITTEE OF THE BOARD

  The Homestead Board will establish an Audit Committee consisting solely of Independent Directors prior to the consummation of the Transaction. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Homestead's internal accounting controls.

  The Homestead Charter provides that, immediately following the date on which Homestead has a class of securities registered pursuant to Section 12 of the Exchange Act, the Homestead Board shall include a majority of directors ("Independent Directors") each of whom is not an employee or officer of Homestead, any person or entity primarily controlling Homestead or their respective affiliates and performs no other services for Homestead, any person or entity primarily controlling Homestead or any of their respective affiliates, except as director or trustee.

MANAGEMENT COMPENSATION

  Directors' Compensation. Directors who are not employees of Homestead or SCG will receive $14,000 per year for serving as a director and will be reimbursed for their travel and other expenses incurred in connection with attending meetings of the Homestead Board or committees thereof. Outside directors may also receive grants of options to acquire shares of Homestead Common Stock. See "--Outside Directors Plan."

  Executive Compensation. Homestead was incorporated in January 1996 and did not conduct any operations prior to that time. Homestead anticipates that during 1996 its most highly compensated officers, with estimated salary amounts for each such individual on an annualized basis, will be David C. Dressler, Jr., $195,000; Michael D. Cryan, $200,000; Robert W. Frost, Jr., $160,000; John R. Patterson, $160,000; and Donald J. Schultz, $160,000, (the "Named Executive Officers"). Each Named Executive Officer will also be eligible for discretionary bonuses and awards under the Incentive Plan described below. See "--Long-Term Incentive Plan."

STOCK OPTION PLAN

 Long-Term Incentive Plan

  Prior to consummation of the Mergers, Homestead anticipates adoption of the Homestead Village Incorporated Long-Term Incentive Plan (the "Incentive Plan"), subject to approval of Homestead shareholders, which, it is expected, will contain the following terms and conditions. The number of shares of Homestead Common Stock which may be awarded under the Incentive Plan shall not exceed 4,000,000 shares in the aggregate. Shares of Homestead Common Stock issued under the Incentive Plan may be authorized and unissued shares or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the Incentive Plan, the number or type of shares subject to outstanding awards and the exercise price thereof will be appropriately adjusted. The Incentive Plan will authorize the award of stock grants (which may be subject to restrictions), and performance stock and authorizes the establishment of one or more stock purchase programs. A committee of the Homestead Board (the "Committee") will be appointed to administer the Incentive Plan. Subject to the terms of the Incentive Plan, the Committee will determine which employees or other individuals providing services to Homestead shall be eligible to receive awards under the Incentive Plan, and the amount, price, timing and other terms and conditions applicable to such awards.

  Options awarded under the Incentive Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options which are not intended to satisfy Section 422 of the Code. Options will become exercisable in accordance with the terms established by the Committee, which may include conditions relating to completion of a specified period of service or achievement of performance standards. Options will expire on the date determined by the Committee which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant's termination of employment by reason of death, disability or retirement or (iii) the three month anniversary of the participant's termination of employment for any other reason. Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Committee may determine.

  Under the Incentive Plan, the Committee may grant awards of Homestead Common Stock to participants, which shall be subject to such conditions and restrictions, if any, as the Committee may determine. During the period a stock award is subject to restrictions or limitations, the Committee may award the participant dividend rights with respect to such shares. The Incentive Plan may also provide that the Committee may establish one or more stock programs which may permit purchases of Homestead Common Stock.

  The Committee may award participants performance stock, the distribution of which is subject to achievement of performance objectives.The number of shares and the performance measures and periods shall be established by the Committee at the time the award is made.

 Non Qualified Options

  Homestead may grant, prior to the closing of the Mergers, nonqualified options to acquire shares of Homestead Common Stock, subject to board and shareholder approval. The Named Executive Officers and certain other officers of Homestead may receive options to purchase shares of Homestead Common Stock at $10.00 per share, although the total number of shares subject to these options has not been determined as of the date of this Prospectus. The options would become exercisable ten percent in the third year after the date of grant, an additional twenty percent in the fourth year after the date of grant, an additional thirty percent in the fifth year after the date of grant and the remaining forty percent in the sixth year after the date of grant and would expire ten years after the date of grant. The participants would have no rights as shareholders with respect to the shares subject to his or her options until the option is exercised. No income would be recognized by a participant at the time the options are granted. The exercise of a nonqualified stock option is generally a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the option price. Homestead ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option. The amount of the deduction is equal to the ordinary income recognized by a participant. Homestead will adopt Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock options. Therefore, any excess of fair value of the shares at the date of grant over the option price would be compensation expense, recorded over the option period.

 Stock Purchase Program

  Homestead may, prior to the closing of the Mergers, permit eight senior officers to purchase shares of Homestead Common Stock under the stock purchase program portion of the Incentive Plan, subject to board and shareholder approval. Those officers may be offered the opportunity to purchase up to an aggregate of 110,000 shares at $10.00 per share. The stock purchases would provide for a two year restricted period during which the participants must remain employed by Homestead. If a participant leaves the employ of Homestead prior to the end of the restricted period, Homestead would have the right to repurchase the shares at the original purchase price plus an imputed interest rate. At the end of the two-year period, the participant would own the shares without further restriction. In accordance with APB 25, any excess fair value of the shares at the date of sale over the sales price would be compensation expense, recorded over the restriction period.

OUTSIDE DIRECTORS PLAN

  Homestead has adopted an Outside Directors Plan, which has been approved by Homestead's sole shareholder, under which up to 100,000 shares of Homestead Common Stock may be subject to options (the "Outside Directors Plan"). Options granted under the Outside Directors Plan will have a five year term and will be immediately exercisable in whole or in part. Options to purchase 2,000 shares of Homestead Common Stock will be granted to outside directors under the Outside Directors Plan as of the Distribution Record Date, at an exercise price of $10.00 per share, and as of the date of each annual meeting of shareholders of Homestead commencing in 1997 at an exercise price equal to the fair market value of the Homestead Common Stock as of those dates. Options granted under the Outside Directors Plan will provide that the option holder may, in the event of the acquisition of 50% or more of the outstanding shares of Homestead Common Stock as the result of any cash tender offer or exchange offer (other than one made by Homestead), exercise the options immediately or surrender the options, or any unexercised option thereof, to Homestead and receive cash from Homestead equal to the difference between the exercise price of each option and per share price of the tender offer or exchange offer, multiplied by the number of shares of Homestead Common Stock for which options are held.
             RELATIONSHIP WITH SECURITY CAPITAL GROUP INCORPORATED


  Prior to consummation of the Mergers, portions of Homestead's properties, assets and operations were owned by subsidiaries of each of PTR, ATLANTIC and SCG. SCG is a private real estate company which owns controlling positions in several real estate operating companies, including PTR and ATLANTIC, and owns several REIT managers which direct these operating businesses.

  Immediately after completion of the Transaction and the ATLANTIC IPO, SCG is expected to beneficially own 7,816,488 shares of Homestead Common Stock or approximately 44.0% of the outstanding shares of Homestead Common Stock, not including 2,243,038 shares which will be issued to and held in escrow by an escrow agent pending funding of convertible mortgages loans under the Funding Commitment Agreements. See "Certain Relationships and Transactions--Escrow Agreement." Through its beneficial ownership of Homestead Common Stock, SCG will control 44.0% of the vote on all matters submitted for Homestead shareholder action. The foregoing share ownership information does not give effect to the issuance of shares upon exercise of options or other awards granted under the Incentive Plan. SCG will also own Homestead Warrants to acquire an additional 4,840,789 shares of Homestead Common Stock, which, if fully exercised, would increase SCG's beneficial ownership of Homestead Common Stock to 56.0%. SCG may, over time, dispose of some of the shares of Homestead Common Stock it acquires in the Transaction to reduce its beneficial ownership in Homestead to below 50%. In addition, pursuant to an Investor Agreement between SCG and Homestead, SCG will agree to exercise at the request of Homestead all Homestead Warrants it receives in the Transaction. In exchange for its agreement to exercise Homestead Warrants, Homestead will grant SCG the right, among other things, to nominate up to two directors to the Homestead Board, depending upon SCG's level of ownership of shares of Homestead Common Stock, and to be consulted on certain business decisions made by Homestead. In addition, pursuant to investor agreements with ATLANTIC and PTR, each of ATLANTIC and PTR will have the right to nominate one director to the Homestead Board. See "Certain Relationships and Transactions--ATLANTIC and PTR Investor Agreements" and "--SCG Investor Agreement."

  SCG has funded the development of the Homestead Village concept since 1991. As part of the Transaction, SCG will contribute, for no additional consideration, the Homestead Village trademark, the Homestead Village operating system and Homestead Village properties which it is developing in areas outside the target markets of PTR and ATLANTIC. SCG will also provide financing to Homestead for additional developments undertaken between the execution of the Merger Agreement and the Closing Date.

  Prior to the Mergers, Homestead obtained certain services from affiliates of SCG and the SCG employees who performed services for Homestead under the PTR and ATLANTIC REIT management agreements and the property management agreements participated in a number of employee benefit plans maintained by SCG. Prior to completion of the Transaction, SCG and Homestead will enter into certain agreements relating to these matters. See "Business--Administrative Services Agreement" and "Certain Relationships and Transactions."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

PROTECTION OF BUSINESS AGREEMENT

  Each of PTR, ATLANTIC and SCG will enter into a protection of business agreement dated as of the Closing Date (the "Protection of Business Agreement") with Homestead which will prohibit PTR, ATLANTIC, SCG and their respective affiliates from engaging, directly or indirectly, in the extended-stay lodging business in the continental United States except through Homestead and its subsidiaries. The Protection of Business Agreement also prohibits Homestead from, directly or indirectly, engaging in the ownership, operation, development, management or leasing of multifamily properties. The Protection of Business Agreement does not prohibit any of PTR, ATLANTIC or SCG from: (i) owning securities of Homestead; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as they do not actively participate in the business of such person; (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing extended-stay lodging properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties; and
(iv) owning securities of another person primarily engaged in business other than a business owning, operating, developing, managing or leasing extended-stay lodging properties, including a person primarily engaged in business as an owner, operator or developer of hotel properties, whether or not such person owns, operates, develops, manages or leases extended-stay lodging properties. The Protection of Business Agreement does not prohibit Homestead from: (i) owning securities of ATLANTIC, PTR or SCG; (ii) owning up to 5% of the outstanding securities of another person engaged in owning, operating, developing, managing or leasing garden style multifamily properties; and (iii) owning the outstanding securities of another person, a majority owned subsidiary, division, group, franchise or segment of which is engaged in owning, operating, developing, managing or leasing garden style multifamily properties, so long as not more than 5% of such person's consolidated revenues are derived from such properties. The Protection of Business Agreement will terminate in the event of an acquisition, directly or indirectly (other than by purchase from PTR, ATLANTIC and SCG or their respective affiliates (as defined in the Protection of Business Agreement)), by any person (or group of associated persons acting in concert), other than PTR, ATLANTIC, SCG or their respective affiliates, of 25% or more of the outstanding shares of voting stock of Homestead, without the prior written consent of the Homestead Board. Subject to earlier termination pursuant to the preceding sentence, the Protection of Business Agreement will terminate on the tenth anniversary of the Closing Date.

SCG INVESTOR AGREEMENT

  Homestead and SCG will enter into an investor agreement (the "SCG Investor Agreement"), which will require SCG, upon notice from Homestead, to exercise all of the Homestead Warrants (at an exercise price of $10.00 per share) received by SCG in connection with the Transaction. Homestead may call for the exercise of Homestead Warrants by SCG upon 10 days' prior written notice. The SCG Investor Agreement, among other things, provides that, without having first consulted with the nominee of SCG designated in writing, Homestead may not seek Homestead Board approval of (i) Homestead's annual budget, (ii) incurring expenses in any year exceeding (A) any line item in the annual budget by 20% and (B) the total expenses set forth in the annual budget by 5%, (iii) acquisitions or dispositions in a single transaction or group of related transactions where the aggregate purchase price paid or received exceeds $5 million, (iv) new contracts with a service provider for (A) investment management, property management or leasing services, or (B) that reasonably contemplates annual contract payments by Homestead in excess of $200,000, (v) the declaration or payment of any dividend or other distribution, (vi) the approval of stock option plans, (vii) the offer or sale of any shares of stock of Homestead or any securities convertible into shares of stock of Homestead (other than the sale or grant of any stock or grants of options or exercise of options granted under any benefit option plan approved by stockholders) and
(viii) the incurrence, restructuring, renegotiation or repayment of indebtedness for borrowed money in which the aggregate amount involved exceeds $5 million. The SCG Investor Agreement also provides that, so long as SCG owns at least 10% of the outstanding shares of Homestead Common Stock, Homestead may not increase the number of persons serving on the Homestead Board to more than seven. SCG also will be entitled to designate one or more persons as directors of Homestead, as follows: (i) so long as SCG owns at least 10% but less than 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate one person; and (ii) so long as SCG owns at least 30% of the outstanding shares of Homestead Common Stock, it is entitled to nominate that number of persons as shall bear approximately the same ratio to the total number of members of the Homestead Board as the number of shares of Homestead Common Stock beneficially owned by SCG bears to the total number of outstanding shares of Homestead Common Stock, provided that SCG shall be entitled to designate no more than two persons so long as the Homestead Board consists of no more than seven members. Any person who is employed by SCG or who is an employee, a 25% shareholder or a director of any corporation of which SCG is a 25% shareholder (except for Homestead) shall be deemed to be a designee of SCG. The nominee(s) of SCG may, but need not, be the same person(s) nominated by either PTR pursuant to the PTR Investor Agreement or ATLANTIC pursuant to the ATLANTIC Investor Agreement.

  In addition, because SCG is an affiliate of Homestead, the SCG Investor Agreement provides SCG with registration rights pursuant to which, in certain specified circumstances, SCG may request, at any time after the first anniversary of the date on which the Homestead Common Stock is registered with the Securities and Exchange Commission (the "Commission") under either Section 12(b) or 12(g) of the Exchange Act, and on not more than three occasions, registration of all of SCG's Homestead Common Stock pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act").

FUNDING COMMITMENT AGREEMENTS

  Pursuant to funding commitment agreements to be dated as of the Closing Date (the "Funding Commitment Agreements") each of PTR and ATLANTIC will agree to make mortgage loans to Homestead of up to $144,044,620 and $98,028,471, respectively. The obligations of PTR and ATLANTIC are limited to a specific dollar amount for each property identified in the respective Funding Commitment Agreements. Upon any determination by Homestead to commence development of a property identified in the Funding Commitment Agreement, Homestead is required to notify PTR or ATLANTIC, as the case may be, and PTR or ATLANTIC, as the case may be, is required to endeavor in good faith to fund up to the full amount of its obligation with respect to such property. Homestead is required to complete the development of such property consistent with the development plans for such property. Each mortgage loan issued by Homestead pursuant to a Funding Commitment Agreement will be convertible into shares of Homestead Common Stock on the basis of one share of Homestead Common Stock for every $11.50 of principal outstanding on the mortgage loan. The obligation of Homestead to call for funding of, and the obligations of PTR and ATLANTIC to provide funding for, the mortgage loans expires on March 31, 1998, except with respect to properties for which Homestead has given notice that it intends to develop. Interest on the mortgage loans accrues at the rate of 9% on the unpaid principal balance, payable every six months. The mortgages are scheduled to mature on October 31, 2006, and are not callable until five years after the Closing Date. Homestead has pledged substantially all of its assets as collateral for the mortgage loans.

  Pursuant to each Funding Commitment Agreement, PTR and ATLANTIC will provide Homestead aggregate funding on such developments in the amounts of up to approximately $129 million and $111 million, respectively, which amounts are anticipated to be sufficient to complete the development of the respective Homestead Village facilities contributed by them. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to approximately $144 million and $98 million, respectively. The effect of these provisions is that PTR will fund $898,000 for each $1,000,000 principal amount of convertible mortgage loans and ATLANTIC will fund $1,133,535 for each $1,000,000 principal amount of convertible mortgage loans. The differences between the funded amounts and the stated amounts of the convertible mortgage loans arise because the rate of return on the existing Homestead Village facilities contributed by PTR is projected to exceed the rate of return on the Homestead Village facilities contributed by PTR and ATLANTIC to Homestead which are under construction or in pre-development planning. In calculating the relative ownership interests of PTR and ATLANTIC, SCG assumed that as of July 1, 1996 PTR would have 28 Homestead Village facilities in operation and generating income, while ATLANTIC would have none. In addition, SCG expects that the average property development costs for the existing PTR Homestead Village properties will, on balance, be less than those for the PTR and ATLANTIC Homestead Village properties projected to be built in the future because a large portion of the existing PTR Homestead Village properties were in planning or under development during 1992 and 1993 when land prices and construction costs were less than they are now and are anticipated to be over the next 18 months. The stated amount of the convertible mortgage loans was determined based on a 9% interest rate to provide an effective yield to each of PTR and ATLANTIC that is reflective of the relative rates of return anticipated to be realized on all of the facilities contributed by PTR and ATLANTIC, respectively.

ATLANTIC AND PTR INVESTOR AGREEMENTS

  ATLANTIC and PTR will each enter into an investor and registration rights agreement with Homestead (the "ATLANTIC and PTR Investor Agreements") pursuant to which ATLANTIC and PTR each are entitled to designate one person for nomination to the Homestead Board, and Homestead will use its best efforts to cause the election of such nominee(s), until March 31, 1998 and for so long thereafter as PTR or ATLANTIC has the right to convert in excess of $20 million in principal amount of loans made pursuant to the Funding Commitment Agreement. Such nominee(s) may, but need not, be the same person(s) nominated by SCG pursuant to the SCG Investor Agreement. In addition, Homestead has granted to each of ATLANTIC and PTR registration rights with respect to the issuance upon conversion and the distribution of all of the shares of Homestead Common Stock issuable upon conversion of the convertible mortgage notes. Prior to the one-year anniversary of the date the Homestead Common Stock is registered under the Exchange Act, each of ATLANTIC and PTR may request one registration of those shares of Homestead Common Stock which are issued upon conversion of any or all the convertible mortgage notes converted during such one-year period and which it intends to distribute to its stockholders. After such one-year anniversary, each of ATLANTIC and PTR may request three additional registrations pursuant to Rule 415 promulgated under the Securities Act of all shares of Homestead Common Stock issued or issuable upon conversion of the convertible mortgage notes. Such registration, except for the fees and disbursements of counsel to ATLANTIC or PTR, shall be at the expense of Homestead.

ESCROW AGREEMENT

  Pursuant to an escrow agreement to be dated the Closing Date (the "Escrow Agreement") among Homestead, SCG and State Street Bank and Trust Company ("Escrow Agent"), a portion of the shares of Homestead Common Stock issuable to SCG in the Transaction will be placed in an escrow account maintained with the Escrow Agent. In general, as PTR and ATLANTIC advance funds to Homestead in accordance with the terms of their respective Funding Commitment Agreements, a portion of the shares of Homestead Common Stock in the escrow account will be released to SCG, together with a proportionate amount of accrued dividends, if any. On January 1, 2000, unless all of the shares of Homestead Common Stock placed in the escrow account have been released to SCG sooner in accordance with the provisions of the Escrow Agreement, the Escrow Agent will release to Homestead all of the shares of Homestead Common Stock remaining in the escrow account. All dividends or other distributions paid by Homestead in respect of the shares of Homestead Common Stock held in the escrow account shall be retained by the Escrow Agent for the benefit of the party to whom the related shares of Homestead Common Stock are ultimately issued. The Escrow Agent will vote all shares of Homestead Common Stock held in the escrow account proportionately in accordance with the vote of all other Homestead shareholders as instructed by Homestead. In the event that instructions are not received, the Escrow Agent will not vote such shares.

  Because the number of shares of Homestead Common Stock being received by SCG is based on the anticipated future REIT management fees and property management fees SCG would have received under existing agreements with PTR and ATLANTIC for the 80 Homestead Village properties contributed to Homestead, net of overhead of SCG related to those properties, and since many of the contributed Homestead Village properties are either in the development or planning stage, the purpose of the Escrow Agreement is to time SCG's receipt of the shares of Homestead Common Stock pursuant to the Merger Agreement with the time the properties are actually funded and supported by a completion guaranty.

FINDER'S AGREEMENTS

  Pursuant to a series of agreements between PTR and the unaffiliated person who brought the Homestead concept to PTR and certain of his affiliates (collectively, "Finder"), Finder agreed to assist PTR in locating, developing and operating temporary corporate affordable housing facilities. In accordance with these agreements, Finder is entitled to receive: (i) with respect to four Homestead properties currently in operation and located in the Dallas area (collectively, the "Dallas Properties"), an annual amount of $535,000; (ii) with respect to the first 35 Homestead facilities constructed by Homestead (other than the Dallas Properties), an annual amount of $7,500 per property (such amount subject to proportionate increase or decrease if the property has less than 120 units or more than 150 units) for each fiscal year beginning on the date the facility achieves 80% occupancy and provided that Homestead expects to receive for such fiscal year an annual return from the facility equal to 12% of its undepreciated cost in the facility; (iii) upon the sale of any of the Dallas Properties to an unaffiliated third party, 20% of the net proceeds, which are generally defined as the gain on sale received by Homestead from the sale of such property (after deducting all closing costs and commissions and after deducting Homestead's undepreciated cost of all land, improvements and renovations); and (iv) upon the sale of any of the other 35 properties to an unaffiliated third party, 10% of the net gain on sale received by Homestead from the sale of such property (after deducting all closing costs and commissions and after deducting Homestead's undepreciated cost of all land, improvements and renovations). The annual payments for each facility are payable until the earliest to occur of the sale of the facility to an unaffiliated third party, a breach of the agreements by Finder (subject to various cure provisions), and February 2043. In addition, Finder has agreed, until December 31, 1996, not to compete, directly or indirectly, with Homestead in certain states in which Homestead operates. Finder is not affiliated with Homestead, PTR, ATLANTIC or SCG. Homestead does not currently have an intention to sell any of its properties.

                            PRINCIPAL SHAREHOLDERS

  As of October 8, 1996, there were 1,000 shares of Homestead Common Stock issued and outstanding, which were held of record by SCG. The following table sets forth, as of October 8, 1996 and as adjusted to give effect to the ATLANTIC IPO and the Transaction, certain information regarding the beneficial ownership of Homestead Common Stock by each person who is expected to be the beneficial owner of five percent or more of the outstanding Homestead Common Stock, by each of Homestead's directors and Named Executive Officers, and by all directors and executive officers of Homestead as a group. As of such date, there are expected to be approximately 3,400 record holders of Homestead Common Stock.

                                                   AMOUNT OF        PERCENT OF
      NAME AND ADDRESS OR NUMBER OF PERSONS IN     BENEFICIAL        HOMESTEAD
      GROUP                                       OWNERSHIP(1)      COMMON STOCK
      ----------------------------------------    ------------      ------------
      Security Capital Group Incorporated.......   12,657,277(2)        56.0%
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
        William D. Sanders (Corporate
         Ownership).............................   12,657,277(3)        56.0%
         7777 Market Center Avenue
         El Paso, Texas 79912
        William D. Sanders (Personal Ownership).       63,819(4)           *
         7777 Market Center Avenue
         El Paso, Texas 79912
      C . Ronald Blankenship....................        7,877              *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      David C. Dressler, Jr.....................          878(5)           *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      Michael D. Cryan..........................            0(5)           *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      John P. Frazee, Jr........................        2,837(6)           *
       9512 Bull Headley Road
       Tallahassee, Florida 32312
      Robert W. Frost, Jr.......................            0(5)           *
       Six Piedmont Center
       Atlanta, Georgia 30305
      John R. Patterson.........................            0(5)           *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      Donald J. Schultz.........................          175(5)           *
       125 Lincoln Avenue
       Santa Fe, New Mexico 87501
      Directors and Executive Officers as a
       group
       (6 persons)..............................       11,767(5)(6)        *

--------
   * Less than 1%.

(1) Includes for SCG, Messrs. Sanders, Blankenship, Dressler, Frazee and Schultz, and all directors and executive officers as a group, 4,840,789, 25,624, 3,162, 352, 1,139 and 70, and 4,723 shares of Homestead Common
    Stock, respectively, that may be acquired upon exercise of Homestead
    Warrants.

(2) These shares of Homestead Common Stock will be owned of record by SC Realty Incorporated, a wholly owned subsidiary of SCG, and will be pledged to secure SCG's $300 million revolving line of credit facility with a syndicate of banks. As of October 8, 1996, there were $87 million of borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by SCG of PTR, ATLANTIC, Security Capital Industrial Trust, a publicly-traded REIT affiliated with SCG, and Security Capital U.S. Realty, an entity based in Luxembourg that is affiliated with SCG and which invests in real estate operating companies in the United States. SCG estimates that the aggregate market value of the pledged securities exceeded $2.0 billion as of October 8, 1996. SCG was in compliance with all covenants under the line of credit as of June 30, 1996. Does not include up to 2,243,038 shares of Homestead Common Stock which may be issued to SCG pursuant to the Escrow Agreement. See "Certain Relationships and Transactions--Escrow Agreement."

(3) Mr. Sanders may be deemed to beneficially own these shares of Homestead Common Stock, which will be owned by SCG, because Mr. Sanders, as Chairman and Chief Executive Officer of SCG, shares voting and dispositive power with respect to all shares of Homestead Common Stock owned by SCG. SCG and Mr. Sanders in his capacity as Chairman and Chief Executive Officer of SCG, intend to play a major role in the direction of Homestead for the purpose of maximizing the value of Homestead.

(4) 3,154 of these shares of Homestead Common Stock will be owned by Mr. Sanders directly. Mr. Sanders may be deemed to beneficially own 57,943 of these shares of Homestead Common Stock which will be owned by Sanders Partners Incorporated and CAMPR Partners Limited, family entities with respect to which Mr. Sanders shares voting and dispositive power, and 2,722 of these shares of Homestead Common Stock will be owned by a foundation of which Mr. Sanders is a director.
(5) Does not include shares of Homestead Common Stock which may be issued under the Incentive Plan. See "Management--Long-Term Incentive Plan."
(6) Does not include shares of Homestead Common Stock which may be issued under the Outside Directors Plan. See "Management--Outside Directors Plan."
                      DESCRIPTION OF HOMESTEAD SECURITIES

  The following summary of the terms of the securities of Homestead does not purport to be complete and is subject to and qualified in its entirety by reference to the Homestead Charter and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

GENERAL


  The authorized stock of Homestead consists of 250,000,000 shares of common stock, $0.01 par value per share. The Homestead Board may classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such stock. No holder of any class of stock of Homestead will have any preemptive right to subscribe to any securities of Homestead except as may be granted by the Homestead Board in authorizing the issuance of a class of preferred stock. Under Maryland law, stockholders are generally not liable for Homestead's debts or obligations. For a description of certain provisions that could have the effect of delaying, deferring or preventing a change in control, see "Risk Factors-- Limitations on Changes in Control," "Certain Relationships and Transactions-- SCG Investor Agreement" and "Certain Provisions of Maryland Law and of Homestead's Charter and Bylaws."

  The transfer agent and registrar for the Homestead Common Stock is The First National Bank of Boston, 150 Royall Street, Canton, Massachusetts 02021. HOMESTEAD COMMON STOCK


  The outstanding shares of Homestead Common Stock are fully paid and nonassessable. Each share of Homestead Common Stock entitles the holder to one vote on all matters requiring a vote of stockholders, including the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors, which means that the holders of a majority of the outstanding shares of Homestead Common Stock can elect all of the directors then standing for election. Stockholders are entitled to such dividends as may be authorized from time to time by the directors out of assets legally available therefor.

  In the event of any liquidation, dissolution or winding-up of the affairs of Homestead, holders of Homestead Common Stock will be entitled, subject to the preferential rights of holders of preferred stock, if any, to share ratably in the assets of Homestead remaining after provision for payment of liabilities to creditors.

  All shares of Homestead Common Stock have equal distribution, liquidation and other rights, and shall have no preference, appraisal, conversion or exchange rights. Upon completion of the Distribution, 17,749,735 shares of Homestead Common Stock will be issued and outstanding (including the 2,243,038 shares held in escrow).

PREFERRED STOCK

  The Homestead Board is empowered by the Homestead Charter, without the approval of stockholders, to cause shares of preferred stock to be issued in one or more series and to determine, among other things, the number of preferred shares of each series and the rights, preferences, powers and limitations of each series which may be senior to the rights of Homestead Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Homestead and may adversely affect the voting and other rights of stockholders. Upon completion of the Transaction, no shares of preferred stock will be outstanding and Homestead has no present plans to issue any preferred stock following completion of the Distribution other than as contemplated by the Rights Agreement (as defined below).

PURCHASE RIGHTS

  On May 16, 1996, the Board of Directors authorized a dividend of one Purchase Right for each share of Homestead Common Stock outstanding at the close of business on May 16, 1996 (the "Rights Record Date") to the holders of Homestead Common Stock of record as of the Rights Record Date. The dividend was paid on the Rights Record Date. The holders of any additional shares of Homestead Common Stock issued after the Rights Record Date and before the redemption or expiration of the Purchase Rights will also be entitled to one Purchase Right for each such additional share. Each Purchase Right entitles the registered holder under certain circumstances to purchase from Homestead one-hundredth of a Participating Preferred Share of Homestead at a price of $50.00 per one-hundredth of a Participating Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Purchase Rights are set forth in the Rights Agreement dated as of May 16, 1996 between Homestead and The First National Bank of Boston, as rights agent (the "Rights Agreement").

  The Purchase Rights will be exercisable and will be evidenced by separate certificates only after the earliest to occur of: (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (excluding certain affiliates of Homestead) has acquired beneficial ownership of 20% or more of the outstanding shares of Homestead Common Stock (thereby becoming an "Acquiring Person"); (2) 15 business days (or such later date as may be determined by action of the Homestead Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons (excluding certain affiliates of Homestead) of 25% or more of the outstanding shares of Homestead Common Stock or (3) 15 business days (or such later date as may be determined by action of the Homestead Board prior to such time as any person becomes an Acquiring Person) after the date of filing by any person of, or the first public announcement of the intention of any person to file, any application, request, submission or other document with any federal or state regulatory authority seeking approval of, attempting to rebut any presumption of control upon, or otherwise indicating an intention to enter into, any transaction or series of transactions (other than a transaction in which newly issued Homestead Common Stock is issued directly by Homestead) the consummation of which would result in any person (excluding certain affiliates of Homestead) becoming the beneficial owner of Homestead Common Stock aggregating 25% or more of the then outstanding shares of Homestead Common Stock (the first to occur of such dates being called the "Rights Distribution Date"). With respect to any of the stock certificates outstanding as of the Rights Record Date, until the Rights Distribution Date the Purchase Rights will be evidenced by such stock certificate. Until the Rights Distribution Date (or earlier redemption or expiration of the Purchase

Rights), new stock certificates issued after the Rights Record Date upon transfer or new issuance of shares of Homestead Common Stock will contain a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the Homestead Board in good faith determines that a person who would otherwise be an Acquiring Person under the Rights Agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of Homestead Common Stock so that such person would no longer be an Acquiring Person, then such person shall not be deemed to be an Acquiring Person for purposes of the Rights Agreement.

  The Purchase Rights will expire on May 16, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Purchase Rights are earlier redeemed or exchanged by Homestead, in each case as described below.

  The Purchase Price payable, and the number of Participating Preferred Shares or other securities or property issuable, upon exercise of the Purchase Rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Participating Preferred Shares purchasable upon exercise of the Purchase Rights will not be redeemable. Each Participating Preferred Share will be entitled to a minimum preferential quarterly distribution payment equal to the greater of (i) $1 per share or (ii) 100 times the distribution declared per share of Homestead Common Stock. Each Participating Preferred Share will have 100 votes, voting together with the shares of Homestead Common Stock. If dividends payable on Participating Preferred Shares are in arrears in an amount equal to at least six full quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the outstanding Participating Preferred Shares shall have the exclusive right, voting separately as a single class, to elect two directors of Homestead until such time as all arrears in dividends (whether or not declared) on the Participating Preferred Shares shall have been paid or declared and set apart for payment. In the event of liquidation, the holders of the Participating Preferred Shares will be entitled to a minimum preferential liquidation payment of $1 per share (plus any accrued and unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Homestead Common Stock. In the event of any merger, consolidation or other transaction in which shares of Homestead Common Stock are exchanged, each Participating Preferred Share will be entitled to receive 100 times the amount received per share of Homestead Common Stock. In the event of issuance of Participating Preferred Shares upon exercise of the Purchase Rights, in order to facilitate trading, a depositary receipt may be issued for each one-hundredth of a Participating Preferred Share. The Purchase Rights will be protected by customary antidilution provisions.

  In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Purchase Right, other than Purchase Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise a number of shares of Homestead Common Stock having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price. In lieu of the issuance of shares of Homestead Common Stock upon exercise of Purchase Rights, the Homestead Board may under certain circumstances, and if there is an insufficient number of shares of Homestead Common Stock authorized but unissued or held by Homestead to permit the exercise in full of the Purchase Rights, the Homestead Board is required to, take such action as may be necessary to cause Homestead to issue or pay upon the exercise of Purchase Rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the shares of Homestead Common Stock which otherwise would have been issuable upon exercise of Purchase Rights.

  In the event that, after any person or group becomes an Acquiring Person, Homestead is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the Rights Agreement) of twice the Purchase Price.

  At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of Homestead Common Stock, the Homestead Board may exchange the Purchase Rights (other than Purchase Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one share of Homestead Common Stock (or one-hundredth of a Participating Preferred Share) per Purchase Right (subject to adjustment).

  As soon as practicable after a Rights Distribution Date, Homestead is obligated to use its best efforts to file a registration statement under the Securities Act relating to the securities issuable upon exercise of Purchase Rights and to cause such registration statement to become effective as soon as practicable.

  At any time prior to the time a person or group of persons becomes an Acquiring Person, the Homestead Board may redeem the Purchase Rights in whole, but not in part, at a price of $0.01 per Purchase Right (the "Redemption Price") payable in cash, shares of Homestead Common Stock or any other form of consideration deemed appropriate by the Homestead Board. The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as the Homestead Board in its sole discretion may establish. Immediately upon the effectiveness of any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.

  The terms of the Purchase Rights may be amended by the Homestead Board without the consent of the holders of the Purchase Rights, except that from and after the time any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Purchase Rights and in no event shall any such amendment change the 20% threshold at which a person acquiring beneficial ownership of shares of Homestead Common Stock becomes an Acquiring Person.

  The Purchase Rights have certain anti-takeover effects. The Purchase Rights will cause substantial dilution to a person or group that attempts to acquire Homestead on terms not approved by the Homestead Board, except pursuant to an offer conditioned on a substantial number of Purchase Rights being acquired. The Purchase Rights should not interfere with any merger or other business combination approved by the Homestead Board since the Purchase Rights may be redeemed by Homestead at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the shares of Homestead Common Stock. The form of Rights Agreement specifying the terms of the Purchase Rights has been incorporated by reference into the Registration Statement (of which this Prospectus forms a part) and is incorporated herein by reference. The foregoing description of the Purchase Rights does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Rights Agreement, including the definitions therein of certain terms.

HOMESTEAD WARRANTS

  The Homestead Warrants are to be issued under a Warrant Agreement (the "Warrant Agreement") between Homestead and The First National Bank of Boston, as Warrant Agent (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following is a summary of the material terms of the Homestead Warrants and the Warrant Agreement. The summary is subject to, and is qualified in its entirety by reference to, all the provisions of the Homestead Warrants and the Warrant Agreement, including the definitions therein of certain terms.

 General

  Each Homestead Warrant will entitle the registered holder thereof, subject to and upon compliance with the provisions thereof and of the Warrant Agreement, at such holder's option, to purchase at an exercise price of $10.00 per share from Homestead one share of Homestead Common Stock. The number of shares of Homestead Common Stock for which a Homestead Warrant may be exercised is subject to adjustment as set forth in the Warrant Agreement.

  Homestead Warrants may be exercised at any time by surrendering the certificate evidencing such Homestead Warrants (the "Warrant Certificates") with the form of election to purchase shares set forth on the reverse side thereof duly completed and executed by the holder thereof and paying in full the exercise price for such Homestead Warrant at the office or agency designated for such purpose, which will initially be the corporate trust office of the Warrant Agent in New York, New York. Each Homestead Warrant may be exercised only in whole and the exercise price may be paid only in cash or by certified or official bank check. The Homestead Warrants will expire at 5:00 p.m., New York time, on the first anniversary of the Distribution Record Date.

  The Warrant Certificates evidencing the Homestead Warrants may be surrendered for exercise or exchange, and the transfer of Warrant Certificates will be registrable, at the office or agency of Homestead maintained for such purpose, which initially will be the corporate trust office of the Warrant Agent in New York, New York. The Warrant Certificates will be issued only in fully registered form. No service charge will be made for any exercise, exchange or registration of transfer of Warrant Certificates, but Homestead may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Fractional shares of Homestead Common Stock will not be issued upon exercise of Homestead Warrants. In lieu thereof Homestead will pay a cash adjustment based on the difference between the Current Market Value (as defined in the Warrant Agreement) of a share of Homestead Common Stock on the date the Warrant Certificate is surrendered for conversion and the exercise price of the Homestead Warrants.

  Holders of Homestead Warrants will not be entitled, by virtue of being such holders, to receive dividends, vote, receive notice of any meetings of stockholders or otherwise have any right of stockholders of Homestead.

 Adjustments

  The number of shares of Homestead Common Stock issuable upon exercise of a Homestead Warrant (the "Exercise Rate") is subject to adjustment upon the occurrence of certain events, including (a) dividends or distributions on Homestead Common Stock payable in Homestead Common Stock or certain other stock of Homestead; (b) subdivisions, combinations or certain reclassifications of Homestead Common Stock; (c) distributions to all holders of Homestead Common Stock of rights, warrants or options entitling them to subscribe for Homestead Common Stock at a price per share less than 94% of the Current Market Value at the Time of Determination (each as defined in the Warrant Agreement); (d) sales by Homestead of Homestead Common Stock or of securities convertible into or exchangeable or exercisable for Homestead Common Stock (other than pursuant to (1) the exercise of the Homestead Warrants (2) any security convertible into, or exchangeable or exercisable for, Homestead Common Stock as to which the issuance thereof has previously been the subject of any required adjustment pursuant to the Warrant Agreement and (3) the conversion of any convertible notes issued or issuable pursuant to the Funding Commitment Agreements) at a price per share less than the Current Market Value at the Time of Determination; and (e) distributions to stockholders of assets or debt securities of Homestead or certain rights, warrants or options to purchase assets or debt securities or other securities of Homestead (excluding cash dividends or other cash distributions from consolidated retained earnings other than any Extraordinary Cash Dividend (as defined in the Warrant Agreement)). No adjustment in the Exercise Rate will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Rate; provided that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

  If Homestead is a party to a consolidation or merger, or certain transfers of all or substantially all of its assets occur, a Homestead Warrant for Homestead Common Stock shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of Homestead Warrants would have received immediately after the consolidation, merger or transfer if the holder exercised the Homestead Warrant immediately before the effective date of the transaction.

  In the event of a taxable distribution to holders of Homestead Common Stock which results in an adjustment to the number of shares of Homestead Common Stock or other consideration for which a Homestead Warrant may be exercised, the holders of the Homestead Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax.

CONVERTIBLE MORTGAGE NOTES

  As of the Closing Date, Homestead will assume the $77,289,000 principal amount of promissory notes of its predecessors in connection with funding the acquisition and construction costs and expenses incurred in connection with acquiring and developing various real properties as Homestead Village properties. Pursuant to the Funding Commitment Agreements, PTR and ATLANTIC have agreed to provide Homestead aggregate funding on the respective Homestead Village properties contributed by them in the amounts of up to approximately $129 million and $111 million, respectively. PTR and ATLANTIC will receive convertible mortgage notes in respect of such fundings in stated amounts of up to approximately $144 million and $98 million, respectively. The convertible mortgage notes issued to PTR will be recorded for financial reporting purposes by Homestead at a premium of approximately $15 million and the convertible mortgage notes issued to ATLANTIC will be recorded by Homestead at a discount of approximately $13 million, each of which will be amortized as an adjustment to interest expense over the ten-year term of the mortgage notes using the effective interest method. As described above, the relative ownership percentages of PTR, ATLANTIC and SCG in Homestead were determined based upon the relative value of the contributed assets assuming that all of the properties to be contributed have been developed and are fully operating. PTR and ATLANTIC have agreed to fund convertible mortgages to provide for the development of the Homestead Village properties and to achieve their respective ownership allocations. The funded amounts of PTR and ATLANTIC under the convertible mortgages therefore are in amounts that are anticipated, pursuant to currently existing development budgets, to be sufficient to complete the development of the Homestead Village properties being contributed by them, respectively. To determine the difference between the funded and stated amounts of the convertible mortgage notes, SCG calculated a value of the Homestead's assets contributed in the Transaction by each of PTR, ATLANTIC and SCG as of the end of 1998 assuming all properties were completely developed. Such value ($496.9 million) was determined by SCG consistent with the accounting treatment for the Transaction as described in the Pro Forma Financial Statements included elsewhere herein. In particular, such value was based on the assumption that only the 80 properties currently operating, under construction or in pre-development planning are completed by 1998 and did not take into account Homestead's plans to continue an active development, developing properties in a disciplined manner in its target market. Such value was calculated solely for the purposes described herein and should not be relied upon as an indication of the actual fair market value of Homestead's assets. For purposes of determining the amount of securities to be issued to PTR and ATLANTIC in the Transaction based on the methodology used in determining the relative ownership percentages (described herein), 63.64% of the value of Homestead was allocated to PTR (approximately $316.2 million) and 28.18% of the value of Homestead was allocated to ATLANTIC (approximately $140.0 million). As described elsewhere, SCG determined that 70% of the value allocated to PTR and ATLANTIC would be issuable in convertible debt of Homestead and 30% would be issuable in common equity. Therefore, the total value of the convertible mortgage notes issuable to PTR was determined to be approximately $221.3 million (which amount includes the approximately $77.3 million of convertible mortgage notes currently outstanding) and the total value of the convertible mortgage notes issuable to ATLANTIC was determined to be approximately $98.0 million. SCG estimated that the total cost of the Homestead Village properties to be contributed by PTR and ATLANTIC will be approximately $284.0 million and $158.7 million, respectively. Seventy percent of these costs are attributable to the convertible mortgage notes issuable to PTR (approximately $198.8 million) and ATLANTIC (approximately $111.1 million), respectively. The difference between the $221.3 million of the value of the mortgages and the $198.8 million of the expected costs equals the difference between the funded and stated amounts of the convertible mortgage notes issuable to PTR. The difference between the $98.0 million of the value of the mortgages and the $111.0 million of the expected costs equals the difference between the funded and stated amounts of the convertible mortgage notes issuable to ATLANTIC. The differences between the funded amounts and the stated amounts of the convertible mortgage loans arise because the rate of return on the existing Homestead Village facilities contributed by PTR is projected to exceed the rate of return on the Homestead Village facilities contributed by PTR and ATLANTIC to Homestead which are under construction or in pre-development planning. This expected difference in the rates of return arises because, as of July 1, 1996, PTR was expected to have 28 Homestead Village facilities in operation and generating income, while ATLANTIC was expected to have none and the average property development costs for the existing PTR Homestead Village properties, on balance, was expected to be less than those for the PTR and ATLANTIC Homestead Village properties projected to be built in the future because a large portion of the existing PTR Homestead Village properties were in planning or under development during 1992 and 1993 when land prices and construction costs were less than they are now and are anticipated to be over the next 18 months. Because of the foregoing factors, and as a result of Homestead's desire to issue a single class of convertible mortgage notes, bearing a 9% per annum interest rate, the stated amounts of the convertible mortgage notes were adjusted to provide an effective yield (after giving effect to the premium due to the issuance of the Homestead Warrants and the convertibility of the mortgage notes--see footnote (j) to Homestead's Pro Forma Condensed Consolidated Balance Sheet) to each of PTR (12.42% on a fully funded basis) and ATLANTIC (8.46% on a fully funded basis) that is reflective of the relative rates of return anticipated to be realized on all of the facilities contributed by PTR and ATLANTIC, respectively.

  Interest on the promissory notes accrues at the rate of 9% on the unpaid principal balance payable every six months. The promissory notes are scheduled to mature on October 31, 2006. Homestead has pledged substantially all of its assets as collateral for the promissory notes. PTR and ATLANTIC have the right, beginning on or after March 31, 1997, to convert all of the outstanding principal amount of the promissory notes into shares of Homestead Common Stock on the basis of one share of Homestead Common Stock for each $11.50 aggregate principal amount outstanding on the promissory notes being converted. This conversion rate is subject to adjustment on substantially the same terms as the Homestead Warrants.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                         HOMESTEAD'S CHARTER AND BYLAWS

  The following paragraphs summarize certain provisions of Maryland law and the Homestead Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Homestead Charter and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

CLASSIFICATION OF THE HOMESTEAD BOARD

  Homestead's Bylaws provide that the number of directors may be established by the Homestead Board but may not be fewer than three nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Homestead Board. Pursuant to the Homestead Charter, the directors are divided into three classes. At the 1997 annual meeting of shareholders, one class will be elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, another class will be elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and another class will be elected to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. Homestead believes that classification of the Homestead Board will help to assure the continuity and stability of Homestead's business strategies and policies as determined by the Homestead Board.

  The classified director provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Homestead, even though such an attempt might be beneficial to Homestead and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Homestead Board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

DIRECTOR LIABILITY LIMITATION AND INDEMNIFICATION

  Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Homestead Charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  Homestead's officers and directors are and will be indemnified under the Homestead Charter against certain liabilities. The Homestead Charter provides that Homestead will, to the maximum extent permitted by Maryland law in effect from time to time, indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of Homestead or (b) any individual who, while a director of Homestead and at the request of Homestead, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Homestead has the power, with the approval of the Homestead Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of Homestead in any of the capacities described in (a) or (b) above and to any employee or agent of Homestead or its predecessors.

  Maryland law requires a corporation (unless its charter provides otherwise, which the Homestead Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Maryland law permits Homestead to advance reasonable expenses to a director or officer upon Homestead's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by Homestead as authorized by Homestead's Bylaws and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by Homestead if it shall ultimately be determined that the standard of conduct was not met.

  Additionally, Homestead has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of such officer or director, arising out of any lawsuit or claim against such officer or director due to the fact that he or she was or is serving as an officer or director, except for such liabilities and expenses
(a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Homestead pursuant to the foregoing provisions, Homestead has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Homestead Board has exempted from these provisions of the MGCL any business combination with SCG and its affiliates and successors. As a result, SCG and its affiliates and successors may be able to enter into business combinations with Homestead that may not be in the best interests of its stockholders without compliance by Homestead with the super-majority vote requirements and other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  Maryland law provides that "Control Shares" of a Maryland corporation acquired in a "Control Share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power (except solely by virtue of a revocable proxy): (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "Control Share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

  A person who has made or proposes to make a Control Share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share acquisition.

  The Control Share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

  Homestead's Bylaws contain a provision exempting SCG and its affiliates and successors from the provisions of the Control Share acquisition statute.

ADVANCE NOTICE PROVISIONS

  For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the Homestead Bylaws require such stockholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the nomination or proposal is made; and (iii) as to the stockholder giving the notice and beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder as they appear on Homestead's books, and of such beneficial owner and (y) the number of shares of each class of stock of Homestead which are owned beneficially and of record by such stockholder and such beneficial owner, if any.

                       SHARES AVAILABLE FOR FUTURE SALE

  Upon completion of the Mergers, Homestead will have 17,749,735 shares of Homestead Common Stock (including the 2,243,038 shares held in escrow) and Homestead Warrants to purchase 10,000,000 shares of Homestead Common Stock issued and outstanding. All of the shares to be issued in the Distribution, other than any shares purchased by affiliates, will be tradeable without restriction under the Securities Act. The shares of Homestead Common Stock currently issued and outstanding or reserved for issuance upon conversion of the convertible mortgage notes or exercise of options will be eligible for sale, subject to the volume resale, manner of sale and notice limitations of Rule 144 of the Securities Act.

  In general, under Rule 144, a person (or persons whose shares are aggregated in accordance with the Rule) who has beneficially owned his or her shares of Homestead Common Stock for at least two years, including any such persons who may be deemed "affiliates" of Homestead (as defined in the Securities Act), would be entitled to sell within any three-month period a number of shares of Homestead Common Stock that does not exceed the greater of 1% of the then outstanding number of shares or the average weekly trading volume of the shares during the four calendar weeks preceding each such sale. After shares are held for three years, a person who is not deemed an "affiliate" of Homestead is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. Sales of shares of Homestead Common Stock by affiliates will continue to be subject to the volume limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by or is under common control with, such issuer.

  Homestead has granted SCG, which will beneficially own 7,816,488 shares of Homestead Common Stock after the ATLANTIC IPO and the Transaction, and each of PTR and ATLANTIC, certain registration rights. See "Certain Relationships and Transactions--SCG Investor Agreement" and "--ATLANTIC and PTR Investor Agreements."

  No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares (including shares issued upon the exercise of warrants and options), or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                  INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

  The following financial statements have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing:

  (i) the combined balance sheets of the PTR-Homestead Village Group as of December 31, 1994 and 1995, the related combined statements of operations, owners' equity and cash flows for each of the years in the three-year period ended December 31, 1995 and the related combined schedule as of December 31, 1995;

  (ii) the combined balance sheet of the Atlantic-Homestead Village Group as of December 31, 1995, the related combined statements of operations, owners' equity and cash flows for the period from April 3, 1995 (date of formation) through December 31, 1995 and the related combined schedule as of December 31, 1995;

  (iii) the combined balance sheets of the SCG-Homestead Village Group as of December 31, 1994 and 1995 and the related combined statements of operations, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995.

  The balance sheet of Homestead Village Incorporated at June 30, 1996 appearing in the Prospectus of Homestead included in the Homestead Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  Homestead has filed with the Commission the Homestead Registration Statement under the Securities Act with respect to the Homestead Securities being distributed hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Homestead and the Homestead Securities being distributed hereby, reference is made to the Registration Statement including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other documents filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

  As a result of the Mergers, Homestead will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by Homestead with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material can also be obtained from the Commission's web site at http://www.sec.gov.

  Homestead intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                 LEGAL MATTERS

  The validity of the Homestead Common Stock and the Homestead Warrants offered hereby has been passed upon for Homestead by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has relied upon the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law. Mayer, Brown & Platt has represented and is currently representing ATLANTIC, PTR, SCG and Homestead and certain of their respective affiliates.

                    INDEX TO HOMESTEAD FINANCIAL STATEMENTS

HOMESTEAD VILLAGE INCORPORATED
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
PRO FORMA (UNAUDITED):
Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1996........   F-4
Pro Forma Condensed Consolidated Statement of Operations for the six
 months ended June 30, 1996 ..............................................   F-9
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 .................................................  F-10
THE PTR--HOMESTEAD VILLAGE GROUP
HISTORICAL COMBINED FINANCIAL STATEMENTS:
Independent Auditors' Report..............................................  F-11
Combined Balance Sheets as of December 31, 1994 and 1995 and the unaudited
 Combined Balance Sheet as of June 30, 1996...............................  F-12
Combined Statements of Operations for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Operations for the six months ended June 30, 1995 and 1996..................................  F-13
Combined Statements of Owners' Equity for the years ended December 31,
 1993, 1994 and 1995 and the unaudited Combined Statement of Owners'
 Equity for the six months ended June 30, 1996............................  F-14
Combined Statements of Cash Flows for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Cash Flows for the six months ended June 30, 1995 and 1996..................................  F-15
Notes to Combined Financial Statements....................................  F-16
Schedule III--Real Estate and Accumulated Depreciation as of December 31,
 1995.....................................................................  F-21
THE ATLANTIC--HOMESTEAD VILLAGE GROUP
HISTORICAL COMBINED FINANCIAL STATEMENTS:
Independent Auditors' Report..............................................  F-23
Combined Balance Sheet as of December 31, 1995 and the unaudited Combined
 Balance Sheet as of June 30, 1996........................................  F-24
Combined Statement of Operations for the period from April 3, 1995 (date of formation) through December 31, 1995 and the unaudited Combined
 Statement of Operations for the six months ended June 30, 1996...........  F-25
Combined Statement of Owners' Equity for the period from April 3, 1995
 (date of formation) through December 31, 1995 and the unaudited Combined
 Statement of Owners' Equity for the six months ended June 30, 1996.......  F-26
Combined Statement of Cash Flows for the period from April 3, 1995 (date of formation) through December 31, 1995 and the unaudited Combined
 Statement of Cash Flows for the six months ended June 30, 1996...........  F-27
Notes to Combined Financial Statements....................................  F-28
Schedule III--Real Estate and Accumulated Depreciation as of December 31,
 1995.....................................................................  F-31
THE SCG--HOMESTEAD VILLAGE GROUP
HISTORICAL COMBINED FINANCIAL STATEMENTS:
Independent Auditors' Report..............................................  F-32
Combined Balance Sheets as of December 31, 1994 and 1995 and the unaudited
 Combined Balance Sheet as of June 30, 1996...............................  F-33

Combined Statements of Operations for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Operations for the six months ended June 30, 1995 and 1996..................................  F-34
Combined Statements of Shareholder's Equity (Deficit) for the years ended
 December 31, 1993, 1994 and 1995 and the unaudited Combined Statement of
 Shareholder's Equity (Deficit) for the six months ended June 30, 1996....  F-35
Combined Statements of Cash Flows for the years ended December 31, 1993,
 1994 and 1995 and the unaudited Combined Statements of Cash Flows for the six months ended June 30, 1995 and 1996..................................  F-36
Notes to Combined Financial Statements....................................  F-37
HOMESTEAD VILLAGE INCORPORATED
BALANCE SHEET:
Report of Independent Auditors............................................  F-40
Balance Sheet as of June 30, 1996.........................................  F-41
Notes to Balance Sheet....................................................  F-42

                        HOMESTEAD VILLAGE INCORPORATED

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF JUNE 30, 1996
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the following transactions had occurred on June 30, 1996; (I) the PTR-Homestead Village Group including land parcels which were under contract as of June 30, 1996 and expected to be acquired prior to the date of the transaction, merged with and into Homestead; (II) the acquisition of net assets of the Atlantic-Homestead Village Group including land parcels which were under contract as of June 30, 1996 and expected to be acquired prior to the Closing Date had been completed; (III) the acquisition of the net assets of SCG-Homestead Village Group had occurred. Such pro forma information is based in part on the historical Combined Balance Sheets of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group. It should be read in conjunction with the financial statements listed in the index page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  In accordance with the Merger Agreement and the Funding Commitment Agreement the PTR-Homestead Village Group will contribute a total of 54 facilities either in operation, under construction or in pre-development planning. Similarly, the Atlantic-Homestead Village Group will contribute a total of 26 facilities either in operation, under construction or in pre-development planning. Subsequent to the Closing Date, PTR and Security Capital Atlantic Incorporated ("ATLANTIC") will be obligated to provide the additional funding to complete the development of the facilities contributed. The Pro Forma Condensed Consolidated Balance Sheet excludes expected development costs related to the properties under development or planned to be developed and the related convertible mortgage notes for the period July 1, 1996 through ultimate completion of the facilities and therefore is not reflective of the entire transaction.

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming these transactions had been completed as of June 30, 1996, nor does it purport to represent the future financial position of Homestead.

                        HOMESTEAD VILLAGE INCORPORATED

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF JUNE 30, 1996
                                  (UNAUDITED)

          (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                  CAPITALIZATION               ACQUISITION
                                                   OF HOMESTEAD                  OF THE    ACQUISITION
                        THE PTR-                    AND MERGER     HOMESTEAD    ATLANTIC-  OF THE SCG-
                        HOMESTEAD                 WITH THE PTR-     VILLAGE     HOMESTEAD   HOMESTEAD   OTHER PRO     PRO FORMA
                      VILLAGE GROUP  PRO FORMA      HOMESTEAD     INCORPORATED   VILLAGE     VILLAGE      FORMA       CONDENSED
                      HISTORICAL(A) ADJUSTMENTS   VILLAGE GROUP    PRO FORMA    GROUP (G)   GROUP (H)  ADJUSTMENTS   CONSOLIDATED
                      ------------- -----------   --------------  ------------ ----------- ----------- -----------   ------------
ASSETS
------
Current assets:
 Cash and cash
 equivalents.......     $  1,509      $   --         $     1 (e)    $  1,510     $19,722     $    12     $(1,500)(i)   $ 19,744
 Accounts
 receivable........          868          --             --              868         --          526         --           1,394
 Other current
 assets............          172          --             --              172         --           13         --             185
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total current
   assets..........        2,549          --               1           2,550      19,722         551      (1,500)        21,323
Property and
equipment, net.....      135,936       11,835 (c)        --          147,771      31,688         531         --         179,990
Other assets.......        2,605          --             --            2,605       2,156         323       1,500 (i)      6,584
Trademark and other
intangible assets..          --           --             --              --          --       20,468         --          20,468
Deferred financing
costs..............          --           --             --              --          --          --       27,844 (j)     27,844
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total assets....     $141,090      $11,835        $     1        $152,926     $53,566     $21,873     $27,844       $256,209
                        ========      =======        =======        ========     =======     =======     =======       ========
LIABILITIES AND SHAREHOLDERS'
EQUITY
-----------------------------
Current
liabilities:
 Development costs
 payable...........     $  1,739      $   --         $   --         $  1,739     $ 1,165     $   --      $   --        $  2,904
 Accrued real
 estate taxes......        1,335          --             --            1,335           5         --          --           1,340
 Accounts payable..          448          --             --              448         281          39         --             768
 Other accrued
 expenses..........          807          --             --              807         416           6         --           1,229
 Accrued interest
 payable...........        2,917          --             --            2,917         --          --          --           2,917
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total current
   liabilities.....        7,246          --             --            7,246       1,867          45         --           9,158
 Intercompany
 debt..............       30,110      (30,110)(d)        --              --          --          --          --             --
 Convertible
 mortgage notes
 payable...........       77,289       (9,942)(b)        --           67,347         --          --          --          67,347
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total
   liabilities.....      114,645      (40,052)           --           74,593       1,867          45         --          76,505
Shareholders'
Equity:                                                                                                      --
 Common stock......          --           --              95 (f)          95          42          18          23 (k)        178
 Additional paid
 in
 capital/Contributed
 capital...........       19,725       11,835 (c)          1 (e)
                                        9,942 (b)     71,517 (f)                                          28,144 (k)
                                       30,110 (d)    (71,612)(f)      71,518      51,657      21,810      27,844 (j)    200,973
 Shares in escrow..          --           --             --              --          --          --      (28,167)(k)    (28,167)
 Retained
 earnings..........        6,720          --             --            6,720         --          --          --           6,720
                        --------      -------        -------        --------     -------     -------     -------       --------
   Total
   shareholders'
   equity..........       26,445       51,887              1          78,333      51,699      21,828      27,844        179,704
                        --------      -------        -------        --------     -------     -------     -------       --------
Total liabilities
and shareholders'
equity.............     $141,090      $11,835        $     1        $152,926     $53,566     $21,873     $27,844       $256,209
                        ========      =======        =======        ========     =======     =======     =======       ========

--------

(a) Reflects the historical combined balance sheet of the PTR-Homestead Village Group as of June 30, 1996, which is presented elsewhere in this registration statement.

(b) Reflects the conversion of convertible mortgage notes of the PTR-Homestead Village Group to capital contributed as a result of the transaction. In accordance with the Merger Agreement, PTR will receive all of its shares of Homestead Common Stock at the Closing Date (representing 30% of the fair market value of its assets contributed at full funding). Based on the pro forma costs at the Closing Date, the face value of the convertible mortgages would be limited to $67,347. Therefore, the balance of convertible mortgage notes payable at June 30, 1996 ($77,289) less the maximum convertible mortgage notes payable at the Closing Date ($67,347) equals the convertible mortgage notes converted to capital ($9,942).

(c) Reflects the land to be acquired by the PTR-Homestead Village Group subsequent to June 30, 1996 and prior to the Closing Date. The land consists of nine separate parcels of developed land that will be contributed to Homestead unencumbered by any mortgage or other financial obligation at the Closing Date. The PTR-Homestead Village Group intends to acquire these parcels utilizing capital contributed by its parent company, PTR.

(d) Reflects the conversion of intercompany debt of the PTR-Homestead Village Group to contributed capital in accordance with the Merger Agreement.

(e) Reflects the capitalization of Homestead through the issuance of 1,000 shares of Homestead Common Stock in exchange for $1.
(f) Reflects the issuance of 9,485,727 shares of Homestead Common Stock to PTR in exchange for the net assets of the PTR-Homestead Village Group. This transaction is accounted for as a reorganization of entities under common control and accordingly, assets and liabilities are reflected at the PTR-Homestead Village Group's historical cost. Additionally, PTR would receive 6,363,789 warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share for its commitment to provide funding under the Funding Commitment Agreement. Management of PTR, ATLANTIC and other affiliates of SCG ("Management") determined the exercise price of the warrants and believes that $10 per share represents adequate consideration for a share of Homestead Common Stock. See (j) below for determination of the value and accounting treatment of the Homestead Warrants described herein.
(g) Reflects the acquisition of the net assets of the Atlantic-Homestead Village Group by Homestead based on the estimated fair market value of the net assets acquired through the issuance to ATLANTIC of Homestead Common Stock. Estimated fair market value for all parties in the transaction is based on the relative fair value of the net assets received by Homestead as used in determining the relative ownership percentage of PTR, ATLANTIC and SCG in Homestead. The methodology used was based upon the present values of the cash flows of the contributions made by each such party. With respect to each of PTR and ATLANTIC, SCG prepared those present values by discounting the future net cash flows for the 80 identified Homestead Village properties in operation, under construction or in pre-development planning at July 1, 1996 which will be contributed by each of them to Homestead in connection with the Mergers. With respect to SCG, SCG calculated the present value of the cash flows from the PTR and ATLANTIC REIT management fees and property management fees which SCG would have received from such 80 Homestead Village properties, net of operating overhead. Listed below is a reconciliation of the historical cost of the net assets acquired to the pro forma estimated fair market value acquisition cost, followed by explanations of the pro forma acquisition adjustments.

                                                      PRO FORMA       PRO FORMA
                                          HISTORICAL ACQUISITION     ACQUISITION
           BALANCE SHEET CAPTION             COST    ADJUSTMENTS        COST
           ---------------------          ---------- -----------     -----------
   Property and equipment, net..........   $18,584     $13,104(i)      $31,688
   Cash and cash equivalents............       156      19,566(ii)      19,722
   Other assets.........................     2,156         --            2,156
                                           -------     -------         -------
     Total assets.......................   $20,896     $32,670         $53,566
                                           =======     =======         =======
   Accounts payable.....................   $   281     $   --          $   281
   Accrued expenses and other
    liabilities.........................     1,586         --            1,586
   Intercompany debt....................    17,420     (17,420)(iii)       --
                                           -------     -------         -------
     Total liabilities..................    19,287     (17,420)          1,867
                                           -------     -------         -------
     Total shareholders' equity.........     1,609      50,090(iv)      51,699
                                           -------     -------         -------
     Total liabilities and shareholders'
      equity............................   $20,896     $32,670         $53,566
                                           =======     =======         =======

    (i) Reflects estimated costs of $9,028 relating to the acquisition of eight parcels of land under contract to be acquired for cash, subsequent to June 30, 1996 and prior to the Closing Date. Also included is $4,076 which represents the amount by which the estimated fair market value of the net assets acquired exceeds the historical cost basis. This excess has been attributed to property and equipment as management believes that the carrying amount of the remaining assets and liabilities approximates fair value because of the short maturity of these instruments. The acquisition cost was determined by Management. The fair market value of the property and equipment was estimated using a premium over cost, which Management believes is reasonable considering value added during the development process.

    (ii) Reflects, for pro forma purposes, cash of $19,566 contributed by Atlantic as partial consideration for the Homestead stock received. The cash payment is necessary to facilitate ATLANTIC's receipt of its entire share of common stock on the Closing Date in accordance with the Merger Agreement (The actual cash dollar amount paid is expected to be reduced to approximately $18,600 by the Closing Date as a result of development costs incurred between June 30, 1996 and the Closing Date).

    (iii) Reflects the conversion of all intercompany debt into contributed capital immediately prior to the Transaction.

    (iv) Reflects the impact on shareholders' equity of adjustments (i),
    (ii) and (iii), above. Based upon the Merger Agreement, ATLANTIC will receive 4,201,220 shares of Homestead Common Stock having a value of $51,699. Such value was determined based on the assumed value of the Homestead Common Stock of approximately $12.31 per share (the "Assumed Value"), which is based solely on the estimated fair market value of the net assets contributed by PTR, ATLANTIC, and SCG. This per share amount is not intended as an indication of the price at which shares of Homestead Common Stock may actually trade and no assurance can be given as to the price at which the shares of Homestead Common Stock will trade. Additionally, ATLANTIC will receive 2,818,517 Homestead Warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share in exchange for entering into the Funding Commitment Agreement. Management determined the exercise price of the Homestead Warrants and concluded that $10 per share represents adequate consideration for a share of Homestead Common Stock. See (j) below for determination of the value and accounting treatment of the Homestead Warrants described herein.
(h) Reflects the acquisition of the net assets of the SCG-Homestead Village Group by Homestead based on the estimated fair market value of the net assets acquired through the issuance to SCG of Homestead Common Stock. For a description of the determination of the estimated fair market value of the net assets acquired, see (g) above. Listed below is a reconciliation of the historical cost of the net assets acquired to the pro forma estimated fair market value acquisition cost, followed by explanations of the pro forma acquisition adjustments.

                                                      PRO FORMA       PRO FORMA
                                          HISTORICAL ACQUISITION     ACQUISITION
           BALANCE SHEET CAPTION             COST    ADJUSTMENTS        COST
           ---------------------          ---------- -----------     -----------
   Property and equipment, net..........    $  531     $   --          $   531
   Cash and cash equivalents............        12         --               12
   Accounts receivable..................       526         --              526
   Other assets.........................       336      20,468(i)       20,804
                                            ------     -------         -------
     Total assets.......................    $1,405     $20,468         $21,873
                                            ======     =======         =======
   Accounts payable.....................    $   39     $   --          $    39
   Accrued expenses and other
    liabilities.........................       868        (862)(ii)          6
   Intercompany debt....................     2,756      (2,756)(iii)       --
                                            ------     -------         -------
     Total liabilities..................     3,663      (3,618)             45
                                            ------     -------         -------
     Total shareholders' equity.........    (2,258)     24,086(iv)      21,828
                                            ------     -------         -------
     Total liabilities and shareholders'
      equity............................    $1,405     $20,468         $21,873
                                            ======     =======         =======

    (i) The net assets acquired primarily consist of trademarks, tradenames, development and property management expertise, as well as operating systems necessary to conduct the business of developing, owning and operating the Homestead Village properties. The estimated fair market value of the net assets acquired is approximately $49,995 for which Homestead will issue 4,062,788 shares of $.01 par value common stock. At the Closing Date, SCG will receive a pro rata portion (1,773,186) of the total shares, based upon the ratio (43.66%) of actual funding provided by PTR and ATLANTIC to Homestead as of June 30, 1996 to the total expected funding to be provided, as more fully described in the Transaction (the 1,773,186 shares issued to SCG is expected to increase to 1,819,750 shares issued at the Closing Date as a result of development costs incurred between June 30, 1996 and the Closing Date). Correspondingly, the proportional amount of the estimated fair market value recorded at the Closing Date is approximately $21,828, of which approximately $20,468 has been attributed to the trademarks and other intangible assets listed above. Management intends to amortize the intangible assets on a straight-line basis over a period of 20 years. The $20,468 has been attributed to these intangibles as management believes that the carrying amount of the remaining assets and liabilities approximates fair value because of the short maturity of these instruments. The $1,360 ($21,828-$20,468) difference represents the historical cost of the net assets of SCG after adjustment for (ii) and (iii) below. The identification of the trademark and other intangible assets listed above and the determination of the acquisition cost of the net assets was made by Management. A discounted cash flow method was used by management to estimate fair market value.

    (ii) Reflects an adjustment to reduce accrued expenses and other liabilities for employee-related liabilities which will not be assumed by Homestead. Such adjustment is reflected as an addition to contributed capital.

    (iii) Reflects the conversion of all intercompany debt into contributed capital immediately prior to the Transaction.

    (iv) Reflects the impact on shareholders' equity of adjustments (i),
    (ii) and (iii) above. Additionally, SCG will receive 817,694 Homestead Warrants to purchase additional shares of Homestead Common Stock at the exercise price of $10 per share in exchange for the commitment to provide funding to Homestead during the time between the execution of the Merger Agreement and the Closing Date and the use of office facilities for one year. Management determined the exercise price of the Homestead Warrants and concluded that $10 per share represents adequate consideration for a share of stock of Homestead. See (j) below for determination of the value and accounting treatment of the Homestead Warrants described herein.

(i) Reflects estimated expenses of consummating the Transaction.

(j) Reflects the financing costs incurred by Homestead as a result of the Funding Commitment Agreements with PTR and ATLANTIC and the other consideration received from SCG described in (iv) above. The 10,000,000 Homestead Warrants to be issued to PTR, ATLANTIC and SCG were valued based on the difference between the Assumed Value of Homestead Common Stock and the $10 exercise price of the Warrants ($23,100). Additional financing costs were incurred by Homestead equal to the difference in the Assumed Value of the Homestead Common Stock and the $11.50 conversion price of the convertible mortgages to be assumed by Homestead at the Closing Date ($4,744). $25,955 of these costs will be amortized by Homestead using the effective interest rate method at an effective combined yield of 11.05% over the 10 year term of the convertible mortgages. The deferred costs related to the consideration provided by SCG ($1,889) will be amortized over a period not to exceed one year.

(k) The remaining 2,289,602 shares of Homestead Common Stock will be issued to an escrow agent and held for SCG. As each property is funded under the Funding Commitment Agreements, the shares of Homestead Common Stock will be transferred to SCG. See "Certain Relationships and Transactions--Escrow Agreement."

                        HOMESTEAD VILLAGE INCORPORATED
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 of Homestead Village Incorporated ("Homestead") are presented as if: I) Homestead was capitalized and the PTR-Homestead Village Group merged into Homestead; II) the PTR-Homestead Village Group acquired land parcels which were under contract as of June 30, 1996 and expected to close prior to the Closing Date; and III) Homestead acquired the net assets of the Atlantic-Homestead Village Group and the SCG-Homestead Village Group through the issuance of shares of Homestead Common Stock and Homestead Warrants as of January 1, 1995. The financial statements and related footnotes of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group are presented elsewhere in this registration statement. The statements also include estimated incremental expenses related to operating a publicly held company as if it were publicly held as of January 1, 1995. Such pro forma information is based in part upon the Historical Combined Statements of Operations of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group. It should be read in conjunction with the financial statements listed in the index on page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  The unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what Homestead's actual results of operations would have been assuming such transactions had been completed as of January 1, 1995, nor do they purport to present the results of operations for future periods. Results of operations and the related earnings or loss per share will be affected by a number of factors including, but not limited to, the total number of extended-stay lodging facilities opened and operated and the related operating results thereon, interest cost incurred on indebtedness, corporate operating and management expenses, development and acquisition costs and the number of shares issued. Additionally, the Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1996 is not necessarily indicative of the results of operations for the full year.

                        HOMESTEAD VILLAGE INCORPORATED

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                           THE PTR-    THE ATLANTIC-   THE SCG-
                           HOMESTEAD     HOMESTEAD     HOMESTEAD                                           PRO FORMA
                         VILLAGE GROUP VILLAGE GROUP VILLAGE GROUP ELIMINATION    COMBINED   PRO FORMA     CONDENSED
                         HISTORICAL(A) HISTORICAL(A) HISTORICAL(A)   ENTRIES     HISTORICAL ADJUSTMENTS   CONSOLIDATED
                         ------------- ------------- ------------- -----------   ---------- -----------   ------------
REVENUE:
 Room revenue...........    $15,133        $--          $   --       $   --       $15,133     $   --        $15,133
 Other..................        210           9           1,871       (1,870)(b)      220         --            220
                            -------        ----         -------      -------      -------     -------       -------
   Total Revenue........     15,343           9           1,871       (1,870)      15,353         --         15,353
COSTS AND EXPENSES:
 Property operating
  expenses..............      6,420         --              --           --         6,420         --          6,420
 Property management
  fees paid to
  affiliates............      1,048         --              --        (1,048)(b)      --          --            --
 Corporate operating
  expenses..............        397          38           6,229          --         6,664      (2,682)(c)
                                                                                                  163 (d)     4,145
 REIT management fees
  paid to affiliates....        822         --              --          (822)(b)      --          --            --
 Depreciation and
  amortization..........      1,841         --               35          --         1,876         512 (e)     2,388
 Interest expense.......      2,340         --              107          --         2,447        (705)(f)
                                                                                                  663 (i)     2,405
                            -------        ----         -------      -------      -------     -------       -------
   Total costs and
    expenses............     12,868          38           6,371       (1,870)      17,407      (2,049)       15,358
                            -------        ----         -------      -------      -------     -------       -------
 Income (loss) before
  income tax expense....      2,475         (29)         (4,500)         --        (2,054)      2,049            (5)
 Income tax expense.....        --          --              --           --           --         (196)(g)      (196)
                            -------        ----         -------      -------      -------     -------       -------
NET INCOME (LOSS).......    $ 2,475        $(29)        $(4,500)     $   --       $(2,054)    $ 1,853       $  (201)
                            =======        ====         =======      =======      =======     =======       =======
PRO FORMA NET INCOME PER COMMON SHARE................................................................       $  (.01)
                                                                                                            =======
PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING NOTE (H)...............................................        33,606
                                                                                                            =======

-------
(a) Reflects the historical combined statements of operations of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group, which are presented elsewhere in this registration statement.
(b) Reflects the elimination of intercompany REIT and property management fee income and expense which will no longer be paid since Homestead will be self-managed.
(c) Reflects the adjustment for development overhead costs incurred by the SCG-Homestead Village Group in conjunction with the acquisition of land and the development of the extended-stay lodging facilities that will now be incurred and capitalized by Homestead in accordance with generally accepted accounting principles. Development overhead costs consisted primarily of payroll and related benefits and are included in the historical financial statements of the SCG-Homestead Village Group.

(d) Reflects the additional costs of operating as a public company for the six months ended June 30, 1996 including additional salaries and benefits, ($88) and legal, accounting and other professional fees ($75).

(e) Depreciation is computed utilizing the straight-line method over the estimated useful lives of 20 to 40 years for buildings and improvements and 2 to 7 years for equipment. This treatment is consistent with the historical financial statements and, therefore, no pro forma adjustment is necessary. Trademark and other intangible assets are being amortized over a period of 20 years. Amortization totaled $512 for the six months ended June 30, 1996. Upon release of the escrowed shares to SCG additional trademark and other intangibles of $28,167 would be recorded and amortization for the six months would increase by $704. Net loss for the six months ended June 30, 1996, as adjusted for the increase in amortization, would be $(905) or $(.03) per common share.

(f) Reflects the adjustment to reduce interest expense as a result of the conversion of $9,942 of convertible mortgage notes, bearing interest at 9% and $30,110 of intercompany debt, bearing interest at rates between 8% and 8.25% to contributed capital.
(g) Prior to the proposed transaction, the PTR-Homestead Village Group and the Atlantic-Homestead Village Group were taxed as qualified real estate investment trust subsidiaries under the Internal Revenue Code of 1986, as amended. The SCG-Homestead Village Group was a subsidiary of a Subchapter C corporation, which has experienced operating losses since its inception. Therefore, as described further in the historical combined financial statements of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group, which appear elsewhere in this registration statement, no provision was required for federal or state income taxes.
  Homestead will be taxed as a Subchapter C corporation and, as such, will be subject to federal and any applicable state income taxes. The components of the pro forma adjustment for income taxes consist of the following:

       Income before income tax expenses................................. $ (5)
       Amortization of trademark and other intangible assets acquired from the SCG-Homestead Village Group not deductible for tax purposes.........................................................  512
                                                                          ----
                                                                           507
       Assumed federal and state income tax rate......................... 38.6%
                                                                          ----
       Pro forma adjustment.............................................. $196
                                                                          ====

(h) Reflects the assumed number of weighted average common shares of Homestead Common Stock outstanding during the six months ended June 30, 1996 based upon the assumed issuance of 17,750 total shares of Homestead Common Stock, including the shares in escrow, at the beginning of the period.

  Additionally, reflects the assumed conversion of the 9% convertible mortgage notes into 5,856 shares of Homestead Common Stock at the conversion price of $11.50 per share which is less than the assumed value of the Homestead Common Stock. Similarly, the 10,000 Homestead Warrants, which are exercisable at $10 per share were considered common stock equivalents since the exercise price is less than the assumed value of the Homestead Common Stock.
(i) Reflects the amortization of deferred financing costs described in note
    (j) to the Homestead Proforma Condensed Consolidated Balance Sheet.

                        HOMESTEAD VILLAGE INCORPORATED

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE DATA)

                           THE PTR-    THE ATLANTIC-   THE SCG-
                           HOMESTEAD     HOMESTEAD     HOMESTEAD                                           PRO FORMA
                         VILLAGE GROUP VILLAGE GROUP VILLAGE GROUP ELIMINATION    COMBINED   PRO FORMA     CONDENSED
                         HISTORICAL(A) HISTORICAL(A) HISTORICAL(A)   ENTRIES     HISTORICAL ADJUSTMENTS   CONSOLIDATED
                         ------------- ------------- ------------- -----------   ---------- -----------   ------------
REVENUE:
 Room revenue...........    $18,337        $ --         $   --       $   --       $18,337     $   --        $18,337
 Other..................        366            4          2,021       (2,007)(b)      384         --            384
                            -------        -----        -------      -------      -------     -------       -------
   Total Revenue........     18,703            4          2,021       (2,007)      18,721         --         18,721
COSTS AND EXPENSES:
 Property operating
  expenses..............      7,600          --             --           --         7,600         --          7,600
 Property management
  fees paid to
  affiliates............      1,018          --             --        (1,018)(b)      --          --            --
 Corporate operating
  expenses..............        944           63          7,067          --         8,074      (2,211)(c)     6,188
                                                                                                  325 (d)       --
 REIT management fees
  paid to affiliates....        989          --             --          (989)(b)      --          --            --
 Depreciation and
  amortization..........      2,343          --              39          --         2,382       1,023 (e)     5,294
                                                                                                1,889 (j)
 Interest expense.......      2,958          --              70          --         3,028        (530)(f)     3,447
                                                                                                  949 (i)
                            -------        -----        -------      -------      -------     -------       -------
   Total costs and
    expenses............     15,852           63          7,176       (2,007)      21,084       1,445        22,529
                            -------        -----        -------      -------      -------     -------       -------
 Income (loss) before
  income tax expense....      2,851          (59)        (5,155)         --        (2,363)     (1,445)       (3,808)
 Income tax expense.....        --           --             --           --           --          --  (g)       --
                            -------        -----        -------      -------      -------     -------       -------
NET INCOME (LOSS).......    $ 2,851        $ (59)       $(5,155)     $   --       $(2,363)    $(1,445)      $(3,808)
                            =======        =====        =======      =======      =======     =======       =======
PRO FORMA NET LOSS PER COMMON SHARE..................................................................       $  (.11)
                                                                                                            =======
PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING NOTE (H)...............................................        33,606
                                                                                                            =======

-------
(a) Reflects the historical combined statements of operations of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group and the SCG-Homestead Village Group, which are presented elsewhere in this registration statement.
(b) Reflects the elimination of intercompany REIT and property management fee income and expense which will no longer be paid since Homestead will be self-managed.
(c) Reflects the adjustment for development overhead costs incurred by the SCG-Homestead Village Group in conjunction with the acquisition of land and the development of the extended-stay lodging facilities that will now be incurred and capitalized by Homestead in accordance with generally accepted accounting principles. Development overhead costs consisted primarily of payroll and related benefits and are included in the historical financial statements of the SCG-Homestead Village Group.
(d) Reflects the additional costs of operating as a public company for the year ended December 31, 1995 including additional salaries and benefits, ($175) and legal, accounting and other professional fees ($150).

(e) Depreciation is computed utilizing the straight-line method over the estimated useful lives of 20 to 40 years for buildings and improvements and 2 to 7 years for equipment. This treatment is consistent with the historical financial statements and, therefore, no pro forma adjustment is necessary. Trademark and other intangible assets are being amortized over a period of 20 years. Amortization totaled $1,023 for the year ended December 31, 1995. Upon release of the escrowed shares to SCG additional trademark and other intangibles of $28,167 would be recorded and annual amortization would increase by $1,408. Net loss for the year ended December 31, 1995, as adjusted for the increase in amortization, would be $(5,216) or $(.16) per Common Share.

(f) Reflects the adjustment to reduce interest expense as a result of the conversion of $9,942 of convertible mortgage notes, bearing interest at 9% and $30,110 of intercompany debt bearing interest at rates between 8% and 8.25% to contributed capital.
(g) Prior to the proposed transaction, the PTR-Homestead Village Group and the Atlantic-Homestead Village Group were taxed as qualified real estate investment trust subsidiaries under the Internal Revenue Code of 1986, as amended. The SCG-Homestead Village Group was a subsidiary of a Subchapter C corporation, which has experienced operating losses since its inception. Therefore, as described further in the historical combined financial statements of the PTR-Homestead Village Group, the Atlantic-Homestead Village Group, and the SCG-Homestead Village Group which appear elsewhere in this registration statement, no provision was required for federal or state income taxes.

  Homestead will be taxed as a Subchapter C corporation and, as such, will be subject to federal and any applicable state income taxes. However, no proforma income tax adjustment is required for the year ended December 31, 1995.
(h) Reflects the assumed number of weighted average shares of Homestead Common Stock outstanding during the twelve months ended December 31, 1995 based upon the assumed issuance of 17,750 total shares of Homestead Common Stock, including the shares in escrow, at the beginning of the period.

  Additionally, reflects the assumed conversion of the 9% convertible mortgage notes into 5,856 shares of Homestead Common Stock at the conversion price of $11.50 per share is less than the assumed value of the Homestead Common Stock. Similarly, the 10,000 Homestead Warrants, which are exercisable at $10 per share were considered common stock equivalents since the strike price is less than the assumed value of the Homestead Common Stock.
(i) Reflects the amortization of deferred financing costs described in note
    (j) to the Homestead Proforma Condensed Consolidated Balance Sheet.
(j) Reflects the amortization of deferred costs related to the consideration provided by SCG as described in note (j) to the Homestead Proforma Condensed Consolidated Balance Sheet.

                         INDEPENDENT AUDITORS' REPORT

To the Owners of
The PTR-Homestead Village Group:

  We have audited the accompanying combined balance sheets of the PTR-Homestead Village Group (as described in Note 1) as of December 31, 1994 and 1995 and the related combined statements of operations, owners' equity and cash flows for each of the years in the three-year period ended December 31, 1995. In connection with our audits, we also have audited the accompanying
Schedule III, Real Estate and Accumulated Depreciation. These combined financial statements and combined financial statement schedule are the responsibility of the PTR-Homestead Village Group's management. Our responsibility is to express an opinion on these combined financial statements and combined financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the PTR-Homestead Village Group as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 1, 1996

                        THE PTR-HOMESTEAD VILLAGE GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                      DECEMBER 31,    JUNE 30,
                                                    ---------------- -----------
                                                     1994     1995      1996
                                                    ------- -------- -----------
                                                                     (UNAUDITED)
                      ASSETS
                      ------
Current assets:
  Cash and cash equivalents........................ $   928 $  1,896  $  1,509
  Accounts receivable..............................     111      436       868
  Other current assets.............................     145      353       172
                                                    ------- --------  --------
    Total current assets...........................   1,184    2,685     2,549
Property and equipment, net........................  59,099  105,002   135,936
Other assets.......................................     583    1,278     2,605
                                                    ------- --------  --------
Total assets....................................... $60,866 $108,965  $141,090
                                                    ======= ========  ========
          LIABILITIES AND OWNERS' EQUITY
          ------------------------------
Current liabilities:
  Development costs payable........................ $ 2,564 $  3,389  $  1,739
  Accrued real estate taxes........................     272    1,056     1,335
  Accounts payable.................................     349      578       448
  Other accrued expenses...........................     482      827       807
  Accrued interest payable.........................     --       --      2,917
                                                    ------- --------  --------
    Total current liabilities......................   3,667    5,850     7,246
Intercompany debt..................................  45,131   80,144    30,110
Convertible mortgage notes payable.................     --       --     77,289
                                                    ------- --------  --------
    Total liabilities..............................  48,798   85,994   114,645
                                                    ------- --------  --------
Commitments and contingencies
Owners' equity:
  Contributed capital..............................  10,674   18,726    19,725
  Retained earnings................................   1,394    4,245     6,720
                                                    ------- --------  --------
    Total owners' equity...........................  12,068   22,971    26,445
                                                    ------- --------  --------
Total liabilities and owners' equity............... $60,866 $108,965  $141,090
                                                    ======= ========  ========

     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                   SIX MONTHS
                                           YEARS ENDED DECEMBER      ENDED
                                                    31,             JUNE 30,
                                           --------------------- --------------
                                            1993   1994   1995    1995   1996
                                           ------ ------ ------- ------ -------
                                                                  (UNAUDITED)
REVENUE:
  Room revenue............................ $2,554 $7,827 $18,337 $7,699 $15,133
  Other revenue...........................     59    165     366    172     210
                                           ------ ------ ------- ------ -------
    Total revenue.........................  2,613  7,992  18,703  7,871  15,343
                                           ------ ------ ------- ------ -------
COSTS AND EXPENSES:
  Property operating expenses.............  1,157  3,146   7,600  2,529   6,420
  Property management fees paid to
   affiliates.............................    145    460   1,018    426   1,048
  Corporate operating expenses............    304    826     944    333     397
  REIT management fees paid to affiliates.    109    332     989    527     822
  Depreciation............................    234    845   2,343    845   1,841
  Interest expense........................    255  1,409   2,958  1,291   2,340
                                           ------ ------ ------- ------ -------
    Total costs and expenses..............  2,204  7,018  15,852  5,951  12,868
                                           ------ ------ ------- ------ -------
NET INCOME................................ $  409 $  974 $ 2,851 $1,920 $ 2,475
                                           ====== ====== ======= ====== =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                                 (IN THOUSANDS)

                                                      TOTAL
                                                   CONTRIBUTED RETAINED OWNERS'
                                                     CAPITAL   EARNINGS EQUITY
                                                   ----------- -------- -------
Balance at December 31, 1992......................   $ 1,576    $   11  $ 1,587
  Contributed capital.............................     1,107       --     1,107
  Net income......................................       --        409      409
                                                     -------    ------  -------
Balance at December 31, 1993......................     2,683       420    3,103
  Contributed capital.............................     7,991       --     7,991
  Net income......................................       --        974      974
                                                     -------    ------  -------
Balance at December 31, 1994......................    10,674     1,394   12,068
  Contributed capital.............................     8,052       --     8,052
  Net income......................................       --      2,851    2,851
                                                     -------    ------  -------
Balance at December 31, 1995......................    18,726     4,245   22,971
  Contributed capital (unaudited).................       999       --       999
  Net income (unaudited)..........................       --      2,475    2,475
                                                     -------    ------  -------
Balance at June 30, 1996 (unaudited)..............   $19,725    $6,720  $26,445
                                                     =======    ======  =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,         JUNE 30,
                               ----------------------------  ------------------
                                 1993      1994      1995      1995      1996
                               --------  --------  --------  --------  --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income.................  $    409  $    974  $  2,851  $  1,920  $  2,475
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
    Depreciation.............       234       845     2,343       845     1,841
  Change in:
    Accounts receivable......       (31)      (62)     (325)     (352)     (432)
    Accounts payable and
     accrued expenses........       (17)      752     1,358      (272)    3,046
    Other current assets.....         4      (128)     (208)       25       181
                               --------  --------  --------  --------  --------
      Net cash provided by
       operating activities..       599     2,381     6,019     2,166     7,111
                               --------  --------  --------  --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Other assets...............      (769)     (186)     (695)     (265)   (1,327)
  Investment in property and
   equipment, net of
   development costs payable.   (14,982)  (35,288)  (47,421)  (19,064)  (34,425)
                               --------  --------  --------  --------  --------
  Net cash used in investing
   activities................   (15,751)  (35,474)  (48,116)  (19,329)  (35,752)
                               --------  --------  --------  --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from intercompany
   debt......................    15,275    33,832    43,065    17,034    28,254
                               --------  --------  --------  --------  --------
  Net cash provided by
   financing activities......    15,275    33,832    43,065    17,034    28,254
                               --------  --------  --------  --------  --------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS...       123       739       968      (129)     (387)
BEGINNING BALANCE OF CASH AND
 CASH EQUIVALENTS............        66       189       928       928     1,896
                               --------  --------  --------  --------  --------
ENDING BALANCE OF CASH AND
 CASH EQUIVALENTS............  $    189  $    928  $  1,896  $    799  $  1,509
                               ========  ========  ========  ========  ========
NON-CASH TRANSACTIONS:
  Conversion of intercompany
   debt to owners' equity....  $  1,107  $  7,991  $  8,052  $  9,798  $    999
                               ========  ========  ========  ========  ========
  Conversion of intercompany
   debt to convertible
   mortgage notes payable....  $    --   $    --   $    --   $    --   $ 77,289
                               ========  ========  ========  ========  ========

     The accompanying notes are an integral part of the combined financial statements.

                        THE PTR-HOMESTEAD VILLAGE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (UNAUDITED AS TO INTERIM PERIODS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS:

  The accompanying combined financial statements have been prepared by combining the accounts of PTR Homestead Village Incorporated and its consolidated limited partnership, PTR Homestead Village Limited Partnership, hereinafter collectively referred to as the PTR-Homestead Village Group. PTR Homestead Village Incorporated directly owns a 99% limited partner interest in PTR Homestead Village Limited Partnership and through a wholly-owned subsidiary, also owns a 1% general partner interest. PTR Homestead Village Incorporated is a wholly-owned subsidiary of Security Capital Pacific Trust, a real estate investment trust, ("PTR"). Each of the entities comprising the PTR-Homestead Village Group were formed in 1995. Prior to formation, the activities of these entities were performed within PTR. Such activities have been carved out of PTR for purposes of inclusion in the accompanying combined financial statements.

  The accompanying historical financial statements of the PTR-Homestead Village Group are being presented on a combined basis as PTR Homestead Village Incorporated is expected to be subject to a merger transaction with certain affiliated groups of entities in which Homestead Village Incorporated will own and operate these properties subsequent to the merger transaction. (See the Prospectus for a description of the merger transaction.) Management of PTR believes that the combined financial statements results in a more meaningful presentation than presenting the separate historical financial statements of each entity.

  The PTR-Homestead Village Group develops, owns and manages extended-stay lodging facilities located primarily in the western part of the United States designed to appeal to value-conscious guests. Rooms are generally rented on a weekly basis to guests such as business travelers, professionals and others, with most guests staying multiple weeks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash in bank accounts and cash invested in money market funds.

 Property and Equipment

  Property and equipment is carried at cost, which is not in excess of estimated fair market value. Costs directly related to the acquisition, renovation or development of real estate are capitalized. Repairs and maintenance costs are expensed as incurred.

  Depreciation is computed utilizing a straight-line method over the estimated economic lives of depreciable property. Properties are depreciated principally over the following useful lives:

           Buildings and improvements............ 20-40 years
           Furniture, fixtures and equipment and
            other................................ 2-7 years

 Interest

  The PTR-Homestead Village Group capitalizes interest incurred during the land development or construction period for qualifying projects. Interest capitalized is included in the cost of properties in the accompanying combined financial statements. Total interest capitalized amounted to $426,529, $1,038,815 and $2,142,628 for the years ended December 31, 1993, 1994 and
1995, respectively, and $881,138 and $1,234,166 for the six months ended June 30, 1995 and 1996, respectively. Interest paid amounted to approximately $681,500, $2,447,800 and $5,100,600 for the years ended December 31, 1993,
1994 and 1995, respectively, and $2,172,015 and $657,139 for the six months ended June 30, 1995 and 1996, respectively.

                        THE PTR-HOMESTEAD VILLAGE GROUP

 Other Assets

  Other assets consist primarily of costs incurred in connection with the pursuit of land to be acquired for development including refundable earnest money deposits of $175,000 and $795,000 at December 31, 1994 and 1995, respectively and $1,075,000 at June 30, 1996. Costs incurred in connection with the pursuit of unsuccessful acquisitions or developments are expensed at the time the pursuit is abandoned.

 Revenue Recognition

  Room revenue and other income are recognized when earned, utilizing the accrual method of accounting. A provision for possible bad debts is made when collection of receivables is considered doubtful.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The companies comprising the PTR-Homestead Village Group are qualified subsidiaries of PTR, which has elected to be taxed as a real estate investment trust ("REIT").

  REITs are not required to pay federal income taxes if minimum distribution and income, asset and shareholder tests are met. PTR has met each of those tests for each of the years and interim periods for which combined financial statements are presented. Accordingly, no income tax provision or benefit has been reflected in the combined financial statements of the PTR-Homestead Village Group for the periods presented.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, other assets, development costs payable, accounts payable and accrued expenses approximates fair value as of December 31, 1994, 1995 and June 30, 1996 because of the short maturity of these instruments. Similarly, the carrying value of the intercompany debt and convertible mortgage notes payable approximates fair value as of those dates as the interest rates approximate market rates for similar debt instruments.

 Unaudited Interim Statements

  The combined financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited. In the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such combined financial statements have been included. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the PTR-Homestead Village Group future results of operations for the full year ending December 31, 1996.

                        THE PTR-HOMESTEAD VILLAGE GROUP

3. PROPERTY AND EQUIPMENT:

  Property and equipment is comprised of land held for future development, properties under construction and income producing Homestead Village extended-stay lodging facilities, located in the following markets:

                                                           PERCENTAGE OF
                                                           TOTAL COST AT
                                                     -----------------------------
                                                     DECEMBER 31,       JUNE 30,
                                                     ---------------   -----------
                                                      1994     1995       1996
                                                     ------   ------   -----------
                                                                       (UNAUDITED)
      MARKET:
        Dallas, TX..................................     38%      29%       23%
        Houston, TX.................................     41       29        22
        San Antonio, TX.............................     13       12        10
        Austin, TX..................................      3        9         9
        Phoenix, AZ.................................      2        8        12
        Denver, CO..................................      3        6         8
        Albuquerque, NM.............................    --         4         4
        Bay Area, CA................................    --         3         7
        Kansas City, KA.............................    --       --          1
        Seattle, WA.................................    --       --          3
        Salt Lake City, UT..........................    --       --          1
                                                     ------   ------       ---
                                                        100%     100%      100%
                                                     ======   ======       ===

  The following summarizes property and equipment (in thousands):

                                                   DECEMBER 31,      JUNE 30,
                                                 -----------------  -----------
                                                  1994      1995       1996
                                                 -------  --------  -----------
                                                                    (UNAUDITED)
      PROPERTY AND EQUIPMENT:
        Land.................................... $ 7,044  $ 14,812   $ 19,815
        Buildings and improvements..............  29,611    52,697     73,683
        Furniture, fixtures and equipment.......   4,973    10,760     13,487
                                                 -------  --------   --------
          Operating properties..................  41,628    78,269    106,985
        Construction in progress, excluding
         land...................................   9,296    26,577     15,645
        Land held for and under development.....   9,289     3,613     18,604
                                                 -------  --------   --------
                                                  60,213   108,459    141,234
          Less: accumulated depreciation........  (1,114)   (3,457)    (5,298)
                                                 -------  --------   --------
      Property and equipment, net............... $59,099  $105,002   $135,936
                                                 =======  ========   ========

  The PTR-Homestead Village Group's strategy is to focus on the ownership of extended-stay lodging facilities. Properties are periodically evaluated for impairment by comparing the sum of the expected undiscounted future cash flows to the carrying value of the assets and in the event the carrying value exceeds such cash flows, provisions for possible losses, measured as the amount by which the carrying value exceeds such cash flows, are made if required. No such impairment losses have been recognized to date. Statement of Financial Accounting Standards No. 121 entitled "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" has been adopted by the PTR-Homestead Village Group, as required by the statement effective January 1, 1996. The adoption of the statement had no impact on the combined financial statements at the date of adoption.

4. INTERCOMPANY DEBT AND CONTRIBUTED CAPITAL:

  The combined financial statements of the PTR-Homestead Village Group reflect intercompany debt assumed to have been borrowed from PTR to fund the acquisition and development of the Homestead Village properties.

                        THE PTR-HOMESTEAD VILLAGE GROUP

Acquisition and development costs were assumed to have been financed through borrowings from PTR up through the completion date of each respective property. Upon completion of a property, 30% of the intercompany debt associated with the property was assumed to have been converted to contributed capital. This assumption was made to reflect the ultimate leverage ratio (70% convertible mortgage debt and 30% common equity) expected to exist within Homestead after the funding commitment is fulfilled. Borrowings were assumed to bear interest at the weighted average interest rate of PTR's line of credit and unsecured long term debt which rates ranged from 6.3% to 9.25% for the period from January 1, 1993 through June 30, 1996. Interest costs were either expensed or capitalized in accordance with the PTR-Homestead Village Group's accounting policy for capitalization of interest cost discussed above. Approximately $77,289,000 of intercompany debt was converted to convertible mortgage notes payable in January 1996 (Note 5).

5. CONVERTIBLE MORTGAGE NOTES PAYABLE:

  On January 24, 1996, the entities comprising the PTR-Homestead Village Group (the "Borrower") executed convertible mortgage notes payable in favor of PTR. Approximately $77 million of these notes are outstanding at June 30, 1996 and are secured by currently owned Homestead Village properties. Additionally, these notes will further be secured by land to be acquired and developed. The terms of the notes provide for interest only payments of 9% per annum with payments beginning six months from the date of the note. The notes are due and payable on or before October 31, 2006.

  The mortgage notes are convertible, at the option of PTR, into common shares of the Borrower at any time beginning April 1, 1997. The conversion price is equal to 115% of the value of the common shares at the date of the note, as determined by the Board of Directors of the Borrower.

6. REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS:

  PTR has a REIT management agreement with Security Capital Pacific Incorporated (the "REIT Manager"), a subsidiary of Security Capital Group Incorporated ("SCG"), which is a significant shareholder of PTR. The REIT Manager provides both strategic and day-to-day management of PTR, including research, investment analysis, acquisition and development, asset management, capital markets, and legal and accounting services. All officers of PTR are employees of the REIT Manager and PTR has no employees.

  The REIT management agreement requires PTR to pay a stipulated base annual fee plus 16% of cash flow, as defined in the agreement. The PTR-Homestead Village Group's allocable share of the REIT management fee was based on 16% of its properties defined cash flow. Such fees, which are included in corporate operating expenses in the accompanying statements of operations, were as follows:

YEAR ENDED DECEMBER 31,
-----------------------
1993................. $109,032
1994.................  332,252
1995.................  989,471

SIX MONTHS ENDED
----------------
June 30, 1995........ $526,697
June 30, 1996........  822,117

  Additionally, in 1995, the PTR-Homestead Village Group entered into property management agreements with Homestead Realty Services Incorporated ("Homestead Realty") to manage its operating properties. Prior to 1995, such agreements were with SCG Realty Services Incorporated ("SCG Realty"). Both Homestead Realty and SCG Realty are wholly-owned subsidiaries of SCG. Fees for such services are computed as a percentage (5.0%-7.0%) of gross revenues, as defined. Such fees, which are included in property operating expenses in the accompanying statements of operations, were as follows:

YEAR ENDED DECEMBER 31,
-----------------------
1993............... $  144,942
1994...............    459,513
1995...............  1,018,223

SIX MONTHS ENDED
----------------
June 30, 1995....... $ 425,666
June 30, 1996....... 1,048,244

                        THE PTR-HOMESTEAD VILLAGE GROUP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)

  Accrued expenses include $55,000 and $470,000 at December 31, 1994 and 1995, respectively and $526,000 at June 30, 1996 payable to these affiliates for the REIT and property management services including amounts owed for reimbursement of out-of-pocket expenses incurred by the REIT Manager.

7. COMMITMENTS AND CONTINGENCIES:

 Finder's Agreements

  Pursuant to a series of agreements between PTR and an unaffiliated person ("Finder") who developed the Homestead Village concept, Finder has performed certain services. The agreements which expire February 5, 2043, provide for the payment of fees to Finder as follows: (i) $535,000 annually with respect to the four properties for which Finder assisted in the location, development and initial operations; (ii) an annual amount of $7,500 per property (subject to certain conditions as defined in the agreements) for assistance in site location with respect to the first 35 properties constructed (other than the four properties referred to in (i) above); (iii) 20% of the net proceeds as defined per the agreements, upon the sale of the four properties to an unaffiliated third party; and (iv) 10% of the net proceeds as defined per the agreement, upon the sale of the additional 35 properties to an unaffiliated third party. No such sales have occurred to date. Fees paid under this agreement and reflected in the accompanying combined statements of operations for the years ended December 31, 1993, 1994 and 1995 aggregated approximately $120,000, $646,000 and $611,000, respectively, and $300,000 and $320,000 for the six months ended June 30, 1995 and 1996, respectively. Effective December 1994, the agreement to assist in the site location of any additional properties beyond the 39 properties was terminated. Additionally, Finder has agreed not to compete, directly or indirectly, with the Homestead Village properties in certain states in which PTR does business through December 31, 1996.

 Other

  At June 30, 1996, the PTR-Homestead Village Group had unfunded development commitments for developments under construction of approximately $24.3 million.

  The PTR-Homestead Village Group is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, the PTR-Homestead Village Group has conducted Phase I environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to PTR-Homestead Village Group's results of operations for any of the periods presented. The PTR-Homestead Village Group is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on its financial condition or results of operations.

                                                                    SCHEDULE III

                        THE PTR-HOMESTEAD VILLAGE GROUP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1995
                                 (IN THOUSANDS)

                           INITIAL
                           COST TO                  GROSS AMOUNT AT WHICH
                          THE PTR-     COSTS    CARRIED AT DECEMBER 31, 1995
                          HOMESTEAD CAPITALIZED -----------------------------
                           VILLAGE    SUBSE-             BUILDINGS             ACCUMU-     CON-
                           GROUP:    QUENT TO               AND               LATED DE-  STRUCTION   YEAR
       PROPERTIES           LAND    ACQUISITION  LAND   IMPROVEMENTS  TOTALS  PRECIATION   YEAR    ACQUIRED
       ----------         --------- -----------  ----   ------------ -------- ---------- --------- --------
Albuquerque, New Mexico:
 Osuna..................   $   832    $ 3,039   $   840   $ 3,031    $  3,871      (a)      (a)      1995
Austin, Texas:
 Burnet Road............       525      3,543       723     3,345       4,068       66     1995      1994
 Mid Town...............       600      3,135       645     3,090       3,735      (a)      (a)      1995
 Pavilion (c)...........       693        120       693       120         813      (a)      (a)      1995
Dallas, Texas:
 Skillman...............       400      2,683       400     2,683       3,083      278     1993      1992
 Stemmons Freeway.......       356      4,136       424     4,068       4,492      296      (b)       (b)
 Tollway................       275      2,443       353     2,365       2,718      340     1993      1993
 North Richland Hills...       470      3,020       544     2,946       3,490      300     1994      1993
 Coit Road..............       425      2,961       496     2,890       3,386      300     1994      1993
 West Arlington.........       585      3,400       652     3,333       3,985      118     1995      1993
 South Arlington........       550      3,274       642     3,182       3,824      120     1995      1994
 Fort Worth.............       350      2,296       372     2,274       2,646      (a)      (a)      1994
 Las Colinas............       800      3,562       805     3,557       4,362      (a)      (a)      1994
Denver, Colorado:
 Denver Tech Center.....       876      2,622       921     2,577       3,498      (a)      (a)      1994
 Iliff..................       615      2,910       624     2,901       3,525      (a)      (a)      1994
Houston, Texas:
 West by Northwest......       519      2,913       568     2,864       3,432      283     1994      1993
 Fuqua..................       416      2,929       491     2,854       3,345      250     1994      1993
 Westheimer.............       796      3,205       897     3,104       4,001      208     1994      1993
 Park Ten...............       791      3,102       860     3,033       3,893      172     1994      1993
 Stafford...............       575      3,092       665     3,002       3,667      168     1994      1993
 Bammel-Westfield.......       516      2,959       595     2,880       3,475      162     1994      1993
 Medical Center.........     1,530      3,765     1,669     3,626       5,295       18     1995      1994
 Willowbrook............       575      3,350       669     3,256       3,925       51     1995      1994
Phoenix, Arizona
 Baseline (c)...........       808      1,692       830     1,670       2,500      (a)      (a)      1995
 Dunlap (c).............       915      1,153       933     1,135       2,068      (a)      (a)      1995
 Scottsdale.............       883      3,376       975     3,284       4,259       37     1995      1994
San Antonio:
 Fredricksburg..........       800      3,239       892     3,147       4,039      170     1994      1993
 I-10/De Zavala.........       844      3,587       983     3,448       4,431       55     1995      1994
 281/Bitters............     1,000      3,729     1,198     3,531       4,729       65     1995      1994
San Francisco (Bay Area),
 California:
 San Mateo..............     1,510        142     1,510       142       1,652      (a)      (a)      1995
 Sunnyvale..............     1,274         87     1,277        84       1,361      (a)      (a)      1995
Austin, Texas:
 Round Rock (d).........       808         83       828        63         891      --       --       1995
                           -------    -------   -------   -------    --------   ------
 Total..................   $22,912    $85,547   $24,974   $83,485    $108,459   $3,457
                           =======    =======   =======   =======    ========   ======

--------
(a) As of December 31, 1995, the property was undergoing development.
(b) Phase I (132 units) was developed in 1992 and Phase II (57 units) was developed in 1995.

(c) Represents properties owned by third party developers that are subject to presale agreements with PTR to acquire such properties. The investment as of December 31, 1995 represents development loans made by PTR to such developers.
(d) 53.1 acres of undeveloped land.

  The following is a reconciliation of the carrying amount and related accumulated depreciation of the PTR-Homestead Village Group's investment in property and equipment, at cost (in thousands):

                   PROPERTY AND EQUIPMENT
                   ----------------------
                                                        1993    1994     1995
                                                       ------- ------- --------
      Balance at January 1,........................... $ 7,007 $24,168 $ 60,213
        Development expenditures including land
         acquisition..................................  17,161  36,045   48,246
                                                       ------- ------- --------
      Balance at December 31,......................... $24,168 $60,213 $108,459
                                                       ======= ======= ========
                  ACCUMULATED DEPRECIATION
                  ------------------------
                                                        1993    1994     1995
                                                       ------- ------- --------
      Balance at January 1,........................... $    35 $   269 $  1,114
        Depreciation for the year.....................     234     845    2,343
                                                       ------- ------- --------
      Balance at December 31,......................... $   269 $ 1,114 $  3,457
                                                       ======= ======= ========

  As of December 31, 1995 the aggregate cost and net investment cost for federal income tax purposes of PTR-Homestead Village Group's investment in property and equipment amounted to $107,623 and $104,972, respectively.

                         INDEPENDENT AUDITORS' REPORT

To the Owners of
The Atlantic-Homestead Village Group:

  We have audited the accompanying combined balance sheet of the Atlantic-Homestead Village Group (as described in Note 1) as of December 31, 1995 and the related combined statements of operations, owners' equity and cash flows for the period from April 3, 1995 (date of formation) through December 31, 1995. In connection with our audit, we also have audited the accompanying
Schedule III, Real Estate and Accumulated Depreciation. These combined financial statements and combined financial statement schedule are the responsibility of the Atlantic-Homestead Village Group's management. Our responsibility is to express an opinion on these combined financial statements and combined financial statement schedule based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Atlantic-Homestead Village Group as of December 31, 1995, and the results of their operations and their cash flows for the period from April 3, 1995 (date of formation) through December 31, 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related combined financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 1, 1996

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                        DECEMBER 31,  JUNE 30,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
                        ASSETS
                        ------
Current assets:
  Cash and cash equivalents............................    $  184      $   156
                                                           ------      -------
    Total current assets...............................       184          156
Properties under development...........................     2,627       18,584
Other assets...........................................     1,506        2,156
                                                           ------      -------
    Total assets.......................................    $4,317      $20,896
                                                           ======      =======
            LIABILITIES AND OWNERS' EQUITY
            ------------------------------
Current liabilities:
  Accounts payable.....................................    $   93      $   281
  Development costs payable............................        15        1,165
  Accrued real estate taxes............................         3            5
  Accrued expenses.....................................        44          416
                                                           ------      -------
    Total current liabilities..........................       155        1,867
Intercompany debt......................................     2,627       17,420
                                                           ------      -------
    Total liabilities..................................     2,782       19,287
                                                           ------      -------
Commitments and Contingencies
Owners' Equity:
  Contributed capital..................................     1,594        1,697
  Retained earnings (deficit)..........................       (59)         (88)
                                                           ------      -------
    Total owners' equity...............................     1,535        1,609
                                                           ------      -------
Total liabilities and owners' equity...................    $4,317      $20,896
                                                           ======      =======


     The accompanying notes are an integral part of the combined financial statements.

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                   PERIOD FROM
                                                  APRIL 3, 1995
                                               (DATE OF FORMATION)  SIX MONTHS
                                                     THROUGH           ENDED
                                                DECEMBER 31, 1995  JUNE 30, 1996
                                               ------------------- -------------
                                                                    (UNAUDITED)
Revenue:
  Miscellaneous...............................        $  4             $  9
                                                      ----             ----
    Total revenue.............................           4                9
                                                      ----             ----
Costs and Expenses:
  Corporate operating expenses................          63               38
                                                      ----             ----
    Total costs and expenses..................          63               38
                                                      ----             ----
Net loss......................................        $(59)            $(29)
                                                      ====             ====



     The accompanying notes are an integral part of the combined financial statements.

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                     COMBINED STATEMENTS OF OWNERS' EQUITY

                                 (IN THOUSANDS)

                                                              RETAINED   TOTAL
                                                  CONTRIBUTED EARNINGS  OWNERS'
                                                    CAPITAL   (DEFICIT) EQUITY
                                                  ----------- --------- -------
Balance at April 3, 1995 (date of formation).....   $  --       $--     $  --
  Contributed capital............................    1,594       --      1,594
  Net loss.......................................      --        (59)      (59)
                                                    ------      ----    ------
Balance at December 31, 1995.....................   $1,594      $(59)   $1,535
  Contributed capital (unaudited)................      103       --        103
  Net loss (unaudited)...........................      --        (29)      (29)
                                                    ------      ----    ------
Balance at June 30, 1996 (unaudited).............   $1,697      $(88)   $1,609
                                                    ======      ====    ======




     The accompanying notes are an integral part of the combined financial statements.

                      THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                     PERIOD FROM
                                                    APRIL 3, 1995    SIX MONTHS
                                                 (DATE OF FORMATION)    ENDED
                                                       THROUGH        JUNE 30,
                                                  DECEMBER 31, 1995     1996
                                                 ------------------- -----------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................        $   (59)       $    (29)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Change in accounts payable and accrued
     expenses..................................            140             562
                                                       -------        --------
      Net cash provided by operating
       activities..............................             81             533
                                                       -------        --------
Cash flows from investing activities:
  Other assets.................................         (1,506)           (650)
  Investment in properties, net of development
   costs payable...............................         (2,612)        (14,807)
                                                       -------        --------
      Net cash used in investing activities....         (4,118)        (15,457)
                                                       -------        --------
Cash flows from financing activities:
  Proceeds from intercompany debt..............          2,627          14,793
  Capital contributions........................          1,594             103
                                                       -------        --------
      Net cash provided by financing
       activities..............................          4,221          14,896
                                                       -------        --------
Net increase (decrease) in cash and cash
 equivalents...................................            184             (28)
Beginning balance of cash and cash equivalents.            --              184
                                                       -------        --------
Ending balance of cash and cash equivalents....        $   184        $    156
                                                       =======        ========



     The accompanying notes are an integral part of the combined financial statements.

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (UNAUDITED AS TO INTERIM PERIOD)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS:

  The accompanying combined financial statements have been prepared by combining the accounts of Alabama Homestead Incorporated, Atlantic Homestead Village Incorporated and its consolidated limited partnership, Atlantic Homestead Village Limited Partnership, hereinafter collectively referred to as the Atlantic-Homestead Village Group. Through various wholly-owned subsidiaries, Atlantic Homestead Village Incorporated owns a 99% limited partner and a 1% general partner interest in Atlantic Homestead Village Limited Partnership. Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated are wholly-owned subsidiaries of Security Capital Atlantic Incorporated, a real estate investment trust ("ATLANTIC"). The entities comprising the Atlantic-Homestead Village Group were formed commencing April 3, 1995.

  The accompanying historical financial statements of the Atlantic-Homestead Village Group are being presented on a combined basis as Alabama Homestead Incorporated and Atlantic Homestead Village Incorporated are expected to be subject to a merger transaction with certain affiliated groups of entities in which Homestead Village Incorporated will own and operate the properties subsequent to the merger transaction (See the Prospectus for a description of the merger transaction). Management of ATLANTIC believes that the combined financial statements result in a more meaningful presentation than presenting the separate historical financial statements of each entity.

  The Atlantic-Homestead Village Group develops, owns and manages extended-stay lodging facilities located in the southeastern region of the United States designed to appeal to value-conscious guests. Rooms are generally rented on a weekly basis to guests such as business travelers, professionals and others, with most guests staying multiple weeks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash in bank accounts and cash invested in money market funds.

 Properties Under Development

  As of December 31, 1995 and June 30, 1996, the Atlantic-Homestead Village Group had three properties and 11 properties under development, respectively. Costs directly related to the acquisition, development or improvement of real estate are capitalized. Property under development is carried at cost, which is not in excess of estimated fair market value.

 Interest

  The Atlantic-Homestead Village Group capitalizes interest incurred during the land development or construction period for qualifying projects. Interest capitalized is included in the cost of properties in the accompanying combined financial statements. All interest incurred was capitalized and amounted to $35,528 for the period ended December 31, 1995 and $365,696 for the six months ended June 30, 1996. No interest was paid through June 30, 1996. All interest was added to the intercompany debt balance as incurred.

 Other Assets

  Other assets consist primarily of costs incurred in connection with the pursuit of land to be acquired for development including refundable earnest money deposits of $950,000 and $1,319,000 at December 31, 1995 and June 30, 1996, respectively. Costs incurred in connection with the pursuit of unsuccessful acquisitions or developments are expensed at the time the pursuit is abandoned.

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIOD)

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The companies comprising the Atlantic-Homestead Village Group are qualified subsidiaries of ATLANTIC, a corporation which has elected to be taxed as a real estate investment trust ("REIT").

  REITs are not required to pay federal income taxes if minimum distribution and income, asset and shareholder tests are met. ATLANTIC has met each of those tests for each of the periods for which combined financial statements are presented. Accordingly, no income tax provision or benefit has been reflected in the combined financial statements of the Atlantic-Homestead Village Group for the periods presented.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, development costs payable and accrued expenses approximates fair value as of December 31, 1995 and June 30, 1996 because of the short maturity of these instruments. Similarly, the carrying value of the intercompany debt approximates fair value as of those dates as the weighted average interest rates approximate market rates for similar debt instruments.

 Unaudited Interim Statements

  The combined financial statements as of June 30, 1996 and for the six months ended June 30, 1996 are unaudited. In the opinion of management all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such combined financial statements have been included. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the Atlantic-Homestead Village Group future results of operations for the full year ending December 31, 1996.

3. INTERCOMPANY DEBT AND CONTRIBUTED CAPITAL:

  The combined financial statements of the Atlantic-Homestead Village Group reflect intercompany debt assumed to have been borrowed from ATLANTIC to fund the acquisition and development of the Homestead Village properties. Borrowings were assumed to bear interest at the weighted average interest rate of ATLANTIC's debt, which was approximately 8.00% and 7.5% at December 31, 1995 and June 30, 1996, respectively. Interest costs were capitalized in accordance with the Atlantic-Homestead Village Group's accounting policy for capitalization of interest cost discussed above. All net operating costs and expenses incurred were assumed to have been financed through capital contributed by ATLANTIC.

4. CONVERTIBLE MORTGAGE NOTES PAYABLE:

  On January 24, 1996, the Atlantic-Homestead Village Group (the "Borrower") executed convertible mortgage notes payable in favor of ATLANTIC. These notes are secured by the currently owned Homestead Village properties and will further be secured by land to be acquired and developed. The terms of the notes provide for interest only payments of 9% per annum with payments beginning six months from the issue date of each note. The notes are due and payable on or before October 31, 2006. There were no borrowings under these notes during the period ended June 30, 1996.

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIOD)
  The mortgage notes are convertible, at the option of ATLANTIC, into common shares of the Borrower at any time beginning April 1, 1997. The conversion price is equal to 115% of the value of the common shares at the date of the note, as determined by the Board of Directors of the Borrower.

5. REIT MANAGEMENT AND PROPERTY MANAGEMENT AGREEMENTS

  ATLANTIC has a REIT management agreement with Security Capital (Atlantic) Incorporated (the "REIT Manager"), a subsidiary of Security Capital Group Incorporated ("SCG"), which is a majority shareholder of ATLANTIC. The REIT Manager provides both strategic and day-to-day management of ATLANTIC, including research, investment analysis, acquisition and development, asset management, capital markets, and legal and accounting services. All officers of ATLANTIC are employees of the REIT Manager and ATLANTIC has no employees.

  The REIT management agreement requires ATLANTIC to pay an annual fee of 16% of cash flow, as defined in the agreement. The Atlantic-Homestead Village Group's allocable share of the REIT management fee is based on 16% of its properties defined cash flow. No fees were payable for the periods ended December 31, 1995 or June 30, 1996 as no properties were operating during such periods.

6. COMMITMENTS AND CONTINGENCIES:

  At June 30, 1996, the Atlantic-Homestead Village Group had unfunded development commitments for developments under construction of approximately $16.4 million.

  The Atlantic-Homestead Village Group is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate. As part of its due diligence procedures, the Atlantic-Homestead Village Group has conducted Phase I environmental assessments on each property prior to acquisition. The cost of complying with environmental regulations was not material to the Atlantic-Homestead Village Group's results of operations for the periods presented. The Atlantic-Homestead Village Group is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on its financial condition or results of operations.

                                                                   SCHEDULE III

                     THE ATLANTIC-HOMESTEAD VILLAGE GROUP

             REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)

                               DECEMBER 31, 1995
                                (IN THOUSANDS)

                                                  GROSS AMOUNT AT WHICH
                           INITIAL               CARRIED AT DECEMBER 31,
                           COST TO                         1995
                          ATLANTIC-    COSTS
                          HOMESTEAD CAPITALIZED --------------------------
                           VILLAGE    SUBSE-                   BUILDINGS    ACCUMU-     CON-
                           GROUP:    QUENT TO                     AND      LATED DE-  STRUCTION   YEAR
       PROPERTIES           LAND    ACQUISITION  LAND  TOTALS IMPROVEMENTS PRECIATION   YEAR    ACQUIRED
       ----------         --------- ----------- ------ ------ ------------ ---------- --------- --------
Atlanta, Georgia:
 Peachtree Corners......      889       310        889   310      1,199        --         (a)     1995
Raleigh, North Carolina:
 Research Triangle Park.      805        38        805    38        843        --         (b)     1995
Tampa/St. Petersburg,
 Florida:
 North Airport..........      511        74        511    74        585        --         (b)     1995
                           ------      ----     ------  ----     ------       ----
 Total..................   $2,205      $422     $2,205  $422     $2,627       $  0
                           ======      ====     ======  ====     ======       ====

(a) As of December 31, 1995, the property was undergoing development.
(b) As of December 31, 1995, the property was undergoing planning.

  As of December 31, 1995 the aggregate cost and net investment cost for federal income tax purposes of Atlantic-Homestead Village Group's investment in property under development approximates its book value.

                         INDEPENDENT AUDITORS' REPORT

To the Shareholder of
The SCG-Homestead Village Group:

  We have audited the accompanying combined balance sheets of the SCG-Homestead Village Group (as described in Note 1) as of December 31, 1994 and 1995 and the related combined statements of operations, shareholder's equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of the SCG-Homestead Village Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the SCG-Homestead Village Group as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
May 1, 1996

                        THE SCG-HOMESTEAD VILLAGE GROUP

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                   DECEMBER 31,      JUNE 30,
                                                  ----------------  -----------
                                                   1994     1995       1996
                                                  -------  -------  -----------
                                                                    (UNAUDITED)
                     ASSETS
                     ------
Current assets:
  Cash........................................... $   --   $   --    $     12
  REIT and property management fees receivable...      55      470        526
  Other current assets...........................     --        67         13
                                                  -------  -------   --------
    Total current assets.........................      55      537        551
  Furniture and equipment, net...................      47      228        531
  Other assets...................................     --        14        323
                                                  -------  -------   --------
    Total assets................................. $   102  $   779   $  1,405
                                                  =======  =======   ========
 LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
 ----------------------------------------------
Current liabilities:
  Accounts payable............................... $    13  $    92   $     39
  Accrued expenses...............................     238      807        868
  Intercompany debt..............................     --     1,147      2,756
                                                  -------  -------   --------
    Total current liabilities....................     251    2,046      3,663
                                                  -------  -------   --------
Commitments and contingencies
Shareholder's equity (deficit):
  Contributed capital............................   2,371    6,408      9,917
  Retained earnings (deficit)....................  (2,520)  (7,675)   (12,175)
                                                  -------  -------   --------
    Total shareholder's equity (deficit).........    (149)  (1,267)    (2,258)
                                                  -------  -------   --------
Total liabilities and shareholder's equity
 (deficit)....................................... $   102  $   779   $  1,405
                                                  =======  =======   ========



     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                          YEARS ENDED           SIX MONTHS
                                         DECEMBER 31,         ENDED JUNE 30,
                                     -----------------------  ----------------
                                     1993    1994     1995     1995     1996
                                     -----  -------  -------  -------  -------
                                                                (UNAUDITED)
Revenue:
  REIT and property management fees. $ 254  $   792  $ 2,007  $   952  $ 1,871
  Other revenue.....................   --       --        14        5      --
                                     -----  -------  -------  -------  -------
    Total revenue...................   254      792    2,021      957    1,871
                                     -----  -------  -------  -------  -------
Costs and Expenses:
  Payroll and related expenses......   707    1,713    4,276    1,568    4,064
  Office expenses...................    22       67      273       82      308
  Travel and entertainment..........    14       60      232       69      156
  Recruiting and relocation.........    53       85      822      262      304
  Other expenses....................    57      187      601      130      654
  Allocation of SCG overhead........    69      342      972      253      885
                                     -----  -------  -------  -------  -------
    Total costs and expenses........   922    2,454    7,176    2,364    6,371
                                     -----  -------  -------  -------  -------
Net loss............................ $(668) $(1,662) $(5,155) $(1,407) $(4,500)
                                     =====  =======  =======  =======  =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

             COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                                                        TOTAL
                                                         RETAINED   SHAREHOLDER'S
                                             CONTRIBUTED EARNINGS      EQUITY
                                               CAPITAL   (DEFICIT)    (DEFICIT)
                                             ----------- ---------  -------------
Balance at December 31, 1992................   $  206    $   (190)     $    16
  Contributed capital.......................      565         --           565
  Net loss..................................      --         (668)        (668)
                                               ------    --------      -------
Balance at December 31, 1993................      771        (858)         (87)
  Contributed capital.......................    1,600         --         1,600
  Net loss..................................      --       (1,662)      (1,662)
                                               ------    --------      -------
Balance at December 31, 1994................    2,371      (2,520)        (149)
  Contributed capital.......................    4,037         --         4,037
  Net loss..................................      --       (5,155)      (5,155)
                                               ------    --------      -------
Balance at December 31, 1995................    6,408      (7,675)      (1,267)
  Contributed capital (unaudited)...........    3,509         --         3,509
  Net loss (unaudited)......................      --       (4,500)      (4,500)
                                               ------    --------      -------
Balance at June 30, 1996 (unaudited)........   $9,917    $(12,175)     $(2,258)
                                               ======    ========      =======




     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                     YEARS ENDED DECEMBER       SIX MONTHS
                                              31,             ENDED JUNE 30,
                                     -----------------------  ----------------
                                     1993    1994     1995     1995     1996
                                     -----  -------  -------  -------  -------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
  Net loss.......................... $(668) $(1,662) $(5,155) $(1,407) $(4,500)
  Adjustments to reconcile net loss
   to net cash used by operating
   activities:
    Depreciation and amortization...   --         8       39        6       16
  Change in:
    REIT and property management
     fees receivable................     6      (45)    (416)     (54)     (56)
    Accounts payable and accrued
     expenses.......................    97      154      648      217        8
    Other current assets............   --       --       (67)     (18)      54
                                     -----  -------  -------  -------  -------
      Net cash used by operating
       activities...................  (565)  (1,545)  (4,951)  (1,256)  (4,478)
                                     -----  -------  -------  -------  -------
Cash flows from investing
 activities:
  Other assets......................   --       --       (14)      (2)    (309)
  Investment in furniture and
   equipment........................   --       (55)    (220)     (56)    (319)
                                     -----  -------  -------  -------  -------
      Net cash used in investing
       activities...................   --       (55)    (234)     (58)    (628)
                                     -----  -------  -------  -------  -------
Cash flows from financing
 activities:
  Intercompany debt.................   --       --     1,148      122    1,609
  Capital contributions.............   565    1,600    4,037    1,192    3,509
                                     -----  -------  -------  -------  -------
      Net cash provided by financing
       activities...................   565    1,600    5,185    1,314    5,118
                                     -----  -------  -------  -------  -------
Net increase in cash................   --       --       --       --        12
Cash at beginning of period.........   --       --       --       --       --
                                     -----  -------  -------  -------  -------
Cash at end of period............... $ --   $   --   $   --   $   --   $    12
                                     =====  =======  =======  =======  =======



     The accompanying notes are an integral part of the combined financial statements.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (UNAUDITED AS TO INTERIM PERIODS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS:

  The accompanying combined financial statements have been prepared by combining the accounts of Homestead Village Managers Incorporated and Homestead Realty Services Incorporated, each incorporated in June 1995 and SCG-Homestead Village Incorporated, incorporated in February, 1996. These entities are wholly-owned subsidiaries of Security Capital Group Incorporated ("SCG") and are hereinafter collectively referred to as the SCG-Homestead Village Group. Prior to incorporation, the activities of these entities were performed within other subsidiaries of SCG. Such activities have been carved out of those subsidiaries for purposes of inclusion in the accompanying combined financial statements.

  The accompanying historical financial statements of the SCG-Homestead Village Group are presented on a combined basis as these entities are expected to be subject to a merger transaction with certain affiliated groups of entities in which Homestead Village Incorporated will operate and manage properties subsequent to the merger transaction. (See the Prospectus for a description of the merger transaction.) Management of SCG believes that the combined financial statements result in a more meaningful presentation than presenting the separate historical financial statements of each subsidiary.

  The SCG-Homestead Village Group provides fee-based strategic and day-to-day advisory services to affiliated real estate investment trusts (REITs) which develop, own and operate extended-stay lodging facilities ("Homestead Village Properties") designed to appeal to value-conscious guests. The services provided include research, investment analysis, acquisition and development, asset management, capital markets, property management and legal and accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Cash Equivalents

Cash and cash equivalents consist of cash in bank accounts and cash invested in money market funds.

 Furniture and Equipment

  Furniture and equipment is carried at cost, which is not in excess of estimated fair market value. Depreciation is computed utilizing a straight-line method over the estimated economic lives of depreciable property, generally five to seven years.

  The following summarizes furniture and equipment as of December 31, 1994, 1995 and June 30, 1996 (in thousands):

                                                     DECEMBER 31,     JUNE 30,
                                                     --------------  -----------
                                                      1994    1995      1996
                                                     ------  ------  -----------
                                                                     (UNAUDITED)
Furniture and equipment............................. $  54   $  274     $593
  Less: accumulated depreciation....................    (7)     (46)     (62)
                                                     -----   ------     ----
Furniture and equipment, net........................ $  47   $  228     $531
                                                     =====   ======     ====

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIODS)
 Income Taxes

  None of the entities within the SCG-Homestead Village Group have generated taxable income since incorporation. The total net operating loss carryforward of these entities is approximately $378,000 and $1,359,000 as of December 31, 1995 and June 30, 1996, respectively, and expire in varying amounts through 2016. The deferred tax asset resulting from these net operating loss carryforwards has been fully reserved due to its uncertain realizability.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair value as of December 31, 1994, 1995 and June 30, 1996 because of the short maturity of these instruments. Similarly, the carrying value of the intercompany debt approximates fair value as of those dates as the interest rates approximate market rates for similar debt instruments.

 Unaudited Interim Statements

  The combined financial statements as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such combined financial statements have been included. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the SCG-Homestead Village Group's future results of operations for the full year ending December 31, 1996.

3. INTERCOMPANY DEBT AND CONTRIBUTED CAPITAL:

  The operating expenses incurred by the SCG-Homestead Village Group were assumed to have been financed through capital contributed by SCG through 1994. Commencing in 1995, such costs were financed in part through unsecured borrowings from SCG which are due on demand. The advances include interest at prime plus 1/4%, (8.75% and 8.5% at December 31, 1995 and June 30, 1996,
respectively). No interest was paid, all interest was added to the intercompany debt balance as incurred. Interest expense was $69,843 and $106,984 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and is included in the "Other expense" caption in the combined statements of operations.

4. REIT MANAGEMENT AND PROPERTY MANAGEMENT FEES

  SCG, the parent of the entities comprising the SCG-Homestead Village Group has entered into agreements with affiliated real estate investment trusts, Security Capital Pacific Trust ("PTR") and Security Capital Atlantic, Incorporated ("ATLANTIC") to provide REIT management services. The services with respect to the Homestead Village Properties are provided by the employees of the SCG-Homestead Village Group and, therefore, the fees earned from providing such services have been included in the accompanying combined financial statements.

  The REIT management fees are generally based on 16% of cash flow, as defined in the agreements. The fees earned by the SCG-Homestead Village Group which were based on the cash flow (as defined) of the Homestead Village Properties operated by PTR (no ATLANTIC properties were operational as of June 30, 1996) were as follows:

                          SIX MONTHS ENDED
                          ----------------
                          June 30, 1995....... $526,697
                          June 30, 1996....... $822,117

      YEAR ENDED
      DECEMBER 31,
      ------------
      1993................ $109,032
      1994................ $332,252
      1995................ $989,471

                        THE SCG-HOMESTEAD VILLAGE GROUP

                       (UNAUDITED AS TO INTERIM PERIODS)
  Additionally, in 1995 Homestead Realty Services Incorporated ("Homestead Realty") entered into property management agreements with PTR's Homestead Village subsidiaries to manage their operating properties. Prior to 1995 such agreements were with SCG Realty Services Incorporated ("SCG Realty"), a subsidiary of SCG and a predecessor of Homestead Realty. Fees for such services are computed as a percentage (5.0%-7.0%) of gross revenues, as defined. Property management fees earned for each period were as follows:

                          SIX MONTHS ENDED
                          ----------------
                          June 30, 1995..... $  425,666
                          June 30, 1996..... $1,048,244

      YEAR ENDED
      DECEMBER 31,
      ------------
      1993.............. $  144,942
      1994.............. $  459,513
      1995.............. $1,018,223

5. TRANSACTIONS WITH SCG

  SCG serves as cash manager for the entities in the SCG-Homestead Village Group. In this capacity SCG collects all cash attributable to the SCG-Homestead Village Group business activities and makes all cash disbursements on behalf of the SCG-Homestead Village Group. Additionally, the SCG-Homestead Village Group is allocated overhead expenses and certain other costs from SCG related to occupancy and other services provided to the SCG-Homestead Village Group by SCG. In the opinion of management, the allocation of costs and expenses have been made on a basis which is believed to be reasonable however, the allocation is not necessarily indicative of the costs and expenses the SCG-Homestead Village Group may have incurred on its own account.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Homestead Village Incorporated

  We have audited the accompanying balance sheet of Homestead Village Incorporated as of June 30, 1996. This balance sheet is the responsibility of the company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Homestead Village Incorporated as of June 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas

August 22, 1996

                         HOMESTEAD VILLAGE INCORPORATED

                                 BALANCE SHEET

                               JUNE 30, 1996

ASSETS
Cash.................................................................... $1,000
                                                                         ======
LIABILITIES AND SHAREHOLDER'S EQUITY
Commitments and contingencies
Shareholder's Equity:
  Common Stock, $.01 par value, 250,000,000 shares authorized, 1,000
   shares issued and outstanding........................................ $   10
  Additional paid in capital............................................    990
                                                                         ------
    Total shareholder's equity..........................................  1,000
                                                                         ------
Total liabilities and shareholder's equity.............................. $1,000
                                                                         ======





                            See accompanying notes.

                        HOMESTEAD VILLAGE INCORPORATED

                            NOTES TO BALANCE SHEET

                              JUNE 30, 1996

1. ORGANIZATION AND BASIS OF FINANCIAL PRESENTATION

  Homestead Village Incorporated (formerly Homestead Village Properties Incorporated), a Maryland corporation ("Homestead"), was formed on January 26, 1996 to develop, own and manage extended-stay lodging facilities under the Homestead Village tradename. Homestead's extended-stay lodging rooms are designed to appeal to value-conscious guests such as business travelers, professionals and others on a weekly basis, with most guests staying multiple weeks. The issuance of the initial shares was funded on April 18, 1996. There have been no operations since the date of funding through June 30, 1996.

  Homestead was formed to acquire, through a series of merger transactions, all of the extended-stay lodging assets operating or to be operated under the Homestead Village tradename. The net assets related to the Homestead Village properties are to be acquired through the merger of various wholly-owned subsidiaries of Security Capital Group Incorporated ("SCG"), Security Capital Pacific Trust ("PTR") and Security Capital Atlantic Incorporated ("ATLANTIC"), all affiliates of Homestead, in exchange for common stock of Homestead. PTR had 28 operating Homestead Village properties, six properties under construction and 20 in pre-development planning (as defined) as of August 1, 1996. ATLANTIC had one Homestead Village property in operation, six under construction and 19 in pre-development planning as of August 1, 1996. SCG will provide the trademark and development and property management expertise as well as operating systems necessary to develop, own and operate the properties.

  Homestead was initially capitalized through the issuance of 1,000 shares of $.01 par value common stock for $1,000 to SCG. As of June 30, 1996, Homestead has 250,000,000 shares of common stock, $.01 par value authorized.

 Income Taxes

  Homestead was formed as a Subchapter C corporation and, as such, will be subject to federal and any applicable state income taxes.

2. TRANSACTIONS WITH AFFILIATES

  Homestead has entered into various agreements with affiliated companies in order to complete the transaction discussed above and to conduct the business of developing, owning and operating Homestead Village properties.

 Merger and Distribution Agreement

  On May 21, 1996, Homestead entered into a Merger and Distribution Agreement with PTR, ATLANTIC and SCG (collectively, the "Affiliated Companies") which provides for certain subsidiaries of the Affiliated Companies to be merged with and into Homestead in exchange for common stock. The subsidiaries of the Affiliated Companies develop, own and manage the Homestead Village properties.

  Pursuant to the agreement, PTR will merge with and into Homestead the net assets related to Homestead Village properties in exchange for 9,485,727 shares of Homestead common stock. ATLANTIC will contribute net assets in exchange for 4,201,220 shares of Homestead common stock. Homestead will issue 4,062,788 shares of Homestead common stock in exchange for certain net assets of SCG which consist primarily of the Homestead Village trademark, and development and management expertise, as well as operating systems utilized in the ongoing development and operations of the extended-stay lodging facilities. Homestead will not assume any obligations related to the employees of the SCG subsidiaries including unpaid salaries, wages, benefits and any expense reimbursements.

                        HOMESTEAD VILLAGE INCORPORATED

  PTR and ATLANTIC will receive all of their shares of Homestead Common Stock at the date of the transaction. SCG is to receive 1,819,750 shares of Homestead Common Stock based on the ratio of actual funding provided by PTR and ATLANTIC to the total expected funding to be provided at the date of the transaction. The remaining 2,243,038 shares of Homestead Common Stock will be issued to and held in escrow by an appointed escrow agent. The escrowed shares will be transferred to SCG pro rata based on the completion of PTR's and ATLANTIC's remaining funding commitments. In the event not all of the funding commitments are provided to Homestead by PTR or Atlantic, the remaining shares of Homestead Common Stock not transferred to SCG will be returned to Homestead along with any dividends paid. The Escrow Agent will vote all shares of Homestead Common Stock held in the escrow account proportionately in accordance with the vote of all other Homestead shareholders as instructed by Homestead. In the event that instructions are not received, the Escrow Agent will not vote such shares.

  In conjunction with the Merger and Distribution Agreement, described above, Homestead, SCG, PTR and ATLANTIC entered into a Warrant Purchase Agreement dated May 21, 1996 whereby SCG, PTR and ATLANTIC are to receive warrants based on the relative fair value of the assets each is to contribute in the transaction. A total of 10,000,000 warrants are to be issued. The Homestead Warrants may be used to purchase Homestead Common Stock for $10 per share, may be exercised at any time and will expire twelve months from the record date for the distribution of the Homestead Common Stock and Homestead Warrants to the shareholders of PTR and ATLANTIC. As consideration for the Homestead Warrants issued, PTR and Atlantic have agreed to provide additional funding to Homestead for the development of properties and SCG will provide financing for the purchase of properties to be used as extended-stay facilities for the period from the date of the Merger and Distribution Agreement through the date of the transaction.

  All shares of Homestead Common Stock and Homestead Warrants issued to PTR and ATLANTIC in connection with the transaction will be issued directly to a distribution agent for the benefit of the holders of PTR and ATLANTIC common stock on the record date of the distribution. The remaining shares of Homestead Common Stock and Homestead Warrants will be issued directly to SCG and the escrow agent.

  The costs associated with the transaction are to be paid by each party incurring the expense, except for those costs related to filing, printing and distributing proxy and prospectus materials will be paid 63.64%, 28.18%, and 8.18% by PTR, ATLANTIC and SCG, respectively.

  In conjunction with the agreement, Homestead will assume contractual obligations including development contracts. At June 30, 1996, the PTR subsidiary had approximately $24.3 million and at June 30, 1996 the ATLANTIC subsidiary had approximately $16.4 million of unfunded development commitments for developments under construction.

3. COMMITMENTS AND CONTINGENCIES

 Finder's Agreements

  In conjunction with the Merger and Distribution Agreement, PTR will assign its rights and obligations pursuant to a series of agreements with an unaffiliated person ("Finder") who developed the Homestead Village concept, and has performed certain services. The agreements which expire February 5, 2043, provide for the payment of fees to Finder as follows: (i) $535,000 annually with respect to the four properties for which Finder assisted in the location, development and initial operations; (ii) an annual amount of $7,500 per property (subject to certain conditions as defined in the agreements) for assistance in site location with respect to the first 35 properties constructed (other than the four properties referred to in (i) above; (iii) 20% of the net proceeds as defined per the agreements, upon the sale of the four properties noted in (i) above to an unaffiliated third party; and (iv) 10% of the net proceeds as defined per the agreement, upon the sale of the additional 35 properties to an unaffiliated third party. No such sales have occurred to date. Effective December 1994, the agreement to assist in the site location of any additional properties beyond the 35 properties was terminated. Additionally, Finder has agreed not to compete, directly or indirectly, with the Homestead Village properties in certain states in which PTR and ATLANTIC do business through December 31, 1996.

                        HOMESTEAD VILLAGE INCORPORATED

 Rights Agreement

  On May 16, 1996 the Homestead Board of Directors declared and paid a dividend of one purchase right as defined per the Rights Agreement for each share of Homestead Common Stock outstanding to the holders of Homestead common stock of record on this date. The shares of Homestead common stock issued after May 16, 1996 and before the expiration of the purchase rights (May 16, 2006), will also be entitled to one purchase right for each share issued. Each purchase right entitles the holder to purchase one-hundredth of a participating preferred share of Homestead at $50, subject to adjustment as defined in the agreement. The Board of Directors of Homestead through its Articles of Incorporation is authorized to issue one or more series and to determine the number of preferred shares of each series and the rights of each series. The purchase rights will be exercisable only after a person or group of affiliated persons acquires 20% or more of the outstanding shares of common stock or offers to acquire 25% or more.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Seventh of the Registrant's charter provides as follows with respect to indemnification of its directors and officers:

  "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  Article Eleventh of the Registrant's charter provides as follows with respect to limitation of liability of its directors and officers:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article ELEVENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Article XII of the Registrant's Bylaws provides as follows with respect to indemnification of its directors and officers:

  "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall indemnify and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  In addition, the Registrant has entered into indemnity agreements with each of its officers and Directors which provide for reimbursement of all expenses and liabilities of such officer or Director, arising out of any lawsuit or claim against such officer or Director due to the fact that he was or is serving as an officer or Director, except for such liabilities and expenses
(a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

  (a) Refer to Index to Exhibits.

  (b) Refer to Index to Financial Statements included as part of the Prospectus.

  (c) Refer to Annex II to the Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The registrant undertakes that every prospectus: (1) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA FE, STATE OF NEW MEXICO ON THE 9TH DAY OF OCTOBER, 1996.

                                          Homestead Village Incorporated

                                                 /s/ Jeffrey A. Klopf
                                          By: _________________________________
                                             Jeffrey A. Klopf
                                             Senior Vice President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


/s/ David C. Dressler, Jr.*          Chairman (Principal
____________________________________   Executive Officer) and
David C. Dressler, Jr.                 Director

/s/ Robert E. Clark*                 Vice President (Principal
____________________________________   Financial and Accounting
Robert E. Clark                        Officer)

/s/ C. Ronald Blankenship*           Director
____________________________________
C. Ronald Blankenship

/s/ John P. Frazee, Jr.*             Director
____________________________________
John P. Frazee, Jr.


  /s/ Jeffrey A. Klopf
*By: __________________________                                    October 9,
  Jeffrey A. Klopf                                                 1996
  Attorney-in-fact

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                         DOCUMENT DESCRIPTION
 -------                       --------------------
 * 2     Merger and Distribution Agreement, dated as of May 21, 1996, by and among Security Capital Pacific Trust, Security Capital
         Atlantic Incorporated, Security Capital Group Incorporated and
         Homestead Village Properties Incorporated
 * 2.1   Form of Articles of Merger
 * 3.1   Restated Homestead Charter
 * 3.2   Amended and Restated Bylaws
 * 4.1   Form of Warrant Agreement by and between Homestead Village
         Properties Incorporated and The First National Bank of Boston,
         as warrant agent, including form of warrant certificate
 * 4.2   Rights Agreement, dated as of May 16, 1996, between Homestead
         Village Properties Incorporated and The First National Bank of
         Boston, as rights agent
   4.3   Amended and Restated Promissory Note by PTR Homestead Village
         Incorporated in favor of Security Capital Pacific Trust
   4.4   Amended and Restated Promissory Note by PTR Homestead Village
         Limited Partnership in favor of Security Capital Pacific Trust
   4.5   Additional Corporate Promissory Note by Atlantic Homestead
         Village Incorporated in favor of Security Capital Atlantic
         Incorporated
   4.6   Consolidated Amended and Restated Promissory Note by Atlantic
         Homestead Village Incorporated in favor of Security Capital
         Atlantic Incorporated
   4.7   Amended and Restated Promissory Note by Atlantic Homestead
         Village Limited Partnership in favor of Security Capital
         Atlantic Incorporated
 * 4.8   Form of common stock certificate
 * 5.1   Opinion of Mayer, Brown & Platt
 * 8     Opinion of Mayer, Brown & Platt
 *10.1   Form of Protection of Business Agreement by and among Security
         Capital Atlantic Incorporated, Security Capital Pacific Trust,
         Security Capital Group Incorporated and Homestead Village
         Incorporated
 *10.2   Form of Investor Agreement by and between Homestead Village
         Incorporated and Security Capital Group Incorporated
 *10.3   Form of Funding Commitment Agreement between Homestead Village
         Incorporated and Security Capital Pacific Trust
 *10.4   Form of Funding Commitment Agreement between Homestead Village
         Incorporated and Security Capital Atlantic Incorporated
 *10.5   Form of Guaranty of Completion and Payment from Homestead
         Village Incorporated to Security Capital Pacific Trust
 *10.6   Warrant Purchase Agreement, dated as of May 21, 1996, among
         Homestead Village Properties Incorporated, Security Capital
         Atlantic Incorporated, Security Capital Pacific Trust and
         Security Capital Group Incorporated
 *10.7   Form of Investor and Registration Rights Agreement between
         Homestead Village Incorporated and Security Capital Atlantic
         Incorporated

 EXHIBIT
   NO.                         DOCUMENT DESCRIPTION
 -------                       --------------------
 *10.8   Form of Investor and Registration Rights Agreement between
         Homestead Village Incorporated and Security Capital Pacific
         Trust
 *10.9   Form of Escrow Agreement among Homestead Village Incorporated,
         Security Capital Group Incorporated, and State Street Bank and
         Trust Company, as escrow agent
 *10.10  Form of Guaranty of Completion and Payment from Homestead
         Village Incorporated to Security Capital Atlantic Incorporated
 *15     Letter regarding unaudited interim financial information.
 *23.1   Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8)
  23.2   Consent of KPMG Peat Marwick LLP
  23.3   Consent of Ernst & Young, LLP, Dallas, Texas
 *23.5   Consent of Goldman, Sachs & Co.
 *23.6   Consent of J.P. Morgan Securities Inc.
  23.7   Consent of Michael D. Cryan to be named as a director
 *24     Power of Attorney
 *27     Financial Data Schedule
 *99.1   Security Capital Pacific Trust Form of Proxy

--------
   *Previously filed.